EXHIBIT 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

DRESSER, INC.

AS SELLER

AND

ASHCROFT HOLDINGS, INC.

AS BUYER

Dated

September 2, 2005

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		43
4.1	Organization; Good Standing	43
4.2	Enforceability; No Conflict	43
4.3	Buyer Consents and Approvals	44
4.4	Proceedings	44
4.5	Sufficient Funds	44
4.6	Purchase for Own Account; Accredited Investor	44
4.7	Brokers or Finders	45

ARTICLE 5 COVENANTS		45
5.1	Access and Investigation	45
5.2	Operation of the Business	46
5.3	Required Approvals	48
5.4	Transition Services; Related Party Agreements	48
5.5	Certain Dividends; Reduction of Indebtedness	49
5.6	Intellectual Property	49
5.7	Further Assurances	49
5.8	Bulk Transfer Laws	49
5.9	Reorganization	49
5.10	Darvico Reorganization	50
5.11	Accounts Receivable; Collections and Payments	51
5.12	Connecticut Transfer Act	52
5.13	Environmental Permits	53
5.14	Resource Conservation and Recovery Act	53
5.15	Tax Matters	54
5.16	Distributors and Sales Representatives	55
5.17	Non-Solicitation	55
5.18	Confidentiality	55
5.19	Exclusivity	56
5.20	Seller Cure Period	56

ARTICLE 6 CONDITIONS TO CLOSING		57
6.1	Conditions to the Obligations of Buyer and Seller	57
6.2	Conditions to the Obligations of Buyer	57
6.3	Conditions to the Obligations of Seller	58

ARTICLE 7 TERMINATION		59
7.1	Termination Events	59
7.2	Effect of Termination	60
7.3	Fees and Expenses	60

ARTICLE 8 INDEMNIFICATION; REMEDIES		60
8.1	Survival	60
8.2	Indemnification in Favor of Buyer	61
8.3	Indemnification in Favor of Seller	63

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8.4	Time Limitations	64
8.5	Limitations on Amount of Losses; Sole Recourse	64
8.6	Other Limitations and Acknowledgements	65
8.7	Procedure for Indemnification—Defense of Third-Party Claims	67
8.8	Procedure for Indemnification–Other Claims	69

ARTICLE 9 TAX MATTERS		69
9.1	Preparation and Filing of Tax Returns and Payment of Taxes	69
9.2	Apportionment of Straddle Period Taxes	70
9.3	Tax Refund	71
9.4	Characterization of Indemnification Payment	71
9.5	Transactional Taxes	71
9.6	Tax Sharing Agreements	71
9.7	Post-Closing Actions with Respect to the Standalone Subsidiaries	72
9.8	Tax Records and Assistance	72
9.9	Survival; Knowledge; Waiver	72

ARTICLE 10 EMPLOYMENT MATTERS		73
10.1	Transfer of Employment	73
10.2	Service Credit and Group Health Plan Expenses	74
10.3	Assumed Benefit Plans	76
10.4	Transfer of Benefit Plan Assets	76
10.5	Consolidated Omnibus Budget Reconciliation Act	77
10.6	Workers’ Compensation	77
10.7	No Third Party Beneficiaries	77
10.8	Negotiations with Employees	77
10.9	Union Pension Plans	78

ARTICLE 11 GENERAL PROVISIONS		79
11.1	Counterparts	79
11.2	Public Announcements	79
11.3	Confidentiality	79
11.4	Notices	79
11.5	Incorporation of Schedules and Exhibits	80
11.6	Entire Agreement and Modification	81
11.7	Disclosure Schedules	81
11.8	Drafting and Representation	81
11.9	Severability	81
11.10	Assignment; Successors; No Third-Party Rights	81
11.11	Enforcement of Agreement	82
11.12	Waiver	82
11.13	Fulfillment of Obligations	83
11.14	Waiver of Jury Trial	83
11.15	Governing Law	83
11.16	Jurisdiction; Arbitration; Service of Process	83

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SELLER’S DISCLOSURE SCHEDULE

BUYER’S DISCLOSURE SCHEDULE

EXHIBIT A Working Capital Calculation

EXHIBIT B Form of Bill of Sale

EXHIBIT C Forms of Intellectual Property Assignment Agreements

EXHIBIT D Form of Real Property Transfer Agreement

EXHIBIT E Form of Transition Services Agreement

EXHIBIT F Form of Cross-License

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on September 2, 2005 by and between Dresser, Inc., a Delaware corporation (“Seller”), and Ashcroft Holdings, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are referred to collectively herein as the “Parties.”

PRELIMINARY STATEMENTS

A. Seller, on its own and through its Instruments Subsidiaries and the Joint Ventures, owns and operates the Business.

B. Buyer desires to purchase substantially all of the assets used or held for use in the Business and to assume certain Liabilities of the Business, in each case on the terms and subject to the conditions set forth in this Agreement.

C. The assets to be sold include (i) Business-related assets owned by Seller and the Asset Selling Subsidiaries and (ii) Shares of the Standalone Subsidiaries and the Joint Ventures that operate a portion of the Business and whose Shares are held by the Share Selling Subsidiaries.

AGREEMENT

The Parties, intending to be legally bound, agree as follows.

ARTICLE 1

CONSTRUCTION AND DEFINITIONS

1.1 CONSTRUCTION

Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding Article, Section, Schedule or Exhibit of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The terms ”deliver,” “provide,” “made available” and similar terms for purposes of Seller providing information or documents on or prior to the execution and delivery of this Agreement by the parties hereto to Buyer under Article 3 shall mean uploading or “posting” such information or documents to the due diligence website maintained by Seller in connection with the Acquisition.

1.2 DEFINITIONS

For the purposes of this Agreement, the following terms and variations on them have the meanings set forth below:

(a) “2001 Halliburton Agreement” is defined in Section 8.2(b)(iii)(6).

(b) “Accountants” is defined in Section 2.6(c).

(c) “Accounts Receivable” means, other than with respect to the Joint Ventures, (i) all trade accounts receivable, net of the allowance for doubtful accounts and reserve for returns and allowances, if any, and other rights to payment from customers of the Business (including from Seller and its Affiliates for the purchase of goods and services by the Business in the Ordinary Course of Business) (“Bona Fide Affiliate Receivables”), relating to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business, (ii) all other accounts or notes receivable relating to the Business and the full benefit of all security for such accounts or notes, and (iii) any claims, remedies and other rights related to any of the foregoing; provided that in no event shall any intercompany accounts, accounts receivables or other receivables due from Seller or its Affiliates that are not Bona Fide Affiliate Receivables be included as an Accounts Receivable.

(d) “Accounts Receivable Claim” is defined in Section 5.11(d).

(e) “Actions” is defined in Section 5.15(c).

(f) “Acquisition” means the sale and purchase of the Assets and the Assumed Liabilities as contemplated hereby.

(g) “Adjustment Amount” (which may be a positive or negative number) will be equal to (i) the Working Capital of the Business as of the Closing Date determined in accordance with Section 2.6, minus (ii) $26,588,903, the components of which include the Current Assets included in the Assets and the Current Liabilities included in the Assumed Liabilities, as calculated in accordance with Exhibit A.

(h) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

(i) “Agreement” is defined in the first paragraph of this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

(j) “Allocation” is defined in Section 2.7.

(k) “Ancillary Agreements” means, collectively, the Transition Services Agreement, the Supply Agreement, any intellectual property license agreements and other Contracts ancillary to this Agreement executed by the Parties in connection with the transactions contemplated by this Agreement, but expressly not including any Implementing Agreements.

(l) “Approved Leave” is defined in the definition of “Employee.”

(m) “Assets” means (i) the Shares and (ii) all of Seller’s and each Asset Selling Subsidiary’s right, title and interest in and to all of Seller’s and each Asset Selling Subsidiary’s property, rights and assets (real, personal or mixed, tangible and intangible) which are used exclusively or primarily in or otherwise relate exclusively or primarily to the Business. The Assets expressly exclude (y) the Excluded Assets and (z) Assets transferred or otherwise disposed of by Seller or any of its Affiliates in the Ordinary Course of Business after the date hereof and prior to Closing pursuant to Section 5.2. For the avoidance of doubt, unless expressly provided otherwise herein, the Assets will include, without limitation, the following:

(i) Owned Real Property;

(ii) Real Property Leases;

(iii) Tangible Personal Property;

(iv) Tangible Personal Property Leases;

(v) Assumed Contracts;

(vi) Inventory;

(vii) Accounts Receivable;

(viii) Business Intellectual Property;

(ix) intangible rights and property of any of Seller or any of the Instruments Subsidiaries relating exclusively or primarily to the Business (other than the Business Intellectual Property which is addressed in clause (viii) above);

(x) transferable Governmental Authorizations required for the operation of the Business (and pending applications and renewals therefor) owned, utilized or licensed (subject to the terms of such licenses) by or to any of Seller or any of the Instruments Subsidiaries;

(xi) prepaid expenses of Seller or any of the Instruments Subsidiaries relating to the Business (not including any Excluded Liabilities);

(xii) all books, records, files, documents, computer files and other computer readable data, papers and Contracts pertaining to the Assets, the Assumed Liabilities or otherwise relating to the Business that are individually or in the aggregate necessary or material to the continuing operation of the Business as a going concern, subject to (A) Seller retaining copies in whatever form of the same, if and as it so chooses (subject to Section 5.18 regarding confidentiality), and (B) Seller being permitted by Law to transfer them to Buyer; provided that if Seller is not permitted by Law to transfer such documents to Buyer, Buyer shall have reasonable access to such documents upon reasonable prior written notice to Seller; provided further that with respect to any such books, records, files, documents, computer files and other computer readable data, papers and Contracts that Seller or its Affiliates transfer to Buyer, Buyer shall grant Seller and its Affiliates and Representatives such reasonable access upon prior written notice to such items (including to copy) as they may require to fulfill its and their obligations under this Agreement or the Contemplated Transactions (including under Article 8) or as Seller or its Affiliates require for the conduct of its business or in evaluating or defending any claim or Proceeding;

(xiii) all customer lists, supplier lists, catalogs, brochures, sales literature, promotional material and other selling material relating solely to the products or services of the Business; and

(xiv) all assets and documentation relating to any Assumed Benefit Plan or any other Seller Plan provided in Section 10.3.

(n) [Intentionally left blank]

(o) “Asset Selling Subsidiaries” are those subsidiaries of Seller listed in Section 1.2(o) of Seller’s Disclosure Schedule, which subsidiaries own non-Share Assets.

(p) “Assumed Benefit Plans” is defined in Section 10.3.

(q) “Assumed Contracts” means all Contracts of Seller or any Asset Selling Subsidiary that relate primarily or exclusively to the ownership, operation or conduct of the Business (including, without limitation, any Contract material to the conduct of the Business); provided, however, Assumed Contracts shall not include any Contract between or among Seller and/or an Affiliate of Seller (other than the Contracts set forth or Section 5.4 of Seller’s Disclosure Schedule or a Contract with a Joint Venture) that does not provide for the provision, sale or purchase of goods by the Business in the Ordinary Course of Business or the ownership or operation of a Joint Venture.

(r) “Assumed Liabilities” means all Liabilities to the extent relating to the Business and the Assets (whether arising before, on or after the Closing Date), other than the Excluded Liabilities, of Seller and the Asset Selling Subsidiaries, including assumption by Buyer of those Liabilities described in Article 10 and Section 5.16.

(s) “Balance Sheet” is defined in Section 3.5.

(t) “Bill of Sale” means the bill of sale relating to the applicable U.S. portion of the Assets to be sold in the Acquisition in the form included in Exhibit B.

(u) “Bona Fide Affiliate Receivables” is defined in the definition of “Accounts Receivable.”

(v) “Brazil HoldCo” is defined in Section 5.9(c).

(w) “Business” means the instruments business owned and operated by Seller on its own and through the Instruments Subsidiaries and the Joint Ventures. The Business expressly does not include any other lines of business operated by Seller or any of its Affiliates.

(x) “Business Day” means a day on which national banks are open for business in Wilmington, Delaware.

(y) “Business Intellectual Property” means the Intellectual Property and the rights associated therewith that are owned (i) by Seller or any Instruments Subsidiary and that relate exclusively to the Business (the “Standalone Intellectual Property”) or (ii) by Seller or any Instruments Subsidiary that are primarily Used in the Business (the “Mixed Intellectual Property”), in each case including:

(i) the Trademarks listed on Section 3.9(a) of Seller’s Disclosure Schedule, and goodwill associated therewith;

(ii) the Patents listed on Section 3.9(a) of Seller’s Disclosure Schedule, including all continuations, continuations-in-part, divisionals, and all foreign applications related thereto;

(iii) the IP Licenses relating to the Business listed on Section 3.9(a) of Seller’s Disclosure Schedule; and

(iv) related domain names, Copyrights (including mask works), Trade Secrets and Software that are exclusively or primarily Used in the Business.

Intellectual Property specifically excludes the Excluded Intellectual Property.

(z) “Business Permits” is defined in Section 3.22.

(aa) “Business Transfer Agreements” means the Business transfer agreements in a form to be mutually and reasonably agreed between the Parties relating to the portion of the Acquisition involving the Asset Selling Subsidiaries. Such agreements are solely intended to ensure compliance with local Laws relating to the transfer of the Assets and Assumed Liabilities and will not modify or alter the provisions of this Agreement.

(bb) “Buyer” is defined in the first paragraph of this Agreement.

(cc) “Buyer 401(k) Plans” is defined in Section 10.4(b).

(dd) “Buyer Indemnitees” is defined in Section 8.2(a).

(ee) “Buyer Material Adverse Effect” means a material adverse effect on, or a material adverse change in, the business, financial condition or operations of Buyer, including any such effect or change that would prevent Buyer from funding the Purchase Price in cash at Closing.

(ff) “Buyer’s Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 4 by Buyer to Seller concurrently with the execution and delivery of this Agreement.

(gg) “Buyer’s Flexible Benefit Plans” is defined in Section 10.2(b).

(hh) “Buyer’s Pension Plan” is defined in Section 10.9(b).

(ii) “Cap” is defined in Section 8.5(b).

(jj) “Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Body.

(kk) “CERCLA” is defined in the definition of “Environmental Law.”

(ll) “Closing” means the consummation and completion of the Acquisition.

(mm) “Closing Balance Sheet” is defined in Section 2.6(a).

(nn) “Closing Date” means the date on which the Closing actually occurs.

(oo) “Closing Date Benefits” is defined in Section 10.9(a).

(pp) “Code” means the Internal Revenue Code of 1986, as amended to the date hereof.

(qq) “Closing Permitted Encumbrances” means Permitted Encumbrances that do not relate to Excluded Liabilities.

(rr) “Confidentiality Agreement” means the Confidentiality Agreement between Seller and KPS Special Situations Fund II, L.P., dated April 27, 2005.

(ss) “Connecticut Transfer Act” refers to Connecticut General Statutes sections 22a-134 through 22a-134s, as amended and any guidelines, standards or precedents of the Connecticut Department of Environmental Protection related to the implementation or enforcement thereof.

(tt) “Consent” means any approval, consent, ratification, waiver or other authorization.

(uu) “Contemplated Transactions” means all of the transactions to be carried out in accordance with this Agreement, including the Acquisition, the performance by the Parties of their other obligations under this Agreement, and the execution, delivery and performance of the Implementing Agreements and Ancillary Agreements.

(vv) “Contract” means any written or oral contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument of consensual obligation that is legally binding.

(ww) “Copyrights” means, as they exist anywhere in the world, copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights and including, with respect to mask works, all tape-outs, simulation extractions, test vectors, simulation and test programs, related documentation and any other materials associated with the design, development and production of devices based on mask works, and all rights therein provided by international treaties or otherwise.

(xx) “CTDEP” is defined in Section 5.12(a).

(yy) “Current Assets” shall mean the aggregate of the balances on the Closing Balance Sheet of the balance sheet asset accounts shown in the chart of accounts for the Business set forth on Section 2.6 of Seller’s Disclosure Schedule, which shall not include Cash Equivalents and shall only include those current assets that are actually conveyed as part of the Assets.

(zz) “Current Liabilities” shall mean the aggregate of the balances on the Closing Balance Sheet of the balance sheet Liability accounts shown in the chart of accounts for the Business set forth on Section 2.6 of Seller’s Disclosure Schedule which in no event shall include (i) any Liability that is not an Assumed Liability, (ii) any Indebtedness, (iii) Liabilities owed to Seller or any Affiliate, other than relating to the purchase of goods by the Business in the Ordinary Course of Business or as it relates to the Contracts set forth on Section 5.4 of Seller’s Disclosure Schedule, or (iv) any other Liability that would not constitute a “current liability” under GAAP.

(aaa) “DARVICO” is defined in Section 5.10(a).

(bbb) “DARVICO Reorganization” is defined in Section 5.10(a).

(ccc) “Dispute” is defined in Section 11.16(b).

(ddd) “Effective Time” means 11:59 p.m. local time on the Closing Date.

(eee) “Employee” means any individual who, as of the Closing Date, is an employee of Seller or any Instruments Subsidiary, or an Affiliate of any of the aforementioned, and who performs services primarily relating to, or primarily on behalf of, the Business. An individual who would otherwise satisfy this definition but who is absent from active employment on the Closing Date on account of vacation, sick leave, disability leave, leave under any local Law which preserves employment or reemployment rights for the individual, in each case, that has been approved by Seller or an Instruments Subsidiary (“Approved Leave”), shall nonetheless be an “Employee,” provided, that, to the extent permitted by Law, such individual commences employment with the Buyer or its Affiliate upon the termination of such Approved Leave and in any event, within the longer of (a) the period provided by Law or (b) 60 days from the Closing Date.

(fff) “Employee Benefit Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, or any Contract, plan, program, fund, policy or arrangement (whether written or unwritten) providing compensation, deferred compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, equity-related compensation, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any Employee, and the beneficiaries and dependents of any Employee, regardless of whether it is private, sponsored by multiple employers, sponsored by an unrelated party, a “multiemployer plan” (as defined in Section 3(37) of ERISA), funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

(ggg) “Encumbrance” means any claim, mortgage, servitude, easement, encroachment, restrictive covenant, right of way, survey defect, equitable interest, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, environmental use restriction or similar restriction.

(hhh) “Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(iii) “Environmental Law” means any Law of a Governmental Body relating to the pollution, protection of the environment or exposure to Hazardous Substances, including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Substances, or any other activities or conditions which affect or relate to the environment or nature. U.S. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Recovery Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended, and Connecticut General Statutes Title 22a, and all Connecticut State regulations decreed thereunder.

(jjj) “Environmental Permits” shall mean any and all permits, authorizations, approvals, registrations, orders, waivers, variances, activity identification numbers, or other approvals and licenses (i) under any Environmental Law or (ii) granted by any Governmental Body, with respect to environmental matters.

(kkk) “Environmental Reports” is defined in Section 3.14(d).

(lll) “ERISA” means the Employee Retirement Income Security Act of 1974.

(mmm) “Excluded Assets” means:

(i) all Cash Equivalents of Seller or its Affiliates (other than the Joint Ventures) (including for this purpose, all collected funds received in bank accounts owned by Seller or any Instruments Subsidiary through the Effective Time);

(ii) all bank and brokerage accounts of Seller or its Affiliates (other than the Joint Ventures);

(iii) all rights of Seller or its Affiliates to receive refunds with respect to any and all Taxes, to the extent attributable to the Pre-Closing Period and Pre-Closing Straddle Period, including any interest payable thereon, whether or not the foregoing are derived from the Business;

(iv) all shares of capital stock or other securities of Seller or any of its Affiliates or Joint Venture partners (other than the Shares and the Joint Venture Interests);

(v) all prepaid expenses of Seller or its Affiliates (other than the Joint Ventures) relating to the Excluded Assets and all claims for refunds and rights to off-set in respect thereof;

(vi) all rights in connection with, and assets of, any Seller Plan (other than any Assumed Benefit Plan), except as otherwise provided in Sections 10.3 and 10.4;

(vii) the Excluded Intellectual Property;

(viii) rights of Seller or its Affiliates (other than the Joint Ventures), with respect to the litigation matters set forth on Section 1.2(ooo)(iii) of Seller’s Disclosure Schedule;

(ix) all rights of Seller under this Agreement and of Seller or any of its Affiliates (other than the Standalone Subsidiaries or any Joint Venture) under any of the Ancillary Agreements and Implementing Agreements to which Seller or any of its Affiliates (other than the Standalone Subsidiaries or any Joint Venture) is a party;

(x) the leases set forth on Section 1.2(mmm)(x) of Seller’s Disclosure Schedule;

(xi) any Contracts of Seller and any Asset Selling Subsidiaries that are not included in the definition of “Assumed Contracts”;

(xii) all insurance arrangements, and any and all related claims and benefits of Seller and its Affiliates (other than the Joint Ventures) except to the extent relating to any Assumed Liabilities;

(xiii) property, rights and assets (real, personal or mixed, tangible and intangible) relating to any Joint Venture, which assets are and shall remain the property of such Joint Venture (other than rights Buyer may acquire as a holder of Shares in a Joint Venture or pursuant to the Governing Documents of a Joint Venture); and

(xiv) all other tangible and intangible property, rights and assets of Seller and the Asset Selling Subsidiaries (real, personal or mixed, tangible and intangible), of every kind and description, wherever located, not primarily or exclusively related to the ownership, operation or conduct of the Business.

(nnn) “Excluded Intellectual Property” means the “Dresser” name and logo, domain names that include the term “dresser,” trademarks, service marks, trade dress, and all rights and goodwill associated therewith, and all other Intellectual Property that is not primarily or exclusively Used in the Business and that is set forth on Section 3.9(b) of Seller’s Disclosure Schedule.

(ooo) “Excluded Liabilities” means:

(i) all Liabilities with respect to the Excluded Assets or for which Seller or the Selling Subsidiaries have expressly assumed responsibility for under this Agreement;

(ii) all Liabilities arising in connection with any Seller Plan, other than those Liabilities with respect to an Assumed Benefit Plan or other assumed Liability for any Seller Plan to the extent assumed by Buyer in, or for which Buyer is obligated under, Article 10;

(iii) any Liability with respect to (a) any claim or Proceeding set forth in Section 1.2(ooo)(iii) of Seller’s Disclosure Schedule (including any reserve thereon) or (b) any claim or Proceeding against Seller or its Affiliates that relates to any time prior to the Effective Time (regardless of whether such claim or action is commenced before or after the Effective Time and whether or not it relates to or arises out of the Business), with respect to any product manufactured or sold by the Business prior to the Effective Time or any claim made by an employee, consultant or agent (or former employee, consultant or agent) that relates to any period prior to the Effective Time (other than as expressly set forth otherwise in Article 10);

(iv) any and all Liabilities arising under any Environmental Law with respect to operations or real property that are no longer part of the Business and are not part of the Assets;

(v) any and all Indebtedness of the Business existing as of the Effective Time (other than any Indebtedness incurred by Buyer or its Affiliates);

(vi) any Liabilities not related to the Business;

(vii) any and all Liabilities to any employees of the Business, Seller or its Affiliates relating to “change in control,” stay bonus or other similar payments, payable as a result of the consummation of the Acquisition and any Liabilities relating to 2004 and 2005 EBITDA based bonuses, including the accruals related thereto for such Liabilities on the Interim Balance Sheet (or any further accruals related thereto through the Effective Time) or pursuant to Seller’s or its Affiliates’ Employee Benefit Plans (except as otherwise expressly provided under Article 10);

(viii) any Liability related to or arising out of any Contract of Seller or the Asset Selling Subsidiaries that is not an Assumed Contract;

(ix) any and all Liabilities relating to Pre-Closing Taxes; and

(x) any and all Liabilities relating to the Shelton, Connecticut and Berea, Kentucky leases, and Seller shall retain any and all related security deposits due from or due to third parties (or any further accruals immediately preceding the Effective Time) whether as an Excluded Liability or an Excluded Asset.

(ppp) “Expiration Date” is defined in Section 8.1.

(qqq) “Financial Statements” is defined in Section 3.5.

(rrr) “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis during the relevant periods.

(sss) “GIC” is defined in Section 3.13(m).

(ttt) “Governing Document” means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation, organization, or governance of an Entity, and any Contract among the equityholders, partners or members of an Entity, each in effect as of the date of this Agreement.

(uuu) “Governmental Authorization” means any Consent, franchise, license, permit (including Environmental Permits) or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(vvv) “Governmental Body” means any (i) nation, region, state, province, county, municipality, city, town, village, district or other jurisdiction, (ii) federal, state, provincial, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other Entity and any court or other tribunal), (iv) multinational organization, (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (vi) official of any of the foregoing.

(www) “Hazardous Substance” means any hazardous material, contaminant, pollutant, or waste as defined by any Environmental Law or listed in any regulations as required by Environmental Laws, and includes but is not limited to any petroleum, petroleum products, petroleum by-products, petroleum-derived waste, oil, fuel oil, gas, explosives, reactive materials, ignitable materials, corrosive material, hazardous chemicals, hazardous waste, toxic substance, toxic chemicals, chemicals, metals or any derivatives of any such materials; radon, asbestos, methane gas, polychlorinated biphenyls, radioactive materials, and any other element, compound, mixture, solution, substance, material, waste, or the like which may pose a present or potential risk to human health, safety and the environment.

(xxx) “HIPAA” is defined in Section 3.13(j).

(yyy) “Implementing Agreements” means the Bills of Sale, Business Transfer Agreements, Real Property Transfer Agreements, Share Transfer Documents, Intellectual Property Assignment Agreements and other agreements, documents and instruments to be executed by Seller, any Selling Subsidiary, Buyer or any of their respective Affiliates or Representatives, at or after the Closing for the purpose of consummating the Acquisition, but expressly not including any Ancillary Agreements.

(zzz) “Indebtedness” of any Person will mean, without duplication, (i) all obligations of such Person for money borrowed, (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed for deferred purchase price payments, (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) all obligations of another Person secured by an Encumbrance on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person and (ix) any guaranty of, or any Indebtedness of any other Person excluding in all cases in clauses (i) through (ix) of this definition ordinary course trade payables and accrued Liabilities (including operating Leases) incurred in the Ordinary Course of Business, but only to the extent that such Liabilities are included as Current Liabilities in the determination of Working Capital.

(aaaa) “Indefinite Items” is defined in Section 8.1.

(bbbb) “Indemnified Person” is defined in Section 8.7(a).

(cccc) “Indemnifying Person” is defined in Section 8.7(a).

(dddd) “Instruments Confidential Information” is defined in Section 5.18(a).

(eeee) “Instruments Subsidiaries” means the Standalone Subsidiaries and the Asset Selling Subsidiaries, but not any Joint Venture.

(ffff) “Intellectual Property” means all Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks and IP Licenses, and all rights to enforce the foregoing and collect damages related to such enforcement.

(gggg) “Intellectual Property Assignment Agreements” means the intellectual property assignment agreements relating to the Intellectual Property in the forms of Exhibit C.

(hhhh) “Internet Assets” means, as they exist anywhere in the world, domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

(iiii) “Interim Balance Sheet” is defined in Section 3.5.

(jjjj) “Inventory” means, other than with respect to the Joint Ventures, (a) all inventory, raw materials and work-in-progress relating to the Business, and (b) any and all rights to the warranties received from suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recover and set off with respect thereto, in each case, net of existing reserves for shrinkage and obsolescence as determined consistent with past practices, but excluding LIFO reserves, if any.

(kkkk) “IP Licenses” means all licenses, sublicenses, distribution agreements, development agreements, research agreements, consent to use agreements, covenants not to sue and permissions, whether written or otherwise, including, the right to receive royalties or any other consideration relating to Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks.

(llll) “Joint Venture Interests” is defined in Section 3.4(a).

(mmmm) “Joint Ventures” are those entities listed on Section 1.2(mmmm) of Seller’s Disclosure Schedule in which Seller or a Share Selling Subsidiary owns an equity interest, but a portion of whose equity is owned by Persons other than Seller or a Share Selling Subsidiary.

(nnnn) “Knowledge” means, with respect to Seller, each Share Selling Subsidiary and each Asset Selling Subsidiary, the actual knowledge of each of: Scott Matthews, John Biggs, Rod Nesbit, John McKenna, John Vuono, Phil Martin, Stanley Alpert, Bob Thomas, John Turbeville, Dave Dolan, Chuck Gilstrap, Martha Bixby, Gene Urbinati, Steve Culmone, Bill Ridolfi and G. Harvey Dunn, in each case assuming the reasonable discharge of such person’s professional responsibility. Neither Seller, any Share Selling Subsidiary nor any Asset Selling Subsidiary or any of their Affiliates will be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.

(oooo) “Known Environmental Matters” means (i) any Area of Concern identified on Environ’s Tables III-1 and III-2 for the Stratford, Connecticut Owned Real Property with respect to which Seller is required to undertake Remediation as part of the Transfer Act Work or the RCRA Work and (ii) any other environmental conditions that exist at the Closing Date with respect to which Seller is required to undertake Remediation as part of the Transfer Act Work or the RCRA Work.

(pppp) “Law” means any constitution, law, statute, treaty, rule, regulation, by-law, ordinance, code, binding case law, principle of common law or notice of any Governmental Body.

(qqqq) “Leased Real Property” is defined in Section 3.8(a).

(rrrr) “Liabilities” includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, and expressly include accounts payable, payroll and other compensation, accrued liabilities and purchase Contracts.

(ssss) “Licensed Intellectual Property” means all Intellectual Property that is not Standalone Intellectual Property or Mixed Intellectual Property, but that is nevertheless Used in the conduct of the Business.

(tttt) “Loss” means any loss, Liability, damage, cost, deficiency or expense (including reasonable costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim.

(uuuu) “Material Adverse Effect” means a material adverse effect on, or a material adverse change in the assets, liabilities, business, financial condition or operations of the Business, taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to result from or arise out of (i) any change in the general economic conditions in the United States or any other country or region in which the Business operates which do not disproportionately impact the Business compared to other businesses in the same industry as the Business, (ii) any change in the securities, foreign exchange or other markets of the United States or any other country or region in which Business operates which do not disproportionately impact the Business compared to other businesses in the same industry as the Business in such jurisdiction, (iii) any change generally affecting businesses operating in the industries or markets in which the Business operates which do not disproportionately impact the Business compared to other businesses in the same industry as the Business, (iv) any change in the accounting requirements applicable to the Business, (v) the payment of any amounts due to, or the provision of any other benefits to, any officers or other employees under employment contracts, non-competition agreements, Seller Plans, Assumed Benefit Plans, severance arrangements or other arrangements in existence as of the date of this Agreement, (vi) the taking of any action by the Seller, any Asset Selling Subsidiary or any

Share Selling Subsidiary which is expressly approved or consented to in writing by Buyer, (vii) any action taken by Buyer with the intention of willfully disrupting the operation of the Business following the date hereof through the Closing Date, or (viii) any breach of this Agreement by Buyer. References in this Agreement to dollar amount thresholds will not be deemed to be evidence of materiality or of a Material Adverse Effect. For the avoidance of doubt, a Material Adverse Effect shall not be deemed to have occurred solely as a result of the failure on the part of Seller, any Instruments Subsidiary or any Joint Venture to meet internal, published or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance regarding the Business.

(vvvv) “Material Contracts” is defined in Section 3.10(a).

(wwww) “Mex HoldCo” is defined in Section 5.9(b).

(xxxx) “Mixed Intellectual Property” is defined in the definition of “Business Intellectual Property.”

(yyyy) “Non-Transferred Employees” is defined in Section 10.1.

(zzzz) “Non-Basket/Cap Items” is defined in Section 8.1.

(aaaaa) “Occupational Safety and Health Law” means the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and any state or local Law in effect as of the date of this Agreement designed primarily to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any Law of any foreign jurisdiction designed primarily to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

(bbbbb) “Off-the-Shelf Software” means off-the-shelf personal computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $500 per seat and $25,000 in the aggregate, and used solely on the desktop personal computers of the Business.

(ccccc) “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator, and any Contract with any Governmental Body relating to compliance with Law.

(ddddd) “Ordinary Course of Business” means, with respect to any Person, an action taken by such Person if such action is consistent with the past practices of such Person.

(eeeee) “Other Intellectual Property” means any intellectual property owned by third parties that is (i) Used in the Business, Used to the conduct of the Business and (ii) is listed in Section 1.2(eeeee) of Seller’s Disclosure Schedule.

(fffff) “Outside Date is defined in Section 5.10(b).

(ggggg) “Owned Real Property” is defined in Section 3.8(b).

(hhhhh) “Party” and “Parties” is defined in the first paragraph of this Agreement.

(iiiii) “Patents” means, as they exist anywhere in the world, patents, patent applications and statutory invention registrations, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted), and all rights therein provided by international treaties or otherwise.

(jjjjj) “Permitted Encumbrance” means (i) mechanic’s, materialman’s or similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and reserved on the Closing Balance Sheet, (ii) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and reserved on the Closing Balance Sheet, (iii) liens securing rental payments under capital lease arrangements, (iv) restrictions on the transferability of securities arising under applicable securities Laws, (v) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, (A) materially affect the use, operation or occupancy of the property subject thereto as currently used, operated or occupied or as intended to be used, operated or occupied or (B) materially reduce the fair market value of the real property subject thereto below the fair market value such real property would have had but for such Encumbrance, (vi) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, (A) materially affect the use, operation or occupancy of the real property subject thereto as currently used, operated or occupied or as intended to be used, operated or occupied or (B) materially reduce the fair market value of the real property subject thereto below the fair market value such real property would have had but for such Encumbrance, (vii) statutory Encumbrances arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business and which are not delinquent or are being contested in good faith or (viii) matters arising under the Governing Documents of any Joint Venture.

(kkkkk) “Person” refers to an individual or an Entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equityholders or members.

(lllll) “Post-Signing Returns” is defined in Section 5.15(a).

(mmmmm) “Pre-Closing Straddle Period” means the portion of the Straddle Period that begins before the Effective Time and ends on the Effective Time.

(nnnnn) “Pre-Closing Taxes” is defined in Section 9.1(a).

(ooooo) “Prejudicial Event” is defined in Section 8.7(b).

(ppppp) “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation, suit or appeal (whether civil, criminal, administrative,

judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, heard by or before or otherwise involving any Governmental Body or arbitrator.

(qqqqq) “Purchase Price” is defined in Section 2.5.

(rrrrr) “RCRA” is defined in the definition of “Environmental Law.”

(sssss) “RCRA Work” is defined in Section 5.14(d).

(ttttt) “Real Property” is defined in Section 3.8(e).

(uuuuu) “Real Property Leases” is defined in Section 3.8(d).

(vvvvv) “Real Property Transfer Agreement” means the real property transfer agreement relating to the applicable U.S. portion of the Assets to be sold in the Acquisition in the forms of Exhibit D.

(wwwww) “Reasonable Best Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved expeditiously; provided, however, that a Person required to use its Reasonable Best Efforts will not be required to make any material change to its business, dispose of any material asset, expend material funds, incur any material burden or take actions that would result in a materially adverse change in the benefits to such Person under this Agreement and the Contemplated Transactions; provided, further, that a Person required to use its Reasonable Best Efforts hereunder will not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(xxxxx) “Remediation” means response action or corrective action required under (i) CERCLA, RCRA, the Connecticut Transfer Act or the Connecticut Remediation Standards Regulations, Regulations of Connecticut State Agencies 22a-133k-1-22a-133k-3, or other applicable or relevant and appropriate requirements of any Governmental Body as they apply to any Real Property transferred under this Agreement, and (ii) with respect to any foreign jurisdiction, any analogous remediation requirements as they apply to the use of Owned Real Property and Leased Real Property in Brazil and Germany as of the Closing Date.

(yyyyy) “Reorganization” is defined in Section 5.9(a).

(zzzzz) “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

(aaaaaa) “Securities Act” means the Securities Act of 1933, as amended.

(bbbbbb) “Seller” is defined in the first paragraph of this Agreement.

(cccccc) “Seller 401(k) Plans” is defined in Section 10.4(b).

(dddddd) “Seller Confidential Information” is defined in Section 5.18(b).

(eeeeee) “Seller’s Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 3 by Seller to Buyer concurrently with the execution and delivery of this Agreement.

(ffffff) “Seller’s Flexible Benefit Plans” is defined in Section 10.2(b).

(gggggg) “Seller’s Indemnitor” is defined in Section 8.2(b)(iii)(6).

(hhhhhh) “Seller Indemnitees” is defined in Section 8.3.

(iiiiii) “Seller Plan” means, as at the Closing Date, each Employee Benefit Plan maintained by or contributed to by Seller or any Selling Subsidiary or Instruments Subsidiary other than (i) a plan, program or arrangement required to be maintained or contributed to by the Laws of the non-U.S. jurisdiction in which the Employee is working or (ii) a governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an Employee.

(jjjjjj) “Selling Subsidiaries” means Asset Selling Subsidiaries and Share Selling Subsidiaries.

(kkkkkk) “Share Selling Subsidiaries” are those subsidiaries of Seller listed in Section 1.2(kkkkkk) of Seller’s Disclosure Schedule, which subsidiaries own Shares, including Shares of Joint Ventures. Solely for purposes of this definition, Share Selling Subsidiaries includes Seller as owner of Shares in the Dresser-Nagano, Inc., a Delaware corporation, Joint Venture.

(llllll) “Share Transfer Documents” means any Share transfer documents in a form mutually and reasonably agreed between the parties relating to the sale of the Shares by the Share Selling Subsidiaries. Such agreements are solely intended to ensure compliance with local Laws relating to the transfer of the Shares and will not modify or alter the provisions of this Agreement.

(mmmmmm) “Shares” means the equity interests in Standalone Subsidiaries and the Joint Ventures owned by Seller and the Share Selling Subsidiaries, as described on Section 3.4 of Seller’s Disclosure Schedule.

(nnnnnn) “Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code (to the extent of existing license or ownership rights), specifications, databases and documentation related to such programs. As used herein, the term “Software” shall not include “Off-the-Shelf Software.”

(oooooo) “Standalone Intellectual Property” is defined in the definition of “Business Intellectual Property.”

(pppppp) “Standalone Subsidiaries” are the entities listed on Section 1.2(pppppp) of Seller’s Disclosure Schedule that operate a portion of the Business, but do not own Assets that are primarily used in unrelated businesses of Seller.

(qqqqqq) “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

(rrrrrr) “Stratford Business” is defined in Section 5.12(b).

(ssssss) “Supply Agreement” means an agreement between Seller and Buyer or its Affiliate relating to the sale of NGS temperature probes to Seller.

(tttttt) “Tangible Personal Property” means the furniture, equipment, machinery, supplies, materials, vehicles, spare parts, tools, office equipment, computer hardware, personal property and other tangible property (other than Inventories) owned or leased by Seller or any Asset Selling Subsidiary and used primarily in the Business.

(uuuuuu) “Tangible Personal Property Leases” means the leases relating to the Tangible Personal Property, so leased by any of Seller or any Asset Selling Subsidiary.

(vvvvvv) “Tax” or “Taxes” means all federal, state, provincial, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, goods and services, franchise, excise, value added, stamp, registration, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment, social security (or similar) and estimated taxes that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

(wwwwww) “Tax Indemnified Buyer Party” or “Tax Indemnified Buyer Parties” is defined in Section 9.1(a).

(xxxxxx) “Tax Loss” or “Tax Losses” is defined in Section 9.1(a).

(yyyyyy) “Tax Return” means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes.

(zzzzzz) “Tax Sharing Agreements” is defined in Section 3.12(f).

(aaaaaaa) “Title Company” is defined in Section 6.2(f).

(bbbbbbb) “Trade Secrets” means, as they exist anywhere in the world, trade secrets, know-how, invention disclosures, processes, procedures, customer lists and personally-identifiable information, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright or mask work protection); provided, however, that “Trade Secrets” shall not include information which, at the time of Closing, is generally known within the industry or available in the public domain or readily ascertainable from information available in the public domain.

(ccccccc) “Trademarks” means, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill associated therewith, and all rights therein provided by international treaties or otherwise.

(ddddddd) “Transfer Act Work” is defined in Section 5.12(b).

(eeeeeee) “Transferring Employee” is defined in Section 10.1.

(fffffff) “Transition Services Agreement” means the transition services agreement relating to the Acquisition in the form included in Exhibit E.

(ggggggg) “Union Pension Plans” means, collectively, each of the following Seller Plans: (i) Dresser, Inc. Retirement Plan for Local Number 145 of International Brotherhood of Teamsters, Office Unit, Instrument Division, Stratford, Connecticut and (ii) Dresser, Inc. Retirement Plan for Local Number 145 of International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America, Hourly Employees and Draftsmen, Instrument Division, Stratford, Connecticut.

(hhhhhhh) “Unknown Environmental Matters” means (i) any Areas of Concern at the Stratford Owned Real Property with respect to which Seller is not required to undertake Remediation as part of the Transfer Act Work or the RCRA Work, (ii) those matters identified as “Noteworthy Issues” in the July-August 2005 Environmental Reviews prepared by ENVIRON for the Owned Real Properties in São Paulo, Brazil, Ingolstadt, Germany, and Baesweiler, Germany, and (iii) any Key Issues from ENSR’s August 17, 2005 Memorandum regarding the São Paulo, Brazil Leased Real Property that Environ does not agree to include as additional Noteworthy Issues.

(iiiiiii) “Use” means to use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, offer to sell, export, import, license, sublicense and otherwise exploit.

(jjjjjjj) “WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

(kkkkkkk) “Working Capital” means Current Assets minus Current Liabilities.

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1 PURCHASE AND SALE OF ASSETS

On the terms and subject to the conditions of this Agreement, at the Closing (a) Seller will, and will cause each of its respective Selling Subsidiaries as applicable, to, sell, convey, assign, transfer and deliver to Buyer, all of the Assets existing as of the Closing Date (free and clear of all Encumbrances (other than Closing Permitted Encumbrances), and in the case of the Shares and the Joint Venture Interests, free and clear of all Encumbrances (other than restrictions on transferability of such securities under applicable securities Laws, and in the case of the Joint Venture Interests, matters arising under the Governing Documents of the Joint Ventures) and the Assumed Liabilities and (b) Buyer will (i) purchase, acquire and accept the Assets, (ii) accept, assume and agree to pay, perform or otherwise discharge when due the Assumed Liabilities, and (iii) pay to Seller the Purchase Price in accordance with Section 2.5. The Purchase Price shall be paid to Seller without set off or other reduction for any transfer Taxes described in Section 9.5. The Assets and Assumed Liabilities expressly exclude the Excluded Assets and Excluded Liabilities.

2.2 CLOSING

The Closing shall occur at the offices of Baker & McKenzie LLP, Houston, Texas, commencing at 10:00 a.m. Central Time five Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Acquisition and other Contemplated Transactions required to be completed before Closing (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine; provided, however, that the Closing Date shall be no later than 90 calendar days from the date hereof, which date may be extended by either party for 30 days to ensure compliance with any Law required to complete, or to otherwise satisfactorily structure, the Reorganization on reasonable terms and conditions. All of the actions to be taken and documents to be executed and delivered at the Closing (under this Agreement and each of the Ancillary Agreements and Implementing Agreements) will be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery will be effective until all are complete, except as specifically provided herein. The Closing will be deemed to be effective as of the Effective Time.

2.3 EXCLUDED ASSETS

(a) While the Buyer will acquire the Assets at the Closing, notwithstanding anything to the contrary contained in this Agreement, it is hereby acknowledged and agreed that Buyer will not acquire any right, title or interest in and to the Excluded Assets.

(b) Notwithstanding any other provision in this Agreement to the contrary, Seller will take and will cause the Share Selling Subsidiaries and Instruments Subsidiaries to take such action as is necessary or advisable for the applicable Person to transfer, on or prior to the Closing Date and effective as of the Effective Time (or earlier), the Excluded Assets owned by any of Seller or the Instruments Subsidiaries to Seller or Affiliates of Seller and the Excluded Liabilities for such consideration or for no consideration, as may be determined by Seller in its sole discretion and at its own cost and expense. After the Closing Date, Buyer will take all action (and will cause any Affiliates of Buyer (including the Standalone Subsidiaries) to take all action) reasonably requested by Seller to assist in the aforementioned transfer of the Excluded Assets and the Excluded Liabilities.

2.4 EXCLUDED LIABILITIES

Notwithstanding anything to the contrary contained in this Agreement, it is hereby acknowledged and agreed that Buyer will not assume or be responsible for, and will not be deemed to have assumed or become responsible for, and Seller and the Selling Subsidiaries, as the case may be, will retain and be solely responsible for, and will pay, perform and discharge, the Excluded Liabilities.

2.5 PURCHASE PRICE; PAYMENT

Buyer (on behalf of Buyer and its Affiliates) agrees to pay to Seller (on behalf of Seller and its Affiliates) at the Closing $38,750,000 in immediately available funds (which amount includes the portion of the purchase price allocable to the Assets transferred under the Business Transfer Agreements) (the “Purchase Price”) payable by wire transfer or delivery of other immediately available funds to one or more accounts as designated by Seller, which funds shall be allocated pursuant to Section 2.7. The Purchase Price is subject to a post-Closing adjustment as set forth in Section 2.6.

2.6 POST-CLOSING PURCHASE PRICE ADJUSTMENT

(a) Buyer will prepare a consolidated balance sheet (the “Closing Balance Sheet”) of the Business as of the Effective Time. Buyer will prepare the Closing Balance Sheet in accordance with GAAP and using Seller’s accounting policies and procedures applied on a basis consistent with the preparation of the Interim Balance Sheet. Buyer will deliver the Closing Balance Sheet to Seller within 60 Business Days after the Closing Date. In order to facilitate Seller’s review of the Closing Balance Sheet, Buyer will promptly provide Seller with calculations, work papers (subject to the execution of customary agreements to the extent requested by the preparer of such work papers) or other information compiled or prepared by Buyer or its Representatives in the preparation of the Closing Balance Sheet (including the results of any audit) and Buyer will make itself and its Representatives reasonably available to Seller and its Representatives to discuss such matters.

(b) Seller may object to the Closing Balance Sheet by delivering written notice of objection to Buyer within 20 Business Days following delivery of the Closing Balance Sheet prepared by Buyer. If Seller does not deliver written notice of objection to the Closing Balance Sheet prior to the expiration of the foregoing period, then the Closing Balance Sheet will be conclusive and binding on the Parties and the Working Capital reflected in the Closing Balance Sheet will be used in calculating the Adjustment Amount. Any notice of objection delivered by Seller must contain a reasonably detailed statement of the basis of all objections of Seller. Seller may not deliver more than one notice of objection and may not amend its initial notice of objection once it is delivered to Buyer.

(c) If Seller delivers a notice of objection to the Closing Balance Sheet in accordance with Section 2.6(b), Seller and Buyer will act in good faith and use commercially reasonable efforts to resolve amongst themselves any objections raised by Seller. If they are unable to do so within 15 Business Days after Buyer’s receipt of Seller’s notice of objection, then the matters in dispute will be promptly submitted to Grant Thornton LLP, independent public accountants (the “Accountants”), for resolution. The Accountants will act as experts in accounting, and not as arbitrators, in connection with their resolution of the disputed matters submitted by Seller and Buyer. In the event the Accountants are not available, Seller and Buyer shall act in good faith to retain mutually acceptable independent public accountants to act as the Accountants for purposes of this Section 2.6. Seller and Buyer shall execute any agreement(s) required by the Accountants to accept their engagement pursuant to this Section 2.6.

(i) Seller and Buyer will each submit a written statement setting forth in reasonable detail their respective positions with respect to only the disputed matters set forth in Seller’s notice of objection. Seller and Buyer will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants). Seller and Buyer will not be afforded the opportunity to present to the Accountants materials relating to the remaining disputed matters or to discuss such matters with the Accountants unless the other party is present.

(ii) The Accountants will review only those disputed matters submitted for resolution by the Parties in accordance with Section 2.6(c)(i) and will base their review solely on the written statements prepared by the Parties and supporting documents provided by the Parties and not on an independent examination or audit of the financial or accounting records of the Business. In resolving any individual disputed matter, the Accountants may not assign a dollar amount or value to such matter that is more than the greatest amount or value, or less than the lowest amount or value, proposed by the Parties in their written statements submitted to the Accountants. The resolution by the Accountants of the issues in dispute, as set forth in a written notice to be delivered to Seller and Buyer by the Accountants, will be conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accountants in any court having jurisdiction over the party against which such determination is to be enforced. Seller and Buyer will mutually revise the Closing Balance Sheet to reflect the resolution of the matters in dispute, and the Working Capital reflected in the revised Closing Balance Sheet will be used in calculating the Adjustment Amount.

(iii) Buyer and Seller will bear one-half of the cost of the Accountant’s fees and expenses. In the event that the engagement agreement(s) referred to in this Section 2.6(c) may require the Parties to be bound jointly and severally to the Accountants for those fees and costs, and in the event either Seller or Buyer pays to the Accountants any amount in excess of their Liability under this Section 2.6(c)(iii), the other Party agrees to reimburse Seller or Buyer, as applicable, to the extent required to equalize the payments made by Seller and Buyer with respect to the fees and costs of the Accountants.

(d) On the 10th Business Day following (i) the expiration of the twenty (20) Business Day objection period in Section 2.6(b), if Seller makes no objection, (ii) the resolution by Seller and Buyer of all of Seller’s objections pursuant to Section 2.6(c) or (iii) the date of the Accountants’ notice pursuant to Section 2.6(c)(ii), as the case may be, if the Adjustment Amount is positive, Buyer will pay that amount to Seller, and if the Adjustment Amount is negative, Seller will pay that amount to Buyer. The Adjustment Amount will be paid by wire transfer to an account specified by Buyer (if the Adjustment Amount is negative) or Seller (if the Adjustment Amount is positive). The Adjustment Amount shall bear interest at a rate per annum equal to 1% over the “prime rate” (as announced by CitiBank, N.A. on the Closing Date) beginning on the Closing Date and ending on the date of payment.

(e) The Parties acknowledge and agree that the provisions of this Section 2.6 shall be the sole and exclusive remedies for the determination of Working Capital.

2.7 ALLOCATION

Seller, on its own behalf and on behalf of its Affiliates, and Buyer, on its own behalf and on behalf of its Affiliates, have agreed to the allocation of the Purchase Price among the Shares and Assets in accordance with Section 1060 of the Code, as set forth in Section 2.7 of Seller’s Disclosure Schedule, subject to such adjustment as may occur pursuant to Section 2.6 (the “Allocation”). Any such adjustment to the Purchase Price will be allocated in accordance with Section 1060 of the Code. Each of Seller and its Affiliates, on the one hand, and each of Buyer and its Affiliates, on the other, will (a) be bound by the Allocation for purposes of determining any Taxes, (b) prepare and file its Tax Returns, including IRS Form 8594, on a basis consistent with the Allocation, and (c) take no position inconsistent with the Allocation on any applicable Tax Return or in any Proceeding before any Governmental Body or otherwise. In the event that the Allocation is disputed by any Governmental Body, the Party receiving notice of the dispute will promptly notify the other Party concerning resolution of the dispute. Each of Seller and Buyer acknowledge that the Allocation was done on an arm’s length basis based upon a good faith estimate of fair market values of the Shares and Assets.

2.8 CLOSING DELIVERIES

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller, for itself and as agent for the Selling Subsidiaries, will deliver or cause to be delivered to Buyer the instruments and documents set forth in Section 6.2.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will deliver to Seller the following: (i) the Purchase Price, in accordance with Section 2.5, and (ii) the instruments and documents set forth in Section 6.3.

2.9 CONSENTS

(a) Subject to Sections 5.10, and 6.2(c), there will be excluded from the Contemplated Transactions any Real Property Lease, Tangible Personal Property Lease, Assumed Contract, Governmental Authorization or other license or right which is not assignable or transferable without the Consent of any Person other than Seller, Buyer, or any of their respective Affiliates, to the extent that such Consent will not have been given prior to the Closing; provided, however, that at the Seller’s expense, each of Seller and Buyer will have the continuing obligation for a reasonable period not to exceed six months commencing on the Closing Date to use its Reasonable Best Efforts to endeavor to obtain all necessary Consents to the assignment thereof and, upon obtaining the requisite third party Consents thereto, such Real Property Leases, Tangible Personal Property Leases, Assumed Contracts, Governmental Authorizations, and other licenses and rights, if otherwise included in the Assets or the Contemplated Transactions, will be assigned to Buyer hereunder; provided, further, that after the Closing, the Parties will cooperate with each other, upon written request, (i) in endeavoring to obtain the requisite third party Consent(s) to the assignment thereof to Buyer, and (ii) if any such requisite Consent cannot be obtained, in endeavoring to obtain for Buyer a reasonable and lawful arrangement for such items that are material to the Business, which is designed to provide for Buyer the benefits thereof in some other manner.

(b) Subject to Section 6.2(c), Buyer acknowledges that certain Consents to the Contemplated Transactions may be required from parties to the Real Property Leases, Tangible Personal Property Leases, Assumed Contracts, Governmental Authorizations, or other licenses or rights and that such Consents have not been and may not be obtained.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 ORGANIZATION; GOOD STANDING

Each of Seller, the Instruments Subsidiaries, the Share Selling Subsidiaries and the Joint Ventures is an Entity duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of its respective jurisdiction of organization, with full power and authority to conduct its business as presently conducted, to own or use the properties that it purports to own or use and to perform all its obligations under this Agreement. With respect to the Business, each of Seller, the Instruments Subsidiaries and the Joint Ventures is duly qualified to do business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not be material.

3.2 ENFORCEABILITY; NO CONFLICT

(a) Seller has full power and authority to execute and deliver this Agreement, and Seller and any of its Affiliates which will be a party to any Ancillary Agreement or Implementing Agreement have or will have on the Closing Date full power and authority to execute and deliver each Ancillary Agreement and Implementing Agreement to which it will be a party, and to perform its obligations hereunder and thereunder (as the case may be). Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery and performance of this Agreement by Seller and the consummation of the Contemplated Transactions. Seller does not require any additional corporate or stockholder approval for the execution, delivery and performance of this Agreement or the consummation of the Acquisition. Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms and conditions. Assuming due authorization, execution and delivery of the Ancillary Agreements and Implementing Agreements by Buyer or any of its Affiliates (as the case may be), each Ancillary Agreement and Implementing Agreement to be executed by Seller or any of its Affiliates, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Seller or its applicable Affiliates (as the case may be), enforceable in accordance with its terms and conditions. The foregoing representations and warranties are qualified to the extent enforcement of this Agreement, the Ancillary Agreements or the Implementing Agreements may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting creditors’ rights generally and (ii) principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The execution and delivery of this Agreement by Seller, the execution and delivery of the Ancillary Agreements and Implementing Agreements by Seller or any of its Affiliates (as the case may be), the performance of such agreements by any of the aforementioned, and the consummation of the Contemplated Transactions, do not (with respect to Seller) and will not (with respect to Seller and its Affiliates) (i) violate any provision of the Governing Documents of Seller or any of its Affiliates, as applicable, (ii) assuming compliance with the matters set forth in Sections 3.3 and 4.3, and subject to Section 2.9, violate, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any of its Affiliates under any Material Contract to which it is a party or to which any Assets are subject, (iii) assuming compliance with the matters set forth in Sections 3.3 and 4.3, and subject to Section 2.9, violate any Law applicable to Seller or any of its Affiliates, or any Order to which Seller or any of its Affiliates is subject, or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon the Assets, except with respect to clauses (ii), (iii) and (iv) for violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, modifications, revocations or suspensions that would not be material.

3.3 SELLER CONSENTS AND APPROVALS

The execution and delivery of this Agreement by Seller and the execution and delivery of the Ancillary Agreements and Implementing Agreements by Seller and each of its Affiliates which are a party to such documents, and the performance of their respective obligations hereunder and thereunder, do not require on the part of Seller or any Affiliate of Seller any filing with, or clearance or Consent of, any Governmental Body or other Person, except (a) for filings, clearances or Consents, the failure of which to effect or obtain will not be material and (b) as set forth in Section 3.3 of Seller’s Disclosure Schedule.

3.4 CAPITALIZATION; TITLE TO SHARES

(a) The authorized and outstanding equity securities of each Standalone Subsidiary and Joint Venture are as set forth in Section 3.4 of Seller’s Disclosure Schedule. The Shares represent (i) all of the issued and outstanding shares of capital stock or equity interests in the Standalone Subsidiaries and (ii) the relevant percentage interest of all of the issued and outstanding shares or equity interests in each Joint Venture owned by Seller or its Affiliates (the “Joint Venture Interests”). All of the outstanding equity securities of each Standalone Subsidiary or the Joint Venture Interests owned by Seller or its Affiliates have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (other than pursuant to the Governing Documents of any Joint Venture). Except as set forth in Section 3.4 of Seller’s Disclosure Schedule, there are no other shares of capital stock or other equity securities of any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture, authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture requiring the issuance, delivery or sale of shares of capital stock of or equity interests in, any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture. Except as set forth in Section 3.4 of Seller’s Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture. Neither any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture, has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders or equityholders of any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture, on any matter. Except as set forth in Section 3.4 of Seller’s Disclosure Schedule, there are no Contracts to which any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture, to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture or (y) vote or dispose of any shares of capital stock of, or other equity or voting interest in, any Standalone Subsidiary or, to Seller’s Knowledge, any Joint Venture. None of the Shares or other securities of any Standalone Subsidiary or Joint Venture owned by Seller or its Affiliates were issued in violation of any Law.

(b) Each of the Share Selling Subsidiaries is the record and beneficial holder of, and has good and valid title to its respective Shares and Joint Venture Interests set forth opposite such Share Selling Subsidiary’s name on Section 3.4 of Seller’s Disclosure Schedule, free and clear of any Encumbrances (other than as set forth on Section 3.4 of Seller’s Disclosure Schedule, restrictions on transferability of such securities under applicable securities Laws and, in the case of the Joint Venture Interests, matters arising under the Governing Documents of the Joint Ventures) whatsoever and, on the Closing Date, subject to the Reorganization contemplated under Section 5.9, will have good, valid and marketable title to such Shares and Joint Venture Interests, free and clear of all Encumbrances (other than restrictions on transferability of such securities under applicable securities laws and, in the case of the Joint Venture Interests, matters arising under the Governing Documents of the Joint Ventures). Upon delivery of the Shares and the Joint Venture Interests at the Closing Date as herein provided, the Buyer will acquire good and valid title thereto, free and clear of all Encumbrances (other than restrictions on transferability of such securities under applicable securities laws and, in the case of the Joint Venture Interests, matters arising under the Governing Documents of the Joint Ventures).

(c) Other than the Shares and the Joint Venture Interests, the Assets do not include any equity interests or capital stock of any Person.

3.5 FINANCIAL STATEMENTS

Seller has delivered to Buyer true and correct copies of: (a) an unaudited consolidated pro forma balance sheet of the Business as at December 31, 2004 (the “Balance Sheet”) and the related unaudited statement of income for the year then ended; and (b) an unaudited consolidated pro forma balance sheet of the Business as at July 31, 2005 (the “Interim Balance Sheet”) and the related unaudited statement of income for the seven months then ended (together, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial condition, results of operations, assets and Liabilities of the Business as of the date of and the period referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements have been prepared from and are in accordance with the books and records of the Business. The Financial Statements reflect the consistent application of GAAP through the periods involved, except as otherwise disclosed in Section 3.5 of Seller’s Disclosure Schedule or in the notes to such financial statements.

3.6 NO MATERIAL ADVERSE EFFECT

Since the date of the Interim Balance Sheet, no event has occurred or condition has arisen that has had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

3.7 ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Interim Balance Sheet, Seller and the Instruments Subsidiaries have conducted the Business in all material respects in the Ordinary Course of Business and, except as set forth in Section 3.7 of Seller’s Disclosure Schedule, there has not been any action of the types described in Section 5.2 which had such action been taken after the date of this Agreement, would be in violation of such Section.

3.8 PROPERTIES; ASSETS; ENCUMBRANCES

(a) “Leased Real Property” means all leased real properties, including the land, buildings and other improvements located thereon, used exclusively or primarily in connection with the Business, other than the Excluded Assets. Each parcel of Leased Real Property is listed in Section 3.8(a) of Seller’s Disclosure Schedule.

(b) “Owned Real Property” means those owned real properties used exclusively or primarily in connection with the Business, other than the Excluded Assets. Each Owned Real Property is set forth in Section 3.8(b) of Seller’s Disclosure Schedule.

(c) Owned Real Property. Except as set forth in Section 3.8(b) of Seller’s Disclosure Schedule, Seller or an Affiliate of Seller (as the case may be) is the owner of good, marketable and insurable fee title to each parcel of Owned Real Property and to all of the buildings, structures and other improvements located thereon, free and clear of all Encumbrances (other than Permitted Encumbrances). The Owned Real Property constitutes all of the real property owned by Seller, its Affiliates or any Instruments Subsidiary that is used exclusively in connection with the Business on the date hereof.

(d) Leased Real Property. Section 3.8(a) of Seller’s Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which Seller and each Instruments Subsidiary, as applicable, uses or occupies, or has the right to use or occupy, now or in the future, any Leased Real Property. Seller has heretofore delivered to Buyer true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by Seller or any Instruments Subsidiary, as applicable, as tenant thereunder, are current, no notice of default or termination under any Real Property Lease is outstanding, no termination event or condition or uncured material default on the part of Seller or any Instruments Subsidiary, as applicable, or, to the best of Seller’s Knowledge, the landlord, exists under any Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a material default or termination event or condition. Except as set forth in Section 3.8(a) of Seller’s Disclosure Schedule, Seller holds the leasehold estate under and interest in each Real Property Lease free and clear of all Encumbrances (other than Permitted Encumbrances).

(e) Entire Premises. All of the land, buildings, structures and other improvements used by Seller or any Instruments Subsidiary exclusively or primarily in connection with the Business are included in the Owned Real Property and the Leased Real Property (except as specifically excluded in the definition of “Excluded Assets”). The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the “Real Property”.

(f) Space Leases. Except as set forth in Section 3.8(f) of Seller’s Disclosure Schedule, there are no leases, subleases, licenses or other agreements granting to any Person other than Seller or any Instruments Subsidiary any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof.

(g) Condemnation. Neither Seller nor any Instruments Subsidiary has received notice, and neither Seller nor any Instruments Subsidiary has Knowledge, of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(h) Except as set forth in Section 3.8(h) of Seller’s Disclosure Schedule, Seller and each Instruments Subsidiary (as the case may be) has good title to or, in the case of material property the subject of a Tangible Personal Property Lease, a valid leasehold interest or license, or its reasonable equivalent outside the United States (subject to the terms of the relevant lease or license) in, all its Tangible Personal Property free and clear of all Encumbrances other than Closing Permitted Encumbrances.

3.9 INTELLECTUAL PROPERTY

(a) Section 3.9(a) of Seller’s Disclosure Schedule sets forth a true and complete list of all (i) registered, issued and applied for Patents, Trademarks, Copyrights and domain names, except for those domain names including in any part thereof the term “Dresser” or “dresser,” and (ii) material IP Licenses included in the Business Intellectual Property. At the Closing, Seller will deliver to Buyer correct and complete copies of all patents and patent applications, trademark registrations and applications, and licenses referenced on Section 3.9(a) of Seller’s Disclosure Schedule. Seller or one of its Affiliates is owner of the Business Intellectual Property, or Seller or one of its Affiliates otherwise has (or will have before Closing) the right to transfer or license, as applicable, the Business Intellectual Property and Licensed Intellectual Property to Buyer, and on or prior to Closing Seller shall obtain any Consents, or provide any notifications required, to transfer or license, as applicable, the Business Intellectual Property, Licensed Intellectual Property or Other Intellectual Property to Buyer. Seller or one of its Selling Subsidiaries, or one of the Joint Ventures listed on Section 1.2(mmmm) of Seller’s Disclosure Schedule is listed in the records of the appropriate United States, state or foreign Governmental Body as, the sole owner of record for each application and registration listed in Section 3.9(a) of Seller’s Disclosure Schedule. To Seller’s Knowledge, all such items of Business Intellectual Property are valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.

(b) Except as set forth in Section 3.9(b) of Seller’s Disclosure Schedule, there is no notice of any objection, opposition or claim being asserted by any Person with respect to the ownership, validity or enforceability of any Business Intellectual Property which in the aggregate would be material, and there are no Encumbrances (other than Permitted Encumbrances) on any Business Intellectual Property, which would be material.

(c) Upon Closing, Buyer will acquire all right, title and interest, except for interests held by entities identified as Joint Ventures, in the (i) Standalone Intellectual Property and (ii) the Mixed Intellectual Property, subject to the grant back of a royalty-free, world-wide, transferable, license (with right to sublicense) in the form of the license attached as Exhibit F to Seller to use the Mixed Intellectual Property, as applicable, in Seller’s and its Affiliates’ businesses.

(d) Neither the Business Intellectual Property nor the Business (or its products or services) is currently subject to any (i) Proceeding related to intellectual property infringement or misappropriation claims which would be material or (ii) Order that would prevent Buyer from using any such Intellectual Property after Closing in substantially the same manner as used now by Seller and its Affiliates which would be material. Further, Seller has not received any notice alleging that any Business Intellectual Property or the Business (or its products or services) infringes or misappropriates the Intellectual Property rights of third parties which would be material.

(e) Since April 10, 2001, none of the Intellectual Property, business operations, products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by Seller or any of the Selling Subsidiaries in connection with the Business, or made for, used or sold by or licensed to Seller or any of the Selling Subsidiaries by any Person in connection with the Business, nor the conduct of the Business infringes upon, misappropriates or otherwise violates any Intellectual Property rights of others, where such infringements, misappropriations, or violations would in the aggregate be material. Except as disclosed in Section 3.9(e) of Seller’s Disclosure Schedule, to Seller’s Knowledge, no Person is infringing upon or otherwise violating the Intellectual Property rights of Seller or any of the Selling Subsidiaries relating to the Business where such infringements or violations would in the aggregate be material.

(f) All of the rights of Seller and each of the Selling Subsidiaries in the material Business Intellectual Property are valid and enforceable. Each of Seller and the Selling Subsidiaries has taken all necessary and desirable actions to maintain and protect each item of material Business Intellectual Property owned or purported to be owned by Seller or any of the Selling Subsidiaries. Each of Seller and the Selling Subsidiaries has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and the proprietary nature and value of the Business Intellectual Property. Each of Seller and the Selling Subsidiaries is reasonably prosecuting all Patent applications it has filed.

(g) Except as set forth in Section 3.9(g) of Seller’s Disclosure Schedule, it is not necessary for the Business to Use any Intellectual Property owned by any present or past director, officer, employee or consultant of Seller or any of the Selling Subsidiaries (or Persons Seller or any of the Selling Subsidiaries intends to hire).

(h) Section 3.9(h) of Seller’s Disclosure Schedule sets forth a true and complete list and description of all material Software Used in the Business. Promptly following consummation of the Contemplated Transactions, each of Seller and the Selling Subsidiaries will furnish all material documentation relating to the use, maintenance and operation of such Software, such documentation provided in the form it exists on the date hereof and immediately prior to the Closing. To Seller’s Knowledge, none of the Software owned by Seller or a Selling Subsidiary contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or does or may require disclosure or licensing of any such Software or any other Intellectual Property owned by Seller or a Selling Subsidiary.

(i) After Closing, Seller shall direct its outside intellectual property counsel to provide to Buyer, upon Buyer’s request, in a timely manner after such request is made by Buyer: (i) a paper docket with a listing of the patents and trademarks listed on Section 3.9(a) of Seller’s Disclosure Schedule with an indication of the date of the next action as docketed on the records of outside counsel in connection with said patents and trademarks; and (ii) an electronic version of the information stored in outside counsel’s docketing system for each of the patents and trademarks listed on Section 3.9(a) of Seller’s Disclosure Schedule. Seller makes no representation and provides no warranty with regard to the docketing or docketing program. Buyer acknowledges that Seller’s outside counsel will not be instructed to provide the docketing software itself or any translation software, but will be instructed only to provide the subject data in electronic form which may downloaded without modification or reprogramming from said counsel’s docketing system.

(j) After the consummation of the Contemplated Transactions, Buyer will own all right, title, and interest in and to or have a valid written license to Use all material Intellectual Property currently Used in the Business on functionally equivalent terms and conditions as Seller and its applicable Selling Subsidiaries enjoyed on the date hereof and immediately prior to such transactions. Seller has no Knowledge of any facts that would cause it to reasonably believe that the Contemplated Transactions (including the assignment by operation of law of any contract to the Buyer) would result in: (A) the granting by any of Buyer’s Affiliates of any rights or licenses to any Intellectual Property to any third party (including any covenant not to sue with respect to any Intellectual Property of Buyer or any Affiliate of Buyer) or (B) Buyer or any of its Affiliates being bound by any non-compete or other material restriction on the operation of any business of Buyer or its Affiliates.

3.10 MATERIAL CONTRACTS; NO DEFAULT

(a) Section 3.10 of Seller’s Disclosure Schedule lists each of the following Contracts (i) that is an Assumed Contract or (ii) to which any Standalone Subsidiary is a party or which their respective assets or properties are bound (collectively, the “Material Contracts”):

(i) Any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(ii) Any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year and involve consideration in excess of $100,000;

(iii) Any Contract concerning a partnership, joint venture or similar arrangement, including between Seller or its Affiliates and any Joint Venture;

(iv) Any Contract containing a non-competition clause;

(v) Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000, provided that for purposes of Section 3.10(b), it shall be sufficient in cases where employment offer letters and standard consultant contracts have been used, to provide the form of such offer letters and standard consultant Contracts;

(vi) Any Contract under which there has been an advance or loan any other Person amounts in the aggregate exceeding $100,000;

(vii) Any Contract containing an obligation to indemnify any other Person for a potential value in excess of $50,000 other than in connection with the operation of the Business in the Ordinary Course of Business;

(viii) Any Contract containing a “most favored nation” or other similar provision;

(ix) Contracts (other than purchase orders) with the ten largest suppliers and Contracts with any customer or distributor who represents at least two percent of the revenue of the Business measured by dollar value for the twelve calendar months ended December 31, 2004;

(x) Contracts since April 10, 2001 for acquisitions of capital stock or assets of another Person (whether by merger, stock or asset purchase) that is included as part of the Assets or the Assumed Liabilities;

(xi) Contracts since April 10, 2001 regarding dispositions of any of the Assets or any assets of the Standalone Subsidiaries other than the sale of inventory in the Ordinary Course of Business or with a value less than $200,000;

(xii) Contracts entered into since April 10, 2001 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value of greater than $100,000; and

(xiii) any Contract that is material to the operation of the Business.

(b) There have been delivered to Buyer true and complete copies of all of the Material Contracts (including any material amendments, modifications and supplements, thereto. Each such Contract is valid and in full force and effect and constitutes the legal, valid, and binding obligation of Seller and its Affiliates enforceable against Seller and its Affiliates, as applicable, and to Seller’s Knowledge, the other parties thereto, other than as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting creditors’ rights generally and (ii) principles of equity affecting the availability of specific performance and other equitable remedies.

Neither Seller nor any of its Affiliates is in default in any material respect under any of such Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the Knowledge of Seller, no other party to any such Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. If under any circumstance a Contract of the type enumerated in Section 3.10(a) is not listed on Section 3.10 of Seller’s Disclosure Schedule, such failure to list shall not create any implication that it is not an Assumed Contract or that it is not material to the Business.

3.11 INSURANCE

Seller and the Instruments Subsidiaries are covered by valid, binding and currently effective insurance policies relating to the Business that are customary for companies in the same or similar lines of business and of similar size and financial condition. Seller has delivered a true and correct copy of the loss-runs for the Business for the period beginning on January 1, 2002 through December 31, 2004.

3.12 TAXES

(a) Except as set forth in Section 3.12 of Seller’s Disclosure Schedule, each of the Standalone Subsidiaries has filed all Tax Returns that it was required to file on or before the date of this Agreement (taking into account applicable extensions) and all such Tax Returns were correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid and each Standalone Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b) The Standalone Subsidiaries have given or otherwise made available to Buyer true, correct and complete copies of all material Tax Returns, and Seller and the Standalone Subsidiaries have given or otherwise made available to Buyer true, correct and complete copies of all material examination reports and statements of deficiencies of, in each case, the Standalone Subsidiaries for all taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Seller or any of the Standalone Subsidiaries relating to the Business for any taxable period and no request for any such waiver or extension is currently pending, provided, however, that this sentence is limited to Seller’s Knowledge with respect to matters outside of the United States.

(d) No audit or other proceeding by any Governmental Body is pending or threatened in writing with respect to any Taxes relating to the Business due from or with respect to Seller or any of the Standalone Subsidiaries, no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes relating to the Business against Seller or any of the Standalone Subsidiaries, and no claim in writing has been made by any Governmental Body in a jurisdiction where Seller or any Standalone Subsidiary does not file a Tax Return that the activities of the Business are or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes relating to the Business asserted or assessed in writing against Seller or any of the Standalone Subsidiaries have been fully and timely paid, settled or properly reflected in the Balance Sheet, Interim Balance Sheet or the books and records maintained for the Business; provided, however, that this sentence is limited to Seller’s Knowledge with respect to matters outside of the United States.

(e) There are no Liens for Taxes relating to the Business upon the assets or properties of Seller or any of the Standalone Subsidiaries, except for statutory Liens for current Taxes not yet due.

(f) None of the Standalone Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which Seller is the common parent under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 3.12 that relate to Taxes of Seller or any Asset Selling Subsidiary are made only to the extent that such Taxes (i) are or may become liens on the Assets or (ii) are or become a liability of Buyer.

(h) The Tax Laws of Brazil do not require the Buyer to withhold any Tax on the portion of the Purchase Price allocated to the Shares of Brazil HoldCo.

3.13 LABOR RELATIONS; EMPLOYEE BENEFITS

(a) Except as set forth in Section 3.13(a) of Seller’s Disclosure Schedule, to Seller’s Knowledge, in the United States, there are no Proceedings involving Seller, any Selling Subsidiary or Instruments Subsidiary and any of the Employees, or any association or group of Employees, relating to the employment, or termination of employment, of any Employee and outside the United States, there are no material Proceedings involving Seller, any Selling Subsidiary or Instruments Subsidiary and any of the Employees, or any association or group of Employees, relating to the employment, or termination of employment, of any Employee.

(b) Section 3.13(b) of Seller’s Disclosure Schedule sets forth a list of, and Seller has provided to Buyer a copy of, (i) each employment agreement with any Employee who is employed in the United States of America, except in cases where a standard offer letter was provided to the Employee, in such case, the form of standard offer letter satisfies the disclosure obligation and (ii) the form of employment agreement for each non-U.S. jurisdiction in which Employees are employed.

(c) Except as set forth in Section 3.13(c) of Seller’s Disclosure Schedule, none of Seller or any Selling Subsidiary or Instruments Subsidiary is a party to any collective bargaining agreement or other labor union Contract (or similar Contract) applicable to the Employees. Seller has made available to Buyer copies of all such Contracts. With respect to any Employee, and except as set forth in Section 3.13(a) of Seller’s Disclosure Schedule, no complaint against Seller or any Selling Subsidiary or Instruments Subsidiary is currently pending before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any similar entity in any country. With respect to the Business, no labor strike, labor dispute, organizing effort or material concerted work stoppage is pending or, to Sellers’ Knowledge, threatened, and since January 1, 2002 the Business has not experienced any such labor strike, labor dispute, organizing effort or material concerted work stoppage. Seller has made available to Buyer copies of any written material relating to the material personnel policies of Seller or any Selling Subsidiary or Instruments Subsidiary that are applicable to Employees.

(d) Each Seller Plan is listed in Section 3.13(d) of Seller’s Disclosure Schedule. Seller has delivered or made available to Buyer copies (or written description, if (i) not in writing or (ii) in cases where the non-U.S. plan will not be an Assumed Benefit Plan and Seller will not be replicating a substantially similar plan) of each Seller Plan and, to the extent applicable, copies of the related trust agreements, annuity contracts and all other funding instruments, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), determination or opinion letter issued by the Internal Revenue Service, the most recent summary plan description, summary of material modifications and any other material written communication (or a description of any material oral communications) by Seller or any Selling Subsidiary or Instruments Subsidiary to Employees concerning the extent of the benefits provided under any Seller Plan, audited financial statements, actuarial valuation reports (if applicable) and Form 990.

(e) With respect to any Employee, other than routine claims for benefits and except as set forth in Section 3.13(e) of Seller’s Disclosure Schedule, no lawsuits or complaints to or by any Person or Governmental Body have been filed or made against any Seller Plan or against any of Seller or any Selling Subsidiary or Instruments Subsidiary in respect of any Seller Plan or, to Sellers’ Knowledge, against any other person or party in respect of any Assumed Benefit Plan and, to Sellers’ Knowledge, no such lawsuits or complaints are contemplated, threatened or reasonably likely to occur. No individual who has performed services for the Business has been improperly excluded from participation in any Seller Plan.

(f) All contributions required to be made by Seller or any Selling Subsidiary or Instruments Subsidiary to each Assumed Benefit Plan under the terms of such Assumed Benefit Plan or applicable Law have been timely made.

(g) Each Assumed Benefit Plan materially complies with the requirements of applicable Law.

(h) Each Union Pension Plan has received a favorable determination letter from the Internal Revenue Service and has been maintained in material compliance with its terms and with the applicable requirements of Law and to Sellers’ Knowledge, there has been no event or occurrence which should preclude each Union Pension Plan from being qualified under Code Section 401(a).

(i) Seller and each Selling Subsidiary or Instruments Subsidiary is not, and do not expect to be, in respect of any of the Assets, subject to any lien pursuant to Section 412(n) of the Code or Title IV of ERISA.

(j) Except as set forth in Section 3.13(j) of Seller’s Disclosure Schedule, with respect to any Employee, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due to such Employee; (ii) increase any benefits otherwise payable under any Seller Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount or the provision of any benefit that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; or (v) result in a violation of the privacy requirements of the Heath Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder, in this regard, the Transition Services Agreement shall comply with Section 11.3(c) and the parties shall enter into a HIPAA Business Associate agreement, if necessary to comply with HIPAA.

(k) Seller and each Selling Subsidiary or Instruments Subsidiary has no plan, contract or commitment, whether written or oral or legally binding or not, to create any additional Employee Benefit Plans that are intended to cover Employees or, except as may be required by applicable Law or as required under this Agreement, to modify any Seller Plan in a manner that could affect the benefits provided to any Employees thereunder.

(l) With respect to the Business, Seller and each Selling Subsidiary or Instruments Subsidiary has not incurred any Liability under WARN or the regulations promulgated thereunder, or any similar state or local law, which remains unsatisfied.

(m) Each Seller 401(k) Plan has received a favorable determination letter from the Internal Revenue Service and has been maintained in material compliance with its terms and with the applicable requirements of Law and to Sellers’ Knowledge, there has been no event or occurrence which should preclude each Seller 401(k) Plan from being qualified under Section 401(a) of the Code. There is no stock of Seller invested in the Seller 401(k) Plans and no assets in the Seller 401(k) Plans are invested in guaranteed investment contracts (“GIC”).

3.14 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

(a) To Seller’s Knowledge, and except as set forth in Section 3.14(a) of Seller’s Disclosure Schedule, the Business and the Assets are, and have been since April 10, 2001, in material compliance with, and are not subject to any material Liability under, any Environmental Law. All Environmental Permits listed in Section 5.13(a) of Seller’s

Disclosure Schedule are in full force and effect and each of Seller and each Instrument Subsidiary is, and since April 10, 2001 has been, in compliance in all material respects with such Environmental Permits. No Governmental Proceeding is pending nor, to Seller’s Knowledge, is there any threat by any Governmental Body to cancel, modify or fail to renew any such Environmental Permits.

(b) Except as set forth in Section 3.14(b) of Seller’s Disclosure Schedule, neither Seller nor any Selling Subsidiary has received any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged or potential violation or failure to comply with any Environmental Law, Environmental Permit or Occupational Safety and Health Law with respect to the Business and the Assets; (ii) any actual, alleged or potential obligation on the part of Seller or any Selling Subsidiary to undertake, or to bear all or any portion of the cost of, any Remediation of any nature or any other Liability under any Environmental Law, Environmental Permit or Occupational Safety and Health Law; or (iii) any actual, alleged or potential third-party claim under any Environmental Law or Occupational Safety and Health Law.

(c) Except as set forth in Section 3.14(c) of Seller’s Disclosure Schedule, there are no pending or, to Seller’s Knowledge, threatened Proceedings arising under any Environmental Law with respect to the Business and the Assets or affecting any of the Leased Real Property or Owned Real Property.

(d) To Seller’s Knowledge, Seller and the Selling Subsidiaries have delivered or made available to Buyer copies of all material reports, studies, analyses, tests or monitoring data (collectively, “Environmental Reports”) in the possession or control of Seller or any Selling Subsidiary pertaining to the environmental condition of the Leased Real Property or Owned Real Property or the compliance of the Business or the Assets with Environmental Law. A list of Environmental Reports made available to Buyer is set forth in Section 3.14(d) of Seller’s Disclosure Schedule. Seller does not represent or warrant the accuracy or completeness of any Environmental Reports or whether the Environmental Reports comply with any applicable U.S. or Foreign Environmental Laws or are based on prevailing standards and methodologies.

(e) To Seller’s Knowledge, and except as set forth in Section 3.14(e) of Seller’s Disclosure Schedule, the Business and the Assets are, and have been since April 10, 2001, in material compliance with, and are not subject to any material Liability under, any Occupational Safety and Health Law.

(f) Except as set forth in Section 3.14(f) of Seller’s Disclosure Schedule, there are no pending or, to Seller’s Knowledge, threatened Proceedings arising under any Occupational Safety and Health Law with respect to the Business and the Assets or affecting any of the Leased Real Property or Owned Real Property.

(g) The Parties agree that the only representations and warranties of Seller as to any matters, compliance, claims, conditions, or permits relating to Environmental Law or Occupational Safety and Health Law are those contained in this Sections 3.14. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15, 3.16 and 3.22 do not relate to such matters.

3.15 COMPLIANCE WITH LAWS

(a) The Business is, and for the last 3 years has been, in compliance in all material respects with all Laws applicable to the ownership of the Assets and operation of the Business, to the extent applicable to it and no material action, Proceeding, investigation, complaint, demand or notice has been filed or commenced, or to Seller’s Knowledge, threatened against Seller, any Share Selling Subsidiary or any Instrument Subsidiary alleging any failure to so comply.

(b) Buyer acknowledges and agrees that no representation or warranty is made pursuant this Section 3.15 with respect to compliance with (i) Laws relating to Taxes and Tax Returns, as to which the exclusive representations and warranties of Seller are set forth in Section 3.12, (ii) ERISA, the Code and other Laws relating to the Seller Plans, as to which the exclusive representations and warranties of Seller are set forth in Section 3.13, (iii) Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and plant closing, as to which the exclusive representations and warranties of Seller are set forth in Section 3.13, or (iv) Environmental Laws or Occupational Safety and Health Laws, as to which the exclusive representations and warranties of Seller are set forth in Section 3.14.

3.16 PROCEEDINGS

Except as set forth in Section 1.2(ooo)(iii) or 3.16 of Seller’s Disclosure Schedule, there is no Proceeding at law or in equity or any arbitration, administrative or other Proceeding pending, or, to Seller’s Knowledge, threatened, involving the Business, the Assets or the Assumed Liabilities or the Instrument Subsidiaries. Except as set forth in Section 1.2(ooo)(iii) or 3.16 of Seller’s Disclosure Schedule, neither the Business, any Instrument Subsidiary or the Assets is subject to any Order. There is no claim or Proceeding or, to Seller’s Knowledge, governmental investigation pending or, to Seller’s Knowledge, threatened against Seller or the Business by or before any court or Governmental Body that would have or would reasonably be expected to impede the ability of Seller, the Asset Selling Subsidiaries or the Share Selling Subsidiaries to complete the Acquisition in any respect.

3.17 BROKERS OR FINDERS

Other than with respect to UBS Investment Bank, neither Seller nor any Selling Subsidiary, nor any of their respective Representatives, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

3.18 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS

(a) Section 3.18(a) of Seller’s Disclosure Schedule sets forth the names of the ten largest suppliers of the Business (measured by dollar value for the twelve calendar months ended December 31, 2004). None of such suppliers has notified Seller or any Instruments Subsidiary in writing (including by e-mail) that it is (i) canceling or terminating its relationship with the Business, or (ii) materially modifying its relationship with the Business.

(b) Section 3.18(b) of Seller’s Disclosure Schedule sets forth the names of the current suppliers of the Business with whom Seller or any Instruments Subsidiary has had a dispute (whether written or oral) with a value in excess of $125,000 at any time during the last two years.

(c) None of the customers and distributors who, individually, represent at least two percent of the revenue of the Business (measured by dollar value for the twelve calendar months ended December 31, 2004) has notified Seller or any Instruments Subsidiary in writing (including by e-mail) that it is (i) canceling or terminating its relationship with the Business, or (ii) materially modifying its relationship with the Business.

(d) Section 3.18(d) of Seller’s Disclosure Schedule sets forth the names of the customers and distributors of Business with whom Seller or any Instruments Subsidiary has had a dispute (whether written or oral) in excess of $125,000 at any time during the last two years.

3.19 WARRANTIES; PRODUCT CLAIMS

All of the products manufactured, sold, leased, and delivered by the Business have conformed in all material respects with applicable Contracts and all warranties applicable to the Business and such products at the time of such manufacture, sale, lease or delivery. Neither Seller nor any Instruments Subsidiary has any material Liability for products manufactured since April 10, 2001 for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims that will be set forth on the face of the Closing Balance Sheet. Seller has provided Buyer with copies of the standard terms and conditions of sale or lease for each Instruments Subsidiary. Except as set forth in Section 1.2(ooo)(iii) or 3.16 of the Seller’s Disclosure Schedule, during the past three years, there have been no product liability claims, or Proceedings relating to products or services manufactured, sold or provided by the Business, nor, to Seller’s Knowledge, has any such claim, or Proceeding been threatened, nor does any circumstance exist that would reasonably be expected to result in any of the foregoing for any material Liability. Section 3.19 of Seller’s Disclosure Schedule sets forth all product liability claims of the Business claiming in excess of $100,000 settled during the past three years.

3.20 TITLE, CONDITION AND SUITABILITY OF ASSETS

(a) Seller and the Asset Selling Subsidiaries at the Closing will have the power and right to deliver to Buyer all of the Assets free and clear of all Encumbrances other than Closing Permitted Encumbrances, and in the case of the Shares and the Joint Venture

Interests, free and clear of all Encumbrances (other than restrictions on transferability of such securities under applicable securities Laws, and in the case of the Joint Venture Interests, matters arising under the Governing Documents of the Joint Ventures).

(b) The Assets, taken as a whole: (i) constitute all the material assets and properties used or held for use in connection with the Business; (ii) are in good and working order (subject to normal wear and tear); and (iii) include all personal property of Seller necessary to conduct the Business in substantially the same manner as presently conducted by Seller.

3.21 ACCOUNTS RECEIVABLE

All Accounts Receivable have arisen in the Ordinary Course of Business, represent valid obligations payable to Seller and the Instruments Subsidiaries and, subject only to reserves for bad debts calculated in a manner consistent with the Instruments Subsidiaries’ past practices, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms.

3.22 PERMITS

Section 3.22 of Seller’s Disclosure Schedule sets forth a true and correct list of permits that relate to the Business or any of the Assets (other than the Joint Ventures) the failure of which to have would impair the conduct, use or operation or ownership thereof (the “Business Permits”). All such Business Permits are in full force and effect and each of Seller, and each Instrument Subsidiary is in compliance in all material respects with such Business Permit. No governmental Proceeding is pending nor, to Seller’s Knowledge, is there any threat by any Governmental Body to cancel, modify, or fail to renew any such Business Permit.

3.23 AFFILIATE TRANSACTIONS

Except as set forth on Section 3.23 of Seller’s Disclosure Schedule or as it relates to (a) the Joint Ventures, (b) employment relationships or (c) the payment of compensation in the Ordinary Course of Business, no Affiliate of Seller (other than any Instrument Subsidiary or any Joint Venture) is a party to, or the beneficiary of, any Assumed Contract or transaction material to the conduct or operation of the Business, including any Contract providing for any loans, advances, the employment of, furnishing of services by, rental of its assets from or to, or otherwise requiring payments to or from, any such Person in excess of $50,000.

3.24 FOREIGN CORRUPT PRACTICES ACT AND INTERNATIONAL TRADE SANCTIONS

Since April 10, 2001, and except as set forth in Section 1.2(ooo)(iii) of Seller’s Disclosure Schedule, neither Seller, nor any Instruments Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on behalf of the Business has, in connection with the operation of the Business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal, state or provincial Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

3.25 NO UNDISCLOSED LIABILITIES/DEBT

(a) Neither Seller nor the Instruments Subsidiaries have any material Liabilities with respect to the Business, that constitute Assumed Liabilities, other than (i) Liabilities reflected in the Financial Statements, (ii) Liabilities accruing after the date of the Interim Balance Sheet in the Ordinary Course of Business or in accordance with this Agreement, or (iii) Liabilities otherwise specifically identified in this Agreement or in the schedules to the Closing Balance Sheet.

3.26 INVESTMENT COMPANY

Seller is not and is not controlled by or affiliated with an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.27 PRIVATE OFFERING

No form of general solicitation or general advertising was used by Seller, the Share Selling Subsidiaries or their representatives in connection with the offer or sale of the Shares.

3.28 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR IN THE IMPLEMENTING AGREEMENTS, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE SHARES, ASSETS, ASSUMED LIABILITIES, INSTRUMENTS SUBSIDIARIES, THE BUSINESS OR ANY OTHER MATTER, INCLUDING SOLELY WITH REGARD TO ANY NON-SHARE ASSETS, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND THE PURCHASE AND SALE OF THE NON-SHARE ASSETS AND ASSUMED LIABILITIES IS BEING MADE ON AN “AS IS, WHERE IS” BASIS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION; GOOD STANDING

Buyer is an Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with full power and authority to conduct its business as presently conducted, to own or use the properties that it purports to own or use and to perform all its obligations under this Agreement. Buyer is newly-formed and has no prior history. Buyer is (and each of its Affiliates participating in the Contemplated Transactions will be on the Closing Date) duly qualified to do business and is in good standing in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2 ENFORCEABILITY; NO CONFLICT

(a) Buyer has full power and authority to execute and deliver this Agreement, and Buyer and any of its Affiliates which will be a party to any Ancillary Agreement or Implementing Agreement will have full power and authority to execute and deliver each Ancillary Agreement and Implementing Agreement to which it will be a party, and to perform its obligations hereunder and thereunder (as the case may be). Without limiting the generality of the foregoing, the board of directors or other managing or governing body or Person of Buyer has duly authorized the execution, delivery and performance of this Agreement by Buyer and the consummation of the Contemplated Transactions. Assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. Assuming due authorization, execution and delivery of the Ancillary Agreements and Implementing Agreements by Seller or any of its Affiliates (as the case may be), each Ancillary Agreement and Implementing Agreement to be executed by Buyer or any of its Affiliates, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Buyer or its Affiliates (as the case may be) enforceable in accordance with its terms and conditions. The foregoing representations and warranties are qualified to the extent enforcement of this Agreement, the Ancillary Agreements or the Implementing Agreements may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting creditors’ rights generally and (ii) principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The execution and delivery of this Agreement by Buyer, the execution and delivery of the Ancillary Agreements and Implementing Agreements by Buyer and its Affiliates (as the case may be), the performance of such agreements by any of the aforementioned, and the consummation of the Contemplated Transactions, do not and will not (i) violate any provision of the Governing Documents of Buyer or any of its Subsidiaries, (ii) assuming compliance with the matters set forth in Sections 3.3 and 4.3, and subject to

Section 2.9, violate, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer or any of its Subsidiaries under any Contract to which it is a party or to which any of its properties or assets are subject, or (iii) assuming compliance with the matters set forth in Sections 3.3 and 4.3, and subject to Section 2.9, violate any Law applicable to Buyer or any of its Affiliates, or any Order to which Buyer or any of its Affiliates is subject, except with respect to clauses (ii) or (iii), for violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, modifications, revocations or suspensions that would not be material.

4.3 BUYER CONSENTS AND APPROVALS

The execution and delivery of this Agreement by Buyer and the execution and delivery of the Ancillary Agreements and Implementing Agreements by Buyer and each of its Affiliates which are a party to such documents, and the performance of their respective obligations hereunder and thereunder, do not require on the part of Buyer, or any Affiliate of Buyer, any filing with, or clearance or Consent of, any Governmental Body or other Person, except as set forth in Section 4.3 of Buyer’s Disclosure Schedule.

4.4 PROCEEDINGS

There are no pending Proceedings against or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates that challenge, or that are reasonably likely to have the effect of preventing, restraining, delaying, prohibiting, making illegal or otherwise interfering with, the Acquisition or any other Contemplated Transaction, the carrying out of this Agreement, including the Acquisition and the other Contemplated Transactions or any of the Ancillary Agreements or Implementing Agreements or otherwise would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.5 SUFFICIENT FUNDS

Buyer has available or has access to, and on the Closing Date will have immediately available funds necessary to consummate all of Buyer’s obligations under this Agreement, the Ancillary Agreements and the Implementing Agreements that are required to be consummated at Closing.

4.6 PURCHASE FOR OWN ACCOUNT; ACCREDITED INVESTOR

Buyer represents and warrants that it is acquiring the Shares pursuant to the terms and conditions of this Agreement for Buyer’s own account and for investment purposes only and not with a view towards, and Buyer has no present intention, agreement or arrangement regarding, the distribution, transfer, assignment, resale or subdivision of the Shares. Buyer represents that it is experienced in investment matters, fully understands the Contemplated Transactions, has the knowledge and experience in financial matters as to be capable of evaluating the merits and risks of its investment in the Shares and has had the financial ability and resources to bear the economic risks of its investment in the Shares. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

4.7 BROKERS OR FINDERS

Neither Buyer nor any of its Representatives has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE 5

COVENANTS

5.1 ACCESS AND INVESTIGATION

(a) Between the date of this Agreement and the Closing, upon reasonable advance notice from Buyer, Seller will, and will cause the Instruments Subsidiaries to, (i) afford Buyer and its Representatives reasonable access, during normal business hours, to the properties, books, records, employees, consultants, advisors (including accountants and, to the extent available, relevant work papers) and Contracts of Seller and each Instruments Subsidiary relating to the Business, and (ii) furnish such Persons with copies of all such written information relating to the Business as Buyer may reasonably request; provided, however, no aspect of Buyer’s and its Representatives’ investigation pursuant to this Section 5.1 may unreasonably interfere with the operations of Seller or any of its Affiliates, subsidiaries or Joint Ventures, including, but not limited to, with respect to the Business. The foregoing covenant will not require Seller or any of its Affiliates, subsidiaries or Joint Ventures to provide Buyer or its Representatives with access to any document or other information that Seller believes in good faith upon advice of counsel may be covered by any attorney-client privilege, the work product doctrine or subject to restrictions under any applicable Laws (including antitrust, privacy or similar Laws). The foregoing covenant will not require Seller or any Instruments Subsidiaries to permit Buyer or its Representatives to conduct any Phase II or other invasive environmental testing procedures, including conducting soil, ground water, air emissions or other testing relating to any of the facilities on, or any of, the Leased Real Property or Owned Real Property. None of Buyer nor any of its Representatives shall contact (i) any customers, suppliers or Joint Venture partners relating to the Business (other than in connection with bona fide, non-Acquisition related business purposes) without Seller’s prior consent (not to be unreasonably withheld, conditioned or delayed) or (ii) Seller’s or its Affiliates’ employees without the prior consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(b) All information received by Buyer or its Representatives and given by or on behalf of Seller or any of its Affiliates or subsidiaries in connection with this Agreement and the Contemplated Transactions will be held by Buyer and its Affiliates and Representatives as confidential information strictly in accordance with the terms of the Confidentiality Agreement or the confidentiality provisions contained in any other agreement between the Parties.

5.2 OPERATION OF THE BUSINESS

Between the date of this Agreement and the Closing, except (a) as otherwise specifically contemplated or permitted by this Agreement, (b) as required by Law or Order, (c) as required by any Governmental Authorization or Contract, (d) as set forth on Section 5.2 of Seller’s Disclosure Schedule, (e) as required to ensure Seller or any of its Affiliates can perform under the Transition Services Agreement commencing at Closing or (f) as Buyer may otherwise consent in writing, Seller will, and will cause the Instruments Subsidiaries to, conduct the Business in the Ordinary Course of Business and shall use Reasonable Best Efforts to preserve intact their Business relationships with key customers, distributors and suppliers and to keep available the services of their present officers and employees; provided, however, nothing in this Section 5.2 shall prevent Seller and its Affiliates from carrying-out all or part of the Reorganization as specifically described under and in accordance with Section 5.9. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, other than as specifically contemplated by this Agreement, the Implementing Agreements and/or the Ancillary Agreements, Seller shall, and shall cause each of the Instruments Subsidiaries to use Reasonable Best Efforts with respect to the Business, the Assets or the Assumed Liabilities to ensure that:

(i) No loans, advances or capital contributions to, or investments in, any other Person are made, other than in the Ordinary Course of Business;

(ii) Neither Seller nor any Instruments Subsidiary sell, transfer, lease, sublease, license, relinquish, surrender, encumber or otherwise dispose of any material Asset to any Person other than Buyer (whether by merger, consolidation or otherwise), except for the sale, transfer, lease, sublease, license or other disposition in the Ordinary Course of Business;

(iii) Neither Seller nor any Instruments Subsidiary cancel, terminate, materially amend or fail to perform in any material respect under any Material Contract;

(iv) None of Seller, any Share Selling Subsidiary nor any Instruments Subsidiary issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire shares of capital stock, or any other ownership interest in the Standalone Subsidiaries or Joint Ventures;

(v) Neither Seller nor any Instruments Subsidiary changes any method of accounting or accounting practice used by it with respect to the Business (including procedures with respect to the payment of accounts payable and collection of Accounts Receivable), except for any change required by GAAP;

(vi) None of the Instruments Subsidiaries make or commit to make any capital expenditures with respect to the Business except capital expenditures in the Ordinary Course of Business;

(vii) Neither Seller nor any Instruments Subsidiary shall establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any Employee Benefit Plan related to the Business and maintained by Seller or the Instruments Subsidiaries or otherwise increase the compensation payable to any Employee, except in accordance with existing Employee Benefit Plans and agreements consistent with past practice, or modify, renew, establish, adopt or enter into any collective bargaining agreement with any labor union in regard to any Employees;

(viii) Each of Seller and the Instruments Subsidiaries shall keep or cause to be kept its material existing insurance policies (or substantial equivalents) relating to the Business in such amounts duly in force as of the date hereof and shall give Buyer notice of any material change in its insurance policies;

(ix) Neither Seller nor any Instruments Subsidiary enter into any lease, sublease, license or other agreement under which Seller or any Instrument Subsidiary or any other Person has the right to purchase or lease any Real Property;

(x) Neither Seller nor any Instruments Subsidiary enters into any commitment or transaction with respect to any Business Intellectual Property outside the Ordinary Course of Business;

(xi) Neither Seller nor any Instruments Subsidiary does any act or knowingly omits to do any act whereby any Business Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain, and Seller and each Instrument Subsidiary takes all reasonable actions to protect and maintain the Business Intellectual Property, including prosecuting all pending applications and maintaining all registrations;

(xii) Seller and each Instruments Subsidiary notifies Buyer promptly of any material Proceedings affecting the Business, including any adverse determination or development (including infringement by third parties) with respect to any Business Intellectual Property, of which it becomes aware, if any, and consults with Buyer regarding the actions to take with respect to such Proceeding, determination or development;

(xiii) To continue to diligently prepare and file Patent applications for all identified inventions that have come to the attention of senior engineering management personnel in the Ordinary Course of Business;

(xiv) Neither Seller nor its Affiliates shall cancel, terminate or amend any Governing Documents of any Instrument Subsidiary or Joint Venture; and

(xv) Neither Seller nor any Instruments Subsidiary authorize or enter into any Contract to take any action that would reasonably be expected to constitute a material breach of any of the foregoing paragraphs of this Section 5.2.

5.3 REQUIRED APPROVALS

(a) Upon the terms and subject to the conditions provided herein, and subject to Sections 2.9 and 6.2(c), each of the Parties agrees to use its Reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the Acquisition and the Contemplated Transactions, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Contemplated Transactions (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with Consents from or filings with, any Governmental Body), (ii) to obtain any Governmental Authorization or other Order or Consent from, or any exemption by, any Governmental Body or other Person required to be obtained by Buyer or Seller or any Instruments Subsidiary or Share Selling Subsidiary required in connection with the Contemplated Transactions, and (iii) to effect all necessary registrations and filings with any Governmental Body; provided, however, that except as expressly provided otherwise in this Agreement, Buyer and Seller will split equally all costs and fees incurred in carrying out this Section 5.3(a). Nothing contained in this Agreement shall require or be construed to require Buyer or its Affiliates, in connection with the receipt of regulatory approval, to offer or agree to divest, sell or hold separate any of its assets or properties, including the Assets.

(b) Subject to the confidentiality provisions contained in the Confidentiality Agreement or any other agreement between the Parties, each of the Parties will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing and will provide the other Party with copies of all filings made by such Party with any Governmental Body and, upon request, any other information supplied by such Party to a Governmental Body in connection with this Agreement and the Contemplated Transactions.

5.4 TRANSITION SERVICES; RELATED PARTY AGREEMENTS

Except (a) for the related party agreements set forth on Section 5.4 of Seller’s Disclosure Schedule, this Agreement, the Implementing Agreements and the Ancillary Agreements, (b) to the extent provided for in the Transition Services Agreement, or (c) as otherwise agreed to in writing by Seller and Buyer, all data processing, accounting, insurance, banking, personnel, legal, communications, and other related party Contracts relating to the Business involving Seller and its Affiliates and Seller and the Instruments Subsidiaries (written or oral) (other than Contracts involving Joint Ventures) will terminate simultaneously with the Closing without any further action or Liability on the part of Seller, Buyer or any of their Affiliates; provided that, notwithstanding the foregoing, Seller shall be responsible to pay for Bona Fide Affiliate Receivables when and as the same become due and payable. Notwithstanding the foregoing, in the absence of a written agreement (including any Transition Services Agreement), the provision of any services (similar to those contemplated by the preceding sentence) by Seller or any of its Affiliates to the Business from and after the Closing, which services may be provided in Seller’s sole discretion, will be for the convenience, and the expense, of Buyer.

5.5 CERTAIN DIVIDENDS; REDUCTION OF INDEBTEDNESS

Notwithstanding any provision herein to the contrary, prior to the Closing, Seller will be permitted to cause the Standalone Subsidiaries and the Joint Ventures to pay Seller an aggregate amount equal to the consolidated cash and other Cash Equivalents held by them (but with respect to Joint Ventures, only amounts they are entitled to with respect to the proportionate ownership percentages of the Joint Ventures). Seller may cause any such Person to make any such payment to Seller in the form of a dividend, redemption, reduction in capital or similar transaction, but shall inform Buyer prior to or immediately following such action.

5.6 INTELLECTUAL PROPERTY

(a) At the Closing, Seller will provide Buyer with a royalty-free, world-wide, perpetual (full term for patents), irrevocable, transferable, license (with right to sublicense) in the form of the license attached as Exhibit F to Use the Non-Trademark Licensed Intellectual Property in the Business and any natural extensions thereof.

(b) Prior to the Closing, Seller will use its Reasonable Best Efforts to ensure that Buyer is able to continue to use the Other Intellectual Property in the Business on substantially the same terms as such Other Intellectual Property is currently available to the Business.

5.7 FURTHER ASSURANCES

From and after the date hereof, at the request of the other Party, Buyer will, and will cause its Affiliates to, and Seller will, and will cause its Affiliates to, without further consideration, execute and deliver such further agreements, documents, certificates and other instruments of transfer, conveyance and assignment and assumption and take such other action as may reasonably be necessary to carry out the purposes of and effect the Contemplated Transactions.

5.8 BULK TRANSFER LAWS

Buyer acknowledges that, and waives for itself, any and all rights against Seller and any of Seller’s Affiliates resulting from the fact that neither Seller nor any of its Affiliates have taken, or intend to take, any action required to comply with any applicable bulk sale or bulk transfer or similar Laws.

5.9 REORGANIZATION

(a) The Parties acknowledge that in order to complete the Acquisition, Seller and its Affiliates will need to take such actions (and only such actions) as are specifically provided in Sections 5.9(b) and (c) and Section 5.10 (collectively, the “Reorganization”). Buyer and Seller shall cooperate to ensure the Reorganization is carried out in a manner mutually and reasonably acceptable to both parties to effect the Contemplated Transactions.

(b) As part of the Reorganization, prior to the Closing Date Seller contemplates that it will transfer ownership of Dresser Instruments S.A. de C.V., a Mexican corporation, from Dresser International Inc., a Delaware corporation, to a newly-formed Delaware limited liability company (“Mex HoldCo”) in accordance with Section 5.9(b) of Seller’s Disclosure Schedule. On the Closing Date, Buyer will acquire both Mex HoldCo and, indirectly, Dresser Instruments S.A. de C.V. (both of which will be deemed to be a Standalone Subsidiaries), with Dresser International Inc. acting as the Share Selling Subsidiary for the Shares of such portion of the Business.

(c) As part of the Reorganization, prior to the Closing Date Seller contemplates that it will transfer ownership of the Assets owned by Dresser Industria e Comercio Ltda, a Brazilian entity, from Dresser Industria e Comercio Ltda to a newly-formed Brazilian company (“Brazil HoldCo”) in accordance with Section 5.9(c) of Seller’s Disclosure Schedule. On the Closing Date, Buyer will acquire Brazil HoldCo (which will be deemed to be a Standalone Subsidiary) with DI Netherlands B.V. acting as the Share Selling Subsidiary for the Shares of such portion of the Business.

(d) Prior to the Closing Date (other than as it relates to the DARVICO Reorganization), Seller, at its own expense, will cause its Affiliates to, and will obtain any and all Consents necessary to, effect the Reorganization substantially in the manner contemplated in Sections 5.9(b) and (c). In the event, prior to or on the Closing Date, Seller desires to change the manner, at its own expense, in which a subsidiary, asset, or Liability (including equity interests) is to be transferred among Seller and its Affiliates in a manner materially different from that set forth in Sections 5.9(b) and (c), then Seller must obtain the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

5.10 DARVICO REORGANIZATION

(a) Buyer and Seller understand and acknowledge that the Assets and Assumed Liabilities are intended to include the portion of the Business conducted in Saudi Arabia through the Dresser Al-Rushaid Valve and Instrument Company, Ltd. Joint Venture (“DARVICO”). Buyer and Seller desire to transfer the DARVICO portion of the Business to Buyer as further described on Section 5.10(a) of Seller’s Disclosure Schedule (the “DARVICO Reorganization”). Buyer and Seller understand that it will not be legally possible to accomplish all necessary or appropriate steps in the DARVICO Reorganization prior to the Closing Date and that the proposed structure may require changes to comply with Law or following discussions between Buyer and DARVICO’s other joint venture partner.

(b) Buyer and Seller agree and acknowledge that if the DARVICO Reorganization is not completed on or prior to the date which is six months following the Closing Date (the “Outside Date”) in a manner that creates a Saudi Arabian joint venture on substantially similar terms as to the Instruments portion of the DARVICO joint venture that is currently in place (through no action or request of Buyer that materially prejudices the DARVICO Reorganization), Seller shall, within three Business Days following the Outside Date, refund $1.5 million of the Purchase Price, in immediately available funds payable by wire transfer to one or more accounts as designated by Buyer; provided that if Seller has during such period used its Reasonable Best Efforts to effect the DARVICO Reorganization, and the DARVICO Reorganization has not been effected prior to the Outside Date, then the Outside Date shall be extended for an additional 30 days.

(c) From and after the Closing Date through and up to the date that either (i) the DARVICO Reorganization is completed or (ii) the refund provided for in Section 5.10(b) is received by Buyer, Seller shall enter into alternative arrangements mutually acceptable to Seller and Buyer which do not violate the terms of the DARVICO joint venture to provide Buyer with rights and benefits (including any revenue or income) comparable to those afforded by the DARVICO Reorganization. Seller represents that with respect to revenue or income, Seller’s Affiliate has generally received one annual dividend with respect to DARVICO, approximately 25% of which is attributable to the Instruments division, which dividend is payable in three or more installments. Following the Closing, but subject to compliance with applicable Laws, (i) Seller (or its Affiliate) shall be entitled to all Instruments dividends attributable (whenever paid) to the periods prior to the Effective Time, even if such dividends are paid following the DARVICO Reorganization, and (ii) Buyer shall be entitled to all Instruments dividends attributable (whenever paid) to the period following the Effective Time even if such dividends are paid prior to the DARVICO Reorganization. If the DARVICO Reorganization is not completed as provided herein, Seller shall deduct from the $1.5 million payable under Section 5.10(b) any dividends previously paid to Buyer.

(d) Notwithstanding anything to the contrary in this Agreement (including in Article 8), the Parties acknowledge and agree that the sole and exclusive remedy (i) to Buyer for Seller’s failure to complete the DARVICO Reorganization by the Outside Date shall be the $1.5 million payment provided for in Section 5.10(c) and (ii) for the failure to pay any dividends allocable to a Party under paragraph (c) above shall be the payment of such dividends allocable to such Party, in the case of each of clause (i) and (ii) without any right of either Party to set-off.

5.11 ACCOUNTS RECEIVABLE; COLLECTIONS AND PAYMENTS

(a) From and after the Closing Date, Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorneys of Seller with full power of substitution, in the name of Seller or otherwise, and on behalf of and for the benefit of Buyer, for the limited purposes herein: to demand and receive from time to time any and all Accounts Receivable that constitute Assets, to give receipts, releases or acquittances for or in respect of the same or any part thereof; to collect, for the account of Buyer, all Accounts Receivable transferred to Buyer as provided herein, and to endorse with the name of Seller any check received on account of any Accounts Receivable transferred to Buyer; from time to time to institute and prosecute in the name of Seller or otherwise any and all Business Proceedings which the Buyer, its successors and assigns, may deem proper to collect, assert or enforce any claim, right, title, debt or account hereby assigned or transferred with respect to the Accounts Receivable (but providing Seller written notice prior to instituting any such Proceeding); and to take any action necessary to effect the transfer to Buyer of full legal title in and beneficial ownership of any of the Accounts Receivable in a manner consistent with this Agreement. Seller declares that the foregoing powers are coupled with an interest and shall not be revocable by it.

(b) From and after the Closing Date, Seller agrees that (i) it will ensure that all invoices delivered to customers are conspicuously marked as payable to the Buyer and (ii) it shall, and shall cause its Affiliates to, transfer or deliver to Buyer any cash or other property that Seller or its Affiliates may receive on or after the Closing Date, in each case, in respect of any Assumed Contracts or Accounts Receivable related to the Assets that are being transferred to Buyer as provided in this Agreement within ten days after the receipt thereof.

(c) From and after the Closing Date, Buyer and Seller agree to use their Reasonable Best Efforts to cooperate with each other with respect to the collection of Accounts Receivable.

(d) Notwithstanding anything to the contrary in this Section 5.11, Buyer shall not take any action relating to the collection of Accounts Receivable (an “Accounts Receivable Claim”) if Seller is otherwise indemnifying Buyer for such Accounts Receivable Claim in accordance with Article 8.

5.12 CONNECTICUT TRANSFER ACT

(a) Seller and Buyer acknowledge and agree that the Stratford, Connecticut Owned Real Property is an “Establishment” as defined by the Connecticut Transfer Act, and that a Form III and an Environmental Condition Assessment Form (ECAF), as defined by the Connecticut Transfer Act, must be executed prior to the transfer of the Business and Owned Real Property at this location and filed with the Connecticut Department of Environmental Protection (“CTDEP”), in accordance with the Connecticut Transfer Act.

(b) Seller covenants and agrees that, from and after the Closing, Seller shall, at its sole cost and expense, and in a timely manner, prepare and sign all certifications, file all forms and other documentation as the Certifying Party (under the Connecticut Transfer Act), including but not limited to, the Form III and ECAF, and Seller shall take or shall cause others (including without limitation, the Halliburton Company or its subsidiaries, Affiliates, designees, successors or assigns) to take all steps necessary or required to comply with the Connecticut Transfer Act in connection with the transfer from Seller to Buyer of the Stratford, Connecticut Owned Real Property, including, but not limited to, having the ECAF be prepared under the supervision of a Licensed Environmental Professional as defined by the Connecticut Transfer Act, and shall also comply with all requirements of the Connecticut Remediation Standards applicable to the Stratford, Connecticut Owned Real Property (the “Transfer Act Work”). Seller shall assume full responsibility for all filings and filing fees and other costs, expenses, and assessments that may be required to complete the Transfer Act Work. In assuming this responsibility, Seller shall, subject to the other provisions of this Agreement, retain control over the process of investigation and Remediation, if necessary, and shall have reasonable discretion to seek any waivers, variances, alternative compliance demonstrations, or environmental land use restrictions as may be necessary to verify compliance with the Remediation standards or receive approval of the Remediation under the Connecticut Transfer Act. In connection with the Transfer Act Work, (i) Seller shall provide Buyer with copies of final reports and correspondence with the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns) or CTDEP related to the Transfer Act Work; (ii) to the extent that Seller is controlling specific aspects of the

Transfer Act Work, Seller shall provide reports and CTDEP correspondence to Buyer in draft form and shall confer with Buyer prior to submitting such reports and correspondence to CTDEP; and (iii) the Transfer Act Work shall not unreasonably interfere with the operation of the Business of the Stratford, Connecticut Owned Real Property substantially in the manner that it was conducted on the Closing Date (the “Stratford Business”). To the extent the Transfer Act Work or any of the Halliburton Company’s (including, its subsidiaries, Affiliates, designees, successors or assigns) investigation or Remediation activities under the Connecticut Transfer Act unreasonably interfere with the Stratford Business, Seller shall indemnify, defend and hold harmless, Buyer from and against any resulting actual damages to the Stratford Business; provided that Buyer shall cooperate with Seller to develop and agree on a mutual plan for managing such interference so as to minimize Seller’s costs.

(c) Seller’s obligations under this Section 5.12 are subject to the conditions set forth in Section 8.2(b).

5.13 ENVIRONMENTAL PERMITS

(a) All Environmental Permits related to the Business and the Assets necessary for the operation of the Business as of the Closing Date are set forth in Section 5.13(a) of Seller’s Disclosure Schedule.

(b) Seller shall be responsible for the transfer of all Environmental Permits related to the Business or the Assets, which are transferable under applicable Environmental Law, including determining which permits may be transferred, completing all applications and paying all fees, and obtaining all necessary authorizations and approvals of transfers as required by Environmental Laws. Buyer shall cooperate with Seller in connection with the transfer of Environmental Permits provided for above, provided that Seller shall be solely responsible for any costs incurred in connection with this process.

5.14 RESOURCE CONSERVATION AND RECOVERY ACT

(a) Seller and Buyer acknowledge and agree that the Stratford, Connecticut Owned Real Property is currently subject to the financial assurance requirements of RCRA.

(b) Buyer acknowledges and agrees that Seller has provided Buyer with notice of the applicability of the regulations promulgated under 40 C.F.R. Parts 265 and 270, as required of Seller under 40 C.F.R. section 265.11(b).

(c) Seller shall maintain financial assurance required under RCRA, or, if Seller is prohibited by Environmental Laws from doing so or it is commercially or administratively unreasonable to do so, shall reimburse Buyer for the cost of maintaining such financial assurance; provided that Seller shall have the right to review and approve the cost estimates upon which Buyer’s financial assurance is based in the event that such cost estimates differ from Seller’s current closure and post-closure cost estimates.

(d) Seller covenants and agrees that, from and after the Closing, Seller shall, at its sole cost and expense, and in a timely manner, to the extent the Halliburton Company

(including, its subsidiaries, Affiliates, designees, successors or assigns) does not do so, file all forms and other documentation and take all other steps necessary or required to comply with RCRA for the Stratford, Connecticut Owned Real Property with respect to environmental conditions existing at or prior to the Effective Time (with the activities of the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns) at the Stratford, Connecticut Owned Real Property pursuant to RCRA, the “RCRA Work”) provided that, to the extent that Seller is prohibited by RCRA from signing the applicable Part B permit application (or it is commercially or administratively unreasonable for Seller to do so), Buyer shall sign the Part B permit application provided, however, the timely execution and delivery by Buyer of any such permit application shall not compromise or limit any of Seller’s indemnification obligations under Section 8.2(a). To the extent that Transfer Act Work satisfies the RCRA Work requirement, Buyer acknowledges that Seller has complied with its obligation under this Section 5.14. Seller shall assume full responsibility, as between Seller and Buyer, for all filing fees and other costs, expenses and assessments that are required to complete the RCRA Work. Seller shall control the RCRA Work, and shall have reasonable discretion to seek any waivers, variances, alternative compliance demonstrations, or environmental land use restrictions as may be necessary to complete the RCRA Work. In connection with Seller’s RCRA Work, (i) Seller shall provide Buyer with copies of final reports and correspondence by Seller, or provided to Seller by the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns), related to the RCRA Work; (ii) to the extent that Seller is controlling specific aspects of the RCRA Work, Seller shall provide reports and correspondence to Buyer in draft form and shall confer with Buyer prior to submitting such reports and correspondence; and (iii) the RCRA Work shall not unreasonably interfere with the Stratford Business and, to the extent that the RCRA Work unreasonably interferes with the Stratford Business, Seller shall indemnify defend and hold harmless Buyer from and against any resulting actual damages to the Stratford Business; provided that Buyer shall cooperate with Seller to develop and agree on a mutual plan for managing such interference so as to minimize Seller’s costs.

(e) Seller’s obligations under this Section 5.14 are subject to the conditions set forth in Section 8.2(b).

5.15 TAX MATTERS

Seller shall, and shall cause each of the Instruments Subsidiaries to, use Reasonable Best Efforts to:

(a) prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns related to the Business required to be filed by it (or them) on or before the Closing Date, taking into account applicable extensions (“Post-Signing Returns”);

(b) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(c) promptly notify Buyer of any material federal, state, provincial, local or foreign income, franchise or other Tax suit, claim, action, investigation, proceeding or audit

(collectively, “Actions”) initiated, by written notice to Seller or the Instruments Subsidiaries, after execution of the Agreement and before the Closing Date, against or with respect to Seller or any of the Instruments Subsidiaries in respect of any Tax matter related to the Business, including (without limitation) Tax Liabilities and refund claims, and not settle or compromise any such material Tax matter or Action without Buyer’s consent;

(d) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns related to the Business; or

(e) not make any material change in any Tax methods related to the Business, except as may be appropriate to conform to changes in Tax laws.

5.16 DISTRIBUTORS AND SALES REPRESENTATIVES

Buyer agrees that following Closing, Buyer or its Affiliates (including the Standalone Subsidiaries and the Joint Ventures) will retain (a) with effect from the Closing Date (where a Contract continues by operation of Law) each distributor, sales representative and sales agent of the Business pursuant to the Assumed Contracts applicable to them or (b) use Reasonable Best Efforts to otherwise offer a Contract to commence on the Closing Date (where a Contract does not continue by operation of Law or otherwise) to, or obtain any required Consent regarding the transfer of any such Contract, from all distributors, sales representatives and sales agents of the Business on terms and conditions essentially identical to such distributor, sales representative or sales agent Contracts that are in effect immediately prior to the Closing (and such Contract will be tendered within 30 days from Closing). Notwithstanding anything to the contrary in this Agreement, including Article 8 hereof, neither Seller nor its Affiliates shall have any obligation to indemnify Buyer and its Affiliates for the termination or resignation of any distributor, sales representative or sales agent on or after the Closing Date. Buyer shall be solely responsible for any applicable severance or termination costs or payments arising under applicable law, by Contract, or otherwise with respect to any distributors, sales representatives or sales agents that arise as a result of the Contemplated Transactions.

5.17 NON-SOLICITATION

Seller shall not, and shall cause its Affiliates not to, knowingly, for a period of two years from the Closing Date, solicit or hire for employment or employ (A) any person who is now employed by the Business in an executive or management level or (B) any of the individuals listed in Section 5.17 of Seller’s Disclosure Schedule:

5.18 CONFIDENTIALITY

(a) Seller on behalf of itself and its Affiliates acknowledges that it is in possession of confidential information concerning the Business and the Assets (the “Instruments Confidential Information”). Seller agrees that if the Contemplated Transactions are consummated, from and after the Closing, it shall, and that it shall cause its Representatives to, keep all such Confidential Information strictly confidential and use such Instruments Confidential Information only for the purpose of fulfilling its obligations hereunder. Seller acknowledges and agrees that the Instruments Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller and such Representatives to fulfill its obligations hereunder; provided, however, that Seller shall be responsible for any breach of those confidentiality provisions by such Sellers’ Representatives following the Closing. This Section 5.18(a) is subject to Seller’s rights to books and records as further described in the definition of Assets.

(b) Buyer on behalf of itself and its Affiliates acknowledges that it is in possession of Instruments Confidential Information as well as other confidential information concerning the business, operations and assets of Seller and its Affiliates (such other confidential information, the “Seller Confidential Information”). Buyer agrees that it shall, and that it shall cause its Representatives to, keep all Seller Confidential Information strictly confidential from the date hereof, including after Closing. Buyer acknowledges and agrees that the Seller Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives after Closing only to the extent necessary for Seller and such Representatives to fulfill its obligations hereunder; provided, however, that Buyer shall be responsible for any breach of these confidentiality provisions by such Buyer’s Representatives. This Section 5.18(b) is subject to Buyer’s rights to books and records as further described in the definition of Assets.

(c) Notwithstanding the foregoing, no Instruments Confidential Information or Seller Confidential Information includes any information which (i) has become publicly known and made generally available through no wrongful act of the receiving Party, (ii) has been rightfully received by the receiving party from a third party who is authorized to make such disclosure (other than in conjunction with the Contemplated Transactions, (iii) is independently developed by the receiving party without use of the disclosing party’s confidential information or (iv) is required to be disclosed by Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) after providing prompt written notice of such request so that the other Party may seek an appropriate protective order or other appropriate remedy.

5.19 EXCLUSIVITY

Other than as contemplated as part of the Reorganization, Seller will not, and Seller will cause its Affiliates not to, directly or indirectly, solicit, initiate, discuss or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Shares, the Business or all or substantially all of the Assets (including any acquisition structured as a merger, consolidation, or share exchange) or negotiate, discuss, entertain or approve any offer or indication of interest with respect to such acquisition or sale) or undertake any transactions similar to the foregoing transactions unless this Agreement is terminated in accordance with Article 7.

5.20 SELLER CURE PERIOD

If, on and between the date of this Agreement through the Closing Date, the Parties identify any fact or condition that causes or constitutes a breach of any of Seller’s representations, warranties or covenants, Seller shall be provided the opportunity to cure such breach to the reasonable satisfaction of Buyer and, if such breach is cured prior to the Closing Date to Buyer’s reasonable satisfaction, Seller shall have no Liability to Buyer under this Agreement for such breach (including no Liability under Article 8).

ARTICLE 6

CONDITIONS TO CLOSING

6.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER

The respective obligations of each of the Parties to effect the Closing will be subject to the satisfaction, at or prior to the Closing, of the following condition:

There must not be in effect any Law or Order that prohibits the consummation of the Acquisition.

6.2 CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to effect the Closing will be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Seller (or its Affiliates) will have performed in all material respects the covenants and obligations contained in this Agreement which are required to be performed by Seller (or its Affiliates) at or before the Closing.

(b) The representations and warranties of Seller (without regard to any materiality, Knowledge or Material Adverse Effect qualifiers therein) contained in this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all respects as of such earlier date)), except for such breaches of representations and inaccuracies in warranties that would not have a Material Adverse Effect.

(c) Each of the Governmental Authorizations and Consents identified in Section 6.2(c) of Buyer’s Disclosure Schedule must have been obtained and must be in full force and effect, or applications to transfer such Governmental Authorizations that are the responsibility of Seller or its Affiliates, shall be made which, under applicable Law, provide Buyer with the ability to continue business operations without disruption or delay until such time as the Environmental Permits are transferred.

(d) The following documents, Contracts and certificates shall have been delivered to Buyer and shall be in full force and effect:

(i) the Ancillary Agreements;

(ii) the Implementing Agreements;

(iii) a certificate, executed on behalf of Seller, confirming that the conditions set forth in Section 6.2(a) and (b) have been duly satisfied; and

(iv) stock certificates or equivalent documents representing all of the capital stock or equity interests (to the extent such capital stock or equity interests are certificated or otherwise evidenced in writing) of all of the Standalone Subsidiaries and the applicable equity interests in the Joint Ventures, together with stock powers executed in blank.

(e) There shall not have occurred (or it be reasonably likely that there would occur) any Material Adverse Effect.

(f) Buyer shall have received an owner’s extended coverage policy of title insurance with respect to the Stratford, Connecticut Real Property (and, to the extent obtainable in jurisdictions outside the U.S. with respect to each parcel of non-U.S. Owned Real Property) issued on the Closing Date by First American Title Insurance Company of New York or another title insurance company reasonably acceptable to counsel for Buyer (the “Title Company”). Each such title insurance policy shall be in an amount designated by Buyer and shall insure Seller’s or an Instruments Subsidiary’s, whichever is applicable, ownership of fee title in a form customary for transactions of this type and free and clear of Encumbrances (other than Closing Permitted Encumbrances). Each such title insurance policy shall be in form satisfactory to Buyer.

(g) Buyer shall have received an affidavit of an officer of Dresser RE, Inc. sworn to under penalty of perjury, setting forth such entity’s name, address and Federal tax identification number and stating that Dresser RE, Inc. is not a “foreign person” within the meaning of Section 1445 of the Code.

6.3 CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligation of Seller to, and to cause the Selling Subsidiaries to, effect the Closing will be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Buyer (or its Affiliates) will have performed in all material respects the covenants and obligations contained in this Agreement which are required to be performed by Buyer (or its Affiliates) at or before the Closing.

(b) The representations and warranties of Buyer (without regard to any materiality, Knowledge or Buyer Material Adverse Effect qualifiers therein) contained in this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all respects as of such earlier date)), except for such breaches of representations and inaccuracies in warranties that would not have a Buyer Material Adverse Effect.

(c) The following documents, Contracts and certificates shall have been delivered to Seller and shall be in full force and effect:

(i) the Ancillary Agreements;

(ii) the Implementing Agreements; and

(iii) a certificate, executed on behalf of Buyer, confirming that the conditions set forth in Sections 6.3(a) and (b) have been duly satisfied.

(d) Buyer has paid the Purchase Price to Seller in accordance with Section 2.5.

ARTICLE 7

TERMINATION

7.1 TERMINATION EVENTS

This Agreement may be terminated prior to the Closing Date:

(a) by mutual written Consent of Buyer and Seller;

(b) by either Buyer or Seller if the Closing shall not have occurred on or before the 90th calendar day following (but not including) the date of this Agreement (or the 120th calendar day if extended pursuant to Section 2.2) (unless the failure to close is attributable to a (i) material breach of a representation or warranty by the Party seeking to terminate this Agreement or (ii) failure on the part of the Party seeking to terminate this Agreement to perform any material covenant or obligation required to be performed by such Party at or prior to the Closing);

(c) by either Buyer or Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition or any material Contemplated Transaction;

(d) by Buyer (i) if any of Seller’s representations and warranties are inaccurate such that the condition set forth in Section 6.2(b) would not be satisfied, and such inaccuracy has not been cured by Seller within 10 Business Days after Seller’s receipt of written notice thereof and remains uncured at the time notice of termination is given, or (ii) any of Seller’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.2(a) would not be satisfied, and such breach has not been cured by Seller within 10 Business Days after Seller’s receipt of written notice thereof and remains uncured at the time notice of termination is given; or

(e) by Seller (i) if any of Buyer’s representations and warranties are inaccurate such that the condition set forth in Section 6.3(b) would not be satisfied, and such inaccuracy has not been cured by Buyer within 10 Business Days after Buyer’s receipt of written notice thereof and remains uncured at the time notice of termination is given, or (ii) any of Buyer’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.3(a) would not be satisfied, and such breach has not been cured by Buyer within 10 Business Days after Buyer’s receipt of written notice thereof and remains uncured at the time notice of termination is given.

Unless otherwise terminated in accordance with this Article 7, failure to consummate the Acquisition at the place and on the date determined by Section 2.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

7.2 EFFECT OF TERMINATION

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Article 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from Liability for any willful or reckless breach of any of their respective representations, warranties or covenants set forth in this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement or the confidentiality provisions contained in any other agreement between the Parties, all of which obligations shall survive the termination of this Agreement and remain in full force and effect in accordance with their terms.

7.3 FEES AND EXPENSES

Except as set forth in this Section 7.3 or as expressly provided otherwise in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

ARTICLE 8

INDEMNIFICATION; REMEDIES

8.1 SURVIVAL

Subject to the limitations set forth in this Article 8 and Article 9, all representations, warranties and covenants contained in this Agreement will survive the Closing until April 30, 2007, except for (a) Section 3.12, which will survive in accordance with Section 9.9, (b) representations, warranties and covenants as to title to Assets and Sections 3.1, 3.2(a), 3.4, 3.17, 5.2(iv), 5.2(xiv) and 5.11 (collectively, the “Indefinite Items”), which will survive indefinitely, (c) Sections 3.13, 3.14, 3.19 (other than the first sentence thereof), 5.7, 5.8, 5.15, 5.16, 5.18 and 5.20 which will survive until the 60 days following the expiration of the applicable statute of limitations, (d) Sections 5.1, 5.5, 5.6, and 5.19 which shall terminate at Closing and create no Liability or indemnity obligation hereunder for any Person, (e) the indemnification with respect to Unknown Environmental Matters in Section 8.2(a)(v) and compliance matters listed in Section 3.14(a) of the Seller Disclosure Schedule, each of which shall expire on the seventh anniversary of the Closing Date, (f) the indemnification with respect to Excluded Liabilities, Assumed Liabilities, Known Environmental Matters in

Section 8.2(a)(iv), indemnity obligations under Section 8.2(a)(vii) and the breach of the covenants contained in Article 10 for matters that are intended to survive indefinitely, which shall not expire, (g) Sections 5.10, 5.12, 5.14 and 5.17, each of which shall expire in accordance with its terms, and (h) the indemnity obligations under Sections 8.3(d), 8.3(e), and 8.3(f), which shall not expire. Any expiration date referred to above is an “Expiration Date.” The representations and warranties contained in Section 3.12, the covenants contained in Sections 5.10, 5.12, 5.14 and 5.15 and Article 10 that are intended to survive indefinitely and the Indefinite Items are referred to herein as the “Non-Basket/Cap Items.”

8.2 INDEMNIFICATION IN FAVOR OF BUYER

(a) Subject to the limitations set forth in this Article 8 and Article 9, from and after the Closing, Buyer and Buyer’s Affiliates (including the Standalone Subsidiaries) (collectively, the “Buyer Indemnitees”) will be entitled to seek indemnification from Seller in accordance with the procedures set forth in this Article 8 for any Losses incurred by the Buyer Indemnitees with respect to:

(i) any Excluded Liability or Excluded Asset;

(ii) any breach of any representation or warranty made by Seller in this Agreement on the date hereof or the Closing Date (other than with respect to representations and warranties relating to Material Contracts, determined without regard to any “materiality” or “Material Adverse Effect” qualifier contained in such representations);

(iii) any breach by Seller of any covenant contained in this Agreement;

(iv) Known Environmental Matters, subject to Section 8.2(b);

(v) Unknown Environmental Matters, subject to Section 8.2(b);

(vi) Environmental compliance matters identified in Section 3.14(a) of Seller’s Disclosure Schedule;

(vii) any breach of Seller’s obligations pursuant to Sections 5.12 and 5.14, subject to Section 8.2(b); and

(viii) any claim or Proceedings with respect to any of the matters set forth in Section 8.2(a)(i) through (vii).

(b) The following provisions relate to Buyer’s right to indemnification for Known Environmental Matters and Unknown Environmental Matters pursuant to Sections 8.2(a)(iv) and 8.2(a)(v), respectively and Buyer’s right to indemnification under Section 8.2(a)(vii).

(i) Any Remediation that Seller is required to undertake pursuant to Sections 8.2(a)(iv), (v) or (vii) shall be conducted in accordance with Remediation standards or remedial goals, policies or guidelines that are established by applicable Environmental Law or a relevant Governmental Body, and which are applicable to industrial or commercial properties. If Seller is conducting Remediation under the direction of an environmental agency, then the clean-up standards or remedial goals imposed by such environmental agency shall apply to the Remediation;

(ii) Seller may elect to obtain environmental Liability or cleanup cost cap insurance for Known Environmental Matters and Unknown Environmental Matters, and Buyer shall be named an additional insured under any such insurance policy; and

(iii) Buyer shall have the following obligations with respect to Seller’s indemnification for all Known Environmental Matters and Unknown Environmental Matters, Seller’s obligations under the Connecticut Transfer Act, as set forth in Section 5.12, and Seller’s obligations under RCRA, as set forth in Section 5.14:

(1) Buyer shall cooperate, at Seller’s sole cost for Buyer’s reasonable out-of-pocket expenses, with Seller and Seller’s agents and representatives and the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns) in permitting access to the Stratford, Connecticut Owned Real Property to conduct all necessary tests, investigations and Remediation required in connection with the Transfer Act Work and the RCRA Work, subject to Seller’s obligations pursuant to Sections 5.12(b) and 5.14(d);

(2) Buyer shall provide Seller with timely notice of any claim, legal notice, information request or Proceeding from any Governmental Body or third party, relating to environmental contamination of the Stratford, Connecticut Owned Real Property and copies of any related communication or correspondence, and Seller shall have a reasonable opportunity to participate at its own expense in connection with the preparation of such communication or correspondence;

(3) Buyer shall not initiate, encourage, or engage in any communication with any Governmental Body that is reasonably likely to affect the level of Remediation required or to encourage enforcement of any Environmental Laws against Seller or any of its Affiliates, other than to the extent such communication is (i) in response to a Governmental Body inquiry or (ii) determined in good faith by Buyer to be required by Law;

(4) Except to the extent that, in its reasonable judgment, Buyer concludes that such controls or other alternatives would unreasonably interfere with operation of the Stratford Business, Buyer shall execute any environmental land use restrictions or allow the installation of, and maintain after Closing, engineering controls or other remedial alternatives authorized in accordance with any Environmental Laws;

(5) If Buyer elects to change the use of any Real Property after the Closing, Buyer shall be responsible for any additional Remediation that is required by a Governmental Body for the new use and that would not otherwise have been required to achieve applicable industrial/commercial standards under RCRA or the Connecticut Transfer Act; and

(6) Buyer acknowledges that certain Known Environmental Matters will be covered by the indemnification provisions of Amended and Restated

Agreement and Plan of Recapitalization dated as of April 10, 2001 among Halliburton Company, Dresser B.V. and DEG Acquisitions, LLC (the “2001 Halliburton Agreement”). Buyer acknowledges and agrees that Seller’s obligations under Sections 5.12 and 5.14 of this Agreement may be satisfied, in whole or in part, by enforcement or operation of Seller’s indemnity rights under the 2001 Halliburton Agreement. Buyer acknowledges and agrees that Seller’s indemnitor under the 2001 Halliburton Agreement or such indemnitor’s agents (collectively, “Seller’s Indemnitor”) may undertake Transfer Act Work, or RCRA Work at the Stratford, Connecticut Owned Real Property in satisfaction of Seller’s obligations under this Agreement, and that Seller’s Indemnitor may exercise all rights and undertake all obligations of Seller under this Agreement; provided, however, that Seller remains liable, pursuant to Sections 5.12 and 5.14, respectively, for the completion of the Transfer Act Work and RCRA Work.

(7) Buyer shall not engage in any of the following prohibited activities under Seller’s indemnity in the 2001 Halliburton Agreement, which will result in Buyer’s forfeiture of its indemnity from Seller to the extent that its actions result in Seller’s loss of its indemnity from Seller’s Indemnitor.

(A) Buyer shall not interfere with work of the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns) at the Stratford, Connecticut Owned Real Property or with the right to sole and exclusive control of the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns) of any investigation or Remediation;

(B) Buyer shall reasonably cooperate with the investigations and Remediation of the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns) of the Stratford, Connecticut Owned Real Property;

(C) Buyer shall not use the Stratford, Connecticut Owned Real Property for any residential, health care, childcare, or school purposes;

(D) Buyer shall execute and file any and all documents restricting the use of the Stratford, Connecticut Owned Real Property as may be required in connection with any Remediation by the Halliburton Company (including, its subsidiaries, Affiliates, designees, successors or assigns);

(E) Buyer shall not encourage or invite any environmental activities or enforcements action (except to the extent necessary for Buyer to comply with any Environmental Law); and

(F) Buyer shall not exacerbate any environmental conditions at the Stratford, Connecticut Owned Real Property.

8.3 INDEMNIFICATION IN FAVOR OF SELLER

Subject to the limitations set forth in this Article 8 and Article 9 from and after the Closing, Seller and Seller’s Affiliates (collectively, the “Seller Indemnitees”) will be entitled to seek indemnification from Buyer and its Subsidiaries in accordance with the procedures set forth in this Article 8 for any Losses incurred by the Seller Indemnitees with respect to:

(a) any Asset or Assumed Liability;

(b) any breach of any representation or warranty made by Buyer in this Agreement on the date hereof or the Closing Date (determined without regard to any “materiality” or “Material Adverse Effect” qualifier in such representations);

(c) any breach by Buyer of any covenant contained in this Agreement;

(d) any and all Liabilities arising under Environmental Law that result from operation of the Owned Real Property prior to the Closing Date but are not subject to indemnification by Seller of the Buyer Indemnitees pursuant to Section 8.2(a);

(e) any breach by Buyer of Section 8.2(b) to the extent that such breach results in actual damages to Seller Indemnitees, but only to the extent of such actual damages;

(f) any and all Liabilities arising under Environmental Law that are caused by acts, omissions or conditions that first arise or occur after the Closing Date, notwithstanding Seller’s continuing statutory liability under the Connecticut Transfer Act after the Closing Date; and

(g) any claims or Proceedings with respect to any of the matters set forth in Section 8.3(a) through (f).

8.4 TIME LIMITATIONS

(a) Unless expressly provided otherwise in this Agreement, following Closing, neither Seller nor any Affiliate of Seller will have any Liability (for indemnification or otherwise) for breach of any representation, warranty, covenant or obligation contained in this Agreement unless, on or before the applicable Expiration Date, if any, Buyer notifies Seller of a Loss in writing specifying the amount (to the extent known and quantifiable) and factual basis of that Loss in reasonable detail to the extent such information is known or available.

(b) Unless otherwise specified in this Agreement, following Closing, neither Buyer nor any Buyer Affiliate will have any Liability (for indemnification or otherwise) for breach of any representation, warranty, covenant or obligation contained in this Agreement unless, on or before the applicable Expiration Date, Seller notifies Buyer of a Loss (to the extent known and quantifiable) in writing specifying the amount and factual basis of that Loss (to the extent known and quantifiable) in reasonable detail to the extent such information is known or available.

8.5 LIMITATIONS ON AMOUNT OF LOSSES; SOLE RECOURSE

(a) Neither the Buyer Indemnitees nor the Seller Indemnitees will be entitled to assert any right to indemnification pursuant to Section 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(v) or

8.2(a)(vi) and Section 8.3(b) or 8.3(c), respectively, of this Agreement until (i) the monetary value of all Losses with respect to any individual matter exceeds $25,000 and (ii) the total monetary value of all such Losses under Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(v) and 8.2(a)(vi), in the aggregate, and Sections 8.3(b) and 8.3(c), in the aggregate, respectively, exceeds $387,500. Thereafter, the Liability of the Buyer Indemnitees or Seller Indemnitees, as applicable, shall only be for the amount by which such Losses for indemnification under Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(v) and 8.2(a)(vi), in the aggregate, and Sections 8.3(b) and 8.3(c), in the aggregate, respectively, exceeds $387,500. For the avoidance of doubt, if at any time such Losses exceed $387,500, further claims under this Section 8.5 must still exceed $25,000 individually prior to the assertion of indemnity rights under this Agreement as provided above. Notwithstanding anything to the contrary in this Section 8.5(a), this Section 8.5(a) shall not apply to the Non-Basket/Cap Items; provided, however, that the $25,000 mini-basket set forth in Section 8.5(a)(i) shall apply to representations, warranties and covenants relating to Assets or Encumbrances.

(b) Except in the case of fraud, willful misconduct, or bad faith, after the Closing, the sole recourse and remedy of each of the Buyer Indemnitees and Seller Indemnitees (for indemnification or otherwise) under or in connection with this Agreement will be to assert its indemnity rights under this Article 8 and its rights to specific performance under Section 11.11 and each of Buyer, on behalf of itself and the Buyer Indemnitees, and Seller, on behalf of itself and the Seller Indemnitees, hereby releases and forever discharges each Seller Indemnitee and Buyer Indemnitee, respectively, from all Liabilities arising under or in connection with this Agreement except as expressly provided herein. If any Buyer Indemnitee or Seller Indemnitee, as applicable, makes any claim or initiates or threatens to initiate any Proceeding against the other in breach of this Section 8.5(b), the breaching Party agrees to indemnify and hold harmless the other indemnitees and will pay to such indemnitees for any Losses arising from or in connection with such breach notwithstanding any limitations on indemnity claims set forth under this Section 8.5 (including the last sentence of Section 8.5(a)). Notwithstanding anything in this Agreement to the contrary, following Closing, except in the case of fraud, willful misconduct, or bad faith, in no event shall either Buyer Indemnitees or Seller Indemnitees be liable under this Agreement for indemnification under Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(v) and 8.2(a)(vi), in the aggregate, and Sections 8.3(b) and 8.3(c), in the aggregate, respectively, for any amount in excess of $5,813,000 (the “Cap”). Notwithstanding anything to the contrary in this Section 8.5(b), the Cap shall not apply to the Non-Basket/Cap Items.

8.6 OTHER LIMITATIONS AND ACKNOWLEDGEMENTS

(a) No Person will have any liability (for indemnification or otherwise) for any Losses (i) for punitive, exemplary or special damages of any nature or (ii) for indirect or consequential damages, including damages for lost profit, lost business opportunity or damage to business reputation, except with respect to a claim for such damages by a third party, in which case only to the extent of the amount of such damages payable to such third party as determined by a final, non-appealable award of a court of competent jurisdiction.

(b) The amount of Loss for which the Buyer Indemnitees may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party actually received by such Buyer Indemnitee with respect to such Loss (less any related expenses). If an Indemnified Person receives any indemnification payment pursuant to this Agreement with respect to a Loss and also receives any insurance proceeds or other payment from a third party in respect of such Loss, such Person will promptly refund and pay the Indemnifying Person an amount equal to the lesser of (y) the actual amount of such insurance proceeds and other third party recoveries (in each case, net of any costs incurred to obtain such insurance proceeds or recoveries) or (z) the actual amount of the indemnification payment previously paid by the Indemnifying Person with respect to such Loss (in each case, net of any costs incurred to obtain such insurance proceeds or recoveries).

(c) Each indemnitee will use its Reasonable Best Efforts to obtain all insurance proceeds or other payments from third parties that may be available with respect to any Losses with respect to which it may be entitled to indemnification under this Agreement; provided that, subject to Section 8.2(b), nothing in this Section 8.6(c) shall (i) prohibit any Person from making a claim for indemnification under this Article 8 prior to making an insurance claim or claim against a third party (but not for any claim for which Seller is indemnifying Buyer pursuant to this Article 8) and (ii) relieve any Person required to make an indemnification payment from making such payment. If any Buyer Indemnitee is indemnified for any Losses pursuant to this Agreement with respect to any claim by a third party, Buyer will, and will cause the Buyer Indemnitee to, cooperate with and assist Seller in asserting all such rights and remedies against such third party.

(d) Any environmental conditions or other events that result in Losses otherwise subject to indemnification pursuant to Sections 8.2(a)(iv), 8.2(a)(v), 8.2(a)(vii), 8.3(e) (only with regard to breaches of Section 8.2(b)(iii)(7)(F)), and 8.3(f) shall be presumed to have existed or occurred prior to the Closing Date. Seller shall have the burden of proving that such condition came into being or event occurred after the Closing Date.

(e) Except as expressly provided in Article 3, neither Seller nor any Affiliate of Seller will be deemed to have made any representation or warranty, express or implied, as to the accuracy or completeness of any information, including any projection, forecast or other forward-looking information, provided or made available to Buyer (including its Affiliates) or its Representatives in connection with their investigation of the Business, including any such information contained in any management presentation.

(f) Except in the case of fraud, willful misconduct or bad faith and as provided in Sections 2.6(e) and 5.10, Buyer and Seller agree that following Closing the indemnification provisions contained in Articles 8 and 9 and the specific performance rights under Section 11.11 constitute the sole and exclusive remedies of Buyer and Seller for any breach of any representation, warranty, covenant or obligation contained in this Agreement or any Implementing Agreement as provided hereby.

8.7 PROCEDURE FOR INDEMNIFICATION—DEFENSE OF THIRD-PARTY CLAIMS

(a) Promptly after receipt by a Person entitled to indemnity under Section 8.2 or 8.3 (an “Indemnified Person”) of notice of the assertion of a third-party claim against it resulting in a Loss, the Indemnified Person will, if a claim is to be made against a Person obligated to indemnify under such Sections (an “Indemnifying Person”), give notice to the Indemnifying Person of the assertion of such claim resulting in a Loss. An Indemnified Person’s failure to notify an Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to the Indemnified Person, except and only to the extent that the resolution of such claim is materially and actually prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any claim referred to in Section 8.7(a) is brought against an Indemnified Person and the Indemnified Person gives notice to the Indemnifying Person of the commencement of such Proceeding, the Indemnifying Person will be entitled to participate at its own expense in such claim or Proceeding. To the extent that the Indemnifying Person wishes to assume the defense of such claim or Proceeding, at its own expense, it may do so with counsel reasonably satisfactory to the Indemnified Person upon written notice to the Indemnified Party within 15 days of receipt of notice of such claim. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or Proceeding, the Indemnifying Person will not be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defense of such claim or Proceeding, other than reasonable costs of investigation reasonably incurred by the Indemnified Person at the request of the Indemnifying Person and any reasonable fees and expenses of one counsel (reasonably satisfactory to the Indemnifying Party) incurred by the Indemnified Person prior to such time as the Indemnifying Party assumes the defense of such claim or Proceeding (but only to the extent that it was reasonable and necessary for the Indemnified Person to engage such counsel to ensure no prejudice or adverse effect on such Indemnified Person), unless the Indemnified Party has been advised by counsel that representation in the matter by the Indemnifying Party would be prejudicial to the Indemnified Person due to material conflicts arising between the interests of the Indemnified Person and the Indemnifying Person relating to the defense of such Proceeding (a “Prejudicial Event”). In such event, the Indemnified Person may participate in the defense of such claim or Proceeding with the Indemnifying Person and the Indemnifying Person shall pay the reasonable fees and expenses of one counsel for the Indemnified Person reasonably acceptable to the Indemnifying Person. The role of the Indemnified Person in the defense shall be as reasonably mutually agreed in good faith by the Parties under the circumstances. Without limiting the foregoing, such a Prejudicial Event is expressly intended to apply in situations where (i) the nature of the claim or Proceeding makes it difficult to determine if any Liability is either that of the Indemnifying Party or Indemnified Person, (ii) the claim for indemnification relates to or arises in connection with any criminal Proceeding involving the Indemnified Person, (iii) the claim or Proceeding seeks an injunction or equitable relief against the Indemnified Person, (iv) the claim or Proceeding involves material customers, distributors or suppliers of the Indemnified Person or a product liability claim with respect to products currently manufactured in the Business or (v) upon petition by the Indemnified Person, the appropriate court rules that the Indemnifying Person failed or is failing to vigorously prosecute or defend such claim. If, other than in the case of a Prejudicial Event, the Indemnified Person desires to participate in, but not control, any such defense, it may do so at its sole cost and expense.

(c) Neither the Indemnified Person nor the Indemnifying Person may settle any claim or Proceeding if such settlement obligates the other Party to pay money, to perform obligations (or be prohibited from acting) or to admit Liability without the Consent of the other Party, such Consent not to be unreasonably conditioned, withheld or delayed; provided, however, if the Indemnifying Person assumes the defense of a Proceeding, the Indemnifying Person may compromise or settle a claim or Proceeding without the Indemnified Person’s Consent only if (i) there is no finding or admission of any violation of Laws or any violation of the rights of any Indemnified Person (including by way of Contract), (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person without admission of Liability as to an Indemnified Person and (iii) there is a full unconditional release of all Indemnified Persons and their Affiliates from any and all claims with respect to the indemnified matter. For the avoidance of doubt, an Indemnified Person will have no Liability with respect to any compromise or settlement effected without its Consent.

(d) If the Indemnifying Person elects not to defend the Indemnified Person against such third-party claim or Proceeding, or is not otherwise entitled to control the defense of such claim or Proceeding as provided above, the Indemnified Person shall have the right to defend the claim or Proceeding and shall have the sole power to direct and control such defense at the Indemnifying Person’s sole cost and expense. The Indemnifying Person shall have the right, at its sole cost and expense, to participate in (but not control) the defense or settlement of any third-party claim or Proceeding for which it may be liable, but the Indemnifying Person shall be bound by the results obtained by the Indemnified Person with respect to such claim or Proceeding (including any counter-claim or third-party cross-claim relating thereto).

(e) The Parties will cooperate in the defense or prosecution of any claim or Proceeding, with such cooperation to include (i) the retention and the provision to the Indemnifying Person (or Indemnified Person, as applicable) of records and information that are reasonably relevant to such claim or Proceeding, (ii) the making available of employees on a mutually convenient basis for proving additional information and explanation of any material provided hereunder and (iii) the keeping of the other Party reasonably informed of the status of such claim or Proceeding (subject to applicable attorney-client privilege considerations or conflicts issues as advised by counsel) where such other Party is not represented by its own counsel.

(f) Buyer and Seller Consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a third party against any other Party for purposes of any claim that Buyer or Seller may have under this Agreement with respect to such Proceeding or the matters alleged therein. Buyer and Seller agree that process may be served on them with respect to such a claim anywhere in the world.

8.8 PROCEDURE FOR INDEMNIFICATION–OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party obligated to indemnify under this Agreement and will be paid promptly after such notice if such claim is not disputed. Otherwise the provisions of this Article 8 and the conciliation provisions of Section 11.16 shall apply. Such notice must be provided by the Indemnified Person to the Indemnifying Person promptly in writing describing the Loss incurred by the Indemnified Person, the amount thereof, and the method of computation of such Loss, all with reasonable specificity and containing a reference to the provisions of this Agreement or any Implementing Agreement in respect of which such Loss shall have occurred.

ARTICLE 9

TAX MATTERS

9.1 PREPARATION AND FILING OF TAX RETURNS AND PAYMENT OF TAXES

(a) From and after the Closing Date, Seller shall indemnify Buyer, the Standalone Subsidiaries and their respective Affiliates, successors and assigns (each a “Tax Indemnified Buyer Party” and collectively, the “Tax Indemnified Buyer Parties”) against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for counsel, accountants and other appropriate consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes of Seller, the Business, or any Standalone Subsidiary for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”) in excess of the amount of Taxes which are included as current liabilities in calculating Working Capital; (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller or any Standalone Subsidiary is or was a member on or prior to the Effective Time by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local law; (iii) without duplication, Taxes imposed on a Tax Indemnified Buyer Party as a result of (x) a breach of a representation or warranty set forth in Section 3.12 of this Agreement or (y) a breach of a covenant or agreement set forth in Section 5.15 of this Agreement; (iv) Taxes attributable to pre-Closing transactions taken to effectuate the Reorganization and Taxes for which Seller has primary liability under Section 9.5; (v) Taxes or other payments required to be paid after the date hereof by Seller or any Standalone Subsidiary to any party under any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity.

(b) Seller will, or will cause the Share Selling Subsidiaries to, prepare and file, or cause to be prepared and filed, all of the Standalone Subsidiaries’ Tax Returns for all taxable periods ending on or before the Closing Date (to the extent such Tax Returns are not required to be filed on or before the Closing Date), taking into account applicable extensions. In addition to the assistance described in Section 9.8, Buyer will provide, or cause to be provided, to the Share Selling Subsidiaries all necessary powers of attorney binding on the

Standalone Subsidiaries for this purpose. Seller will, or will cause the Share Selling Subsidiaries to, pay or cause to be paid all Pre-Closing Taxes and will be entitled to any refunds thereof. Such Tax Returns will be prepared using accounting methods and other practices that are consistent with those used by the Standalone Subsidiaries in their prior Tax Returns. Items to be taken into account in the Standalone Subsidiaries’ Tax Return for any short taxable period ending on the Closing Date will be determined under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign Law).

(c) From and after the Closing Date, Seller, in its sole discretion, may prepare, or cause to be prepared, a draft amended Tax Return or draft claim for refund for the Standalone Subsidiaries relating to a Pre-Closing Period. Seller will prepare, or cause to be prepared, any such draft Tax Return or draft claim for refund using accounting methods and other practices that are consistent with those used by the Standalone Subsidiary in its prior Tax Returns. Seller will bear all costs associated with the preparation of any such draft Tax Return or draft claim for refund. Buyer will cause the appropriate officer of the Standalone Subsidiary to sign all amended Tax Returns or claims for refund prepared by Seller and to promptly file such returns or claims for refund subject to the approval of Buyer which Consent will not be unreasonably withheld. Buyer will not be treated as unreasonably withholding Consent if the filing of such return or claim for refund would result in the imposition of any significant cost on Buyer. Upon the receipt of any refund pursuant to an amended Tax return or claim for refund prepared in accordance with this Section 9.1(c), Buyer will pay the amount of the refund and any associated interest to Seller within 10 days of receipt.

(d) From the Closing Date, Buyer will prepare and file, or cause to be prepared and filed, all of the Standalone Subsidiaries’ Tax Returns for all taxable periods ending after the Closing Date, and Buyer will pay, or cause to be paid, all Taxes due for such periods; provided, that Seller will pay to Buyer or the relevant Standalone Subsidiary an amount equal to any Pre-Closing Straddle Taxes on or before the due date for any such Tax Return. Buyer will deliver, or cause to be delivered, a draft of any Tax Return for a Straddle Period to Seller not less than 30 days prior to the due date for filing such Tax Return, and Seller will provide Buyer with its comments on, and proposed changes to, such Tax Return not later than 15 days prior to such due date. If any aspect of such Tax Returns remains in dispute 10 days prior to the due date for filing such Tax Returns, the matter in dispute will be submitted to a mutually acceptable, nationally-recognized firm of certified public accountants as the Parties may agree for resolution. The decision of such accounting firm will be final and binding on the Parties, and Seller and Buyer will each bear 50% of the fees and expenses of the accountant.

9.2 APPORTIONMENT OF STRADDLE PERIOD TAXES

(a) With respect to any Straddle Period, Buyer and the Share Selling Subsidiaries will, to the extent permitted by Law, elect to treat the Closing Date as the last day of the taxable period of the Standalone Subsidiaries and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Straddle Period under the ”closing-the-books” method as described in Treasury Regulation

Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign Law). In any case where applicable Law does not permit the Closing Date to be treated as the last day of the taxable period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Straddle Period based on an interim closing of the books as of and including the Closing Date; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis and (b) solely for purposes of determining the marginal Tax rate applicable to income during such period in a jurisdiction in which such Tax rate depends upon the level of income, annualized income will be taken into account.

(b) Notwithstanding Section 9.2(a), Taxes that are imposed on a periodic basis (e.g., real and personal property Taxes) will be apportioned to the Pre-Closing Straddle Period on a daily pro rata basis.

9.3 TAX REFUND

Seller will be entitled to any refund of Taxes relating to the Business for Pre-Closing Periods or the Pre-Closing Straddle Period.

9.4 CHARACTERIZATION OF INDEMNIFICATION PAYMENT

All amounts paid by Buyer or Seller, as the case may be, under Article 8 will be treated, to the extent permitted under applicable Law, as adjustments to the Purchase Price for all Tax purposes.

9.5 TRANSACTIONAL TAXES

Notwithstanding any other provision of this Agreement, Buyer and Seller each shall be responsible for all transfer, documentary, recording, sales, use, registration, value added, goods and services, stamp and other similar Taxes imposed as primary Liability under applicable Law on Buyer or Seller, as the case may be, by any Taxing authority in connection with the Contemplated Transactions. If applicable Law imposes primary Liability for any of such transactional Taxes on Seller but applicable Law allows Buyer to credit any or all of such transactional Taxes and the associated Tax gross up described below against Buyer’s Tax Liability, Buyer shall remit to Seller, as an adjustment of the purchase price provided in this Agreement within 30 days following Seller’s delivery to Buyer of proof of payment of such transactional Taxes, the amount of any such credit actually received by Buyer. Buyer and Seller and their respective Affiliates will cooperate in timely making and filing all Tax Returns that may be required to comply with Law relating to such Taxes.

9.6 TAX SHARING AGREEMENTS

Seller will cause the Standalone Subsidiaries to terminate as of the Closing Date any Tax sharing, indemnity or allocation agreement to which they are a party, and in no event shall any such agreement be an Assumed Contract.

9.7 POST-CLOSING ACTIONS WITH RESPECT TO THE STANDALONE SUBSIDIARIES

Buyer will not be permitted to make, or cause to be made, a Code section 338(g) election (or similar election under state, local or foreign Law) for the Standalone Subsidiaries without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

9.8 TAX RECORDS AND ASSISTANCE

(a) Seller and Buyer shall (i) each provide the other, and Buyer shall cause the Standalone Subsidiaries to provide to Seller, such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Taxing authority or Proceeding relating to liability for Taxes, including, as and when requested by the other, the preparation by employees or agents of Buyer or Seller, as the case may be, who have access to or possession of the accounting entries and supporting documents necessary to prepare a Tax Return, of a draft of all of any part of a Tax Return and for delivery of such Tax Return to the other for review and filing, (ii) each retain and provide the other on request, at the expense of the requesting party, with any material records or information which may be relevant to such Tax Return, audit, Proceeding or determination, and (iii) each provide the other with any amount shown as due on any Tax Return of the other, as well as supporting calculations for such amount, for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Standalone Subsidiaries to retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information in its possession on the Closing Date which may be relevant to such Tax Returns for all taxable periods from January 1, 1999 to the Closing Date, inclusive, and shall not destroy or otherwise dispose of any such records without first providing Seller the opportunity to review and copy same. Seller and Buyer shall each promptly notify the other of any extension of the statutes of limitation of the Standalone Subsidiaries granted by the other relating to any Pre-Closing Period or Straddle Period. Following the Closing Date, Seller shall forward to Buyer all Tax statements or notices received by Seller with respect to the Standalone Subsidiaries or their assets for any Straddle Period within 30 days after its receipt thereof.

(b) Notwithstanding anything to the contrary contained in Article 8, following the Closing Date, Seller shall control the conduct of all stages of any audit or other Proceeding with respect to Taxes reportable on any Tax Return filed by Seller or any affiliate of Seller or on any Tax Return filed by the Standalone Subsidiaries for any taxable period ending on or prior to the Closing Date. Buyer shall control the conduct of all other audits or administrative or judicial proceedings with respect to the Tax liability of the Standalone Subsidiaries.

9.9 SURVIVAL; KNOWLEDGE; WAIVER

Each of the covenants and agreements of the Parties contained in this Article 9, and the representations and warranties contained in Section 3.12, will survive the Closing and the consummation of the Contemplated Transactions and will remain in full force and effect with respect to any claim based on such representations and warranties or covenants until the date that is 60 days after the date on which the liability to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

ARTICLE 10

EMPLOYMENT MATTERS

10.1 TRANSFER OF EMPLOYMENT

Buyer or its Affiliates (including the Standalone Subsidiaries and the Joint Ventures) will (a) continue to employ with effect from the Closing Date (where employment continues by operation of Law), or (b) will offer employment to commence on the Closing Date (where employment does not continue by operation of Law) to each Employee in accordance with local Law. Such continued employment or such offer of employment, as the case may be, will be on terms and conditions, including, without limitation, pay, position, responsibility and benefits, that are substantially equivalent in the aggregate to the terms and conditions provided to such Employee immediately prior to the Closing Date (except as otherwise provided in Section 10.2(c) or (d)) and, in particular, Buyer agrees to provide severance benefits in accordance with Seller’s Severance Pay Policy for any subsequent terminations of employment by the Buyer or its Affiliates of the Transferring Employees for one year following the Closing Date. The Seller’s Severance Pay Policy is set forth in Section 10.1 of the Seller’s Disclosure Schedule. Buyer agrees that in the event it terminates the employment of any Transferring Employee in the one year period after the Closing Date, it will take into account all service of the Transferring Employees earned while employed by Seller or any of its Affiliates prior to the Closing Date and will treat such service as service with Buyer for purposes of determining such Transferred Employees’ entitlements on termination of employment, including but not limited to, any notice or pay in lieu of notice or severance pay required by the Employment Standards Act of Ontario or at common law, in addition to those items specified in Section 10.2. Each Employee who (i) is employed by an Instruments Subsidiary, (ii) continues in employment with Buyer or its Affiliates by operation of Law or (iii) who commences employment with Buyer or its Affiliate pursuant to an offer of employment made pursuant to this Section 10.1, will be referred to herein as a “Transferring Employee.” Except as otherwise provided in this Article 10, Buyer agrees to assume, or to cause the appropriate Affiliate of Buyer to assume, all Liabilities with respect to the Transferring Employees which accrue at or after the Effective Time including all Liabilities relating to any obligation to consult with the Transferring Employees or their representatives in respect of the transfer of their employment to Buyer or its Affiliate other than as may be provided otherwise in the definition of Excluded Liabilities. Seller and any Instruments Subsidiary may terminate the employment of any Employee who does not accept Buyer’s (or its Affiliate’s) offer of employment pursuant to Section 10.1(b) above to become a Transferring Employee following the Closing Date (such Employees, together with any other Employees who Seller may terminate prior to the Closing Date, a “Non-Transferred Employee”). Prior to the Closing Date, and to the extent necessary to implement this sentence, Seller shall amend, or cause any Selling Subsidiary or Instruments Subsidiary to amend, any Seller Plan and take or cause to be taken all other action as may be required to provide that severance or separation payments shall not be payable to any Transferring Employee who commences employment with Buyer or its Affiliates on account of such Transferring Employee’s termination of employment with Seller or any Instrument Subsidiary (other than during the one year period following the Closing Date). Should any severance or separation Liabilities arise with respect to any Non-Transferred Employee, then such Liabilities shall be the sole responsibility of Seller (which obligation shall survive indefinitely). On the other hand, any severance or separation Liabilities arising with respect to the termination of the Transferring Employees on or after the Effective Time shall be the responsibility of Buyer. No later than five Business Days prior to the Closing Date, Seller shall provide Buyer with a list setting forth the number of employees terminated (or to be terminated) from each site of employment of the Business during the 90-day period ending on the Closing Date for reasons qualifying the termination as “employment losses” under WARN and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to WARN.

10.2 SERVICE CREDIT AND GROUP HEALTH PLAN EXPENSES

(a) Notwithstanding the generality of Section 10.1, Buyer and its Affiliates will take into account all service of the Transferring Employees earned while employed by Seller or any of its Affiliates prior to the Closing Date and will treat such service as service with Buyer and its Affiliates for purposes of determining such Transferring Employees’ eligibility for holidays, sick days, vacation, and benefits excluding any severance and separation Liabilities (other than as required to comply with Section 10.1). Buyer and its Affiliates will take into account all service of the Transferring Employees with Seller or any of its Affiliates prior to the Closing Date for purposes of participation, vesting and benefit accrual under the Employee Benefit Plans of Buyer and its Affiliates, other than as may be provided otherwise in the definition of Excluded Liabilities and except that such service will not be required to be recognized for benefit accrual purposes in any defined benefit pension plan or for any severance or separation Liabilities (other than as required to comply with Section 10.1). Any group health plan of Buyer or any of its Affiliates in which a Transferring Employee or the dependents thereof participates will recognize for purposes of calculating any deductible, co-pay or out of pocket maximum thereunder the covered expenses that such Transferring Employee and such Transferring Employee’s dependents incurred in the group health plan of the same type with Seller or any of its Affiliates before the Closing Date. For these purposes, “covered expenses” are those that counted towards the deductible, co-pay or maximum out of pocket expenses in the group health plan of Seller (or any of its Affiliates) that is the same type of group health plan that Transferring Employee and such Transferring Employee’s dependents are participating in with Buyer or its Affiliates and that were incurred in a plan year of Seller’s or its Affiliates’ relevant group health plan that ends with or within the plan year of Buyer’s or its Affiliate’s relevant group health plan that ends after the Closing Date.

(b) In the case where the Buyer or any of its Affiliates provides a flexible spending account plan, a dependent care reimbursement plan, a health care reimbursement plan and a pre-tax group health premium plan (collectively, the “Buyer’s Flexible Benefit Plans”) with provision substantially similar to similar plans provided to Transferring Employees by Seller prior to the Closing Date, plan year 2005 deferrals and reimbursements by or to Transferring Employees under Seller’s flexible benefit plans (the “Seller’s Flexible Benefit Plans”) shall be carried over and applied to Transferring Employees’ accounts under the Buyer’s Flexible Benefit Plans.

(c) Buyer and its Affiliates shall have no obligation to the Seller or Transferring Employees to provide any post-retirement medical insurance and life insurance benefits such as those currently provided to Employees pursuant to the Seller’s 501 Retiree Sub Plan, 542 Retiree Sub Plan and 543 Retiree Sub Plan. The Seller shall have sole Liability with respect to all claims made for post-retirement medical insurance and life insurance benefits arising under the Seller’s 501 Retiree Sub Plan, 542 Retiree Sub Plan and 543 Retiree Sub Plan or any predecessor plan and the Seller shall indemnify Buyer for all such claims in accordance with Section 8.2 of this Agreement. The Seller and Buyer shall take the necessary steps to enable the Transferring Employee’s service with Buyer to be considered for purposes of determining their benefit qualification under the terms of the Seller’s 501 Retiree Sub Plan, 542 Retiree Sub Plan and 543 Retiree Sub Plan, including by way of example, any necessary amendments to such Seller plans to recognize continued employment with Buyer and its Affiliates for purposes of determining eligibility under these Seller plans. Following the Closing Date and except as stated below in Section 10.2(d), the Seller reserves the right to terminate any of the 501 Retiree Sub Plan, 542 Retiree Sub Plan or 543 Retiree Sub Plan or otherwise make modifications or changes from time to time to each of such plans, in its sole discretion, consistent with the plan documents and/or past practice. This Section 10.2(c) shall survive the Closing indefinitely.

(d) During the two years following the Closing Date, the Seller agrees that it shall not terminate the Seller’s 501 Retiree Sub Plan, 542 Retiree Sub Plan or 543 Retiree Sub Plan. This Section 10.2(d) shall survive the Closing until the second anniversary of the Closing Date.

(e) Buyer shall take all necessary actions to ensure that Buyer’s 401(k) Plan provides terms that are identical to Seller’s 401(k) Plan with respect to the pension equalizer contribution formula thereunder as it applies to certain Transferring Employees who are entitled to such pension equalizer contribution formula immediately prior to the Effective Time. Buyer shall not be obligated to assume any Liability for the pension equalizer contribution formula which accrued prior to the Effective Time. This Section 10.2(e) shall survive the Closing indefinitely.

(f) Notwithstanding anything herein to the contrary, any service credited by Seller or any of its Affiliates with respect to any Employee for any period or periods of time prior to the Employee’s commencement of employment with Seller or any of its Affiliates (including a period of employment with any Entity acquired by Seller or any of its Affiliates) will be counted as service of the Employee while employed by Seller or any of its Affiliates prior to the Closing Date and will be taken into account by Buyer and its Affiliates for purposes of, and to the extent required by, this Section 10.2. This Section 10.2(f) shall survive the Closing indefinitely.

10.3 ASSUMED BENEFIT PLANS

Buyer (or its Affiliates) will assume the Seller Plans that it is required under the Laws of the applicable jurisdiction to assume (the “Assumed Benefit Plans”), including specifically the Pension Plan of Dresser Europe S.A. Baesweiler (today Dresser Europe GmbH) dated October 15, 1992, for which Buyer will assume the entire Liability relating to the Transferring Employees who are eligible for benefits under such plan, whether those benefits are attributable to service with the Seller or with the Buyer (and indemnify the Seller Indemnitees indefinitely under Article 8), and Buyer will:

(a) establish new employee benefit or fringe benefit plans, programs, policies or arrangements to cover the Transferring Employees (and, to the extent appropriate, their dependents and other beneficiaries);

(b) cover the Transferring Employees (and, to the extent appropriate, their dependents and other beneficiaries) under its existing employee benefit or fringe benefit plans, programs, policies or arrangements; or

(c) any combination of clauses (a) and (b) above, as Buyer and its Affiliates, on the one hand, and Seller and the Selling Subsidiaries, on the other, reasonably agree in good faith in furtherance of Buyer’s and its Affiliates’ obligations under this Section 10.3.

10.4 TRANSFER OF BENEFIT PLAN ASSETS

(a) Where required by local Law or otherwise agreed to by Seller or the appropriate Selling Subsidiary, and Buyer or one of its Affiliates, as the case may be, Seller or a Selling Subsidiary will cause to be transferred to the appropriate Employee Benefit Plan of Buyer, or the appropriate Affiliate of Buyer, assets of the corresponding Seller Plan attributable to the Transferring Employees as of the Effective Time, provided, that the affected Transferring Employees Consent to such transfer to the extent required by local Law. Seller or the appropriate Selling Subsidiary will also cause to be transferred to Buyer, or the appropriate Affiliate of Buyer, the assets, if any, of each Assumed Benefit Plan, held by or subject to the direction or control of Seller or any Selling Subsidiary, to the extent that such assets do not transfer automatically to Buyer or one of Buyer’s Affiliates. The calculation of the amounts to be transferred will be made by Seller and will be based upon the actuarial methods and assumptions locally applied by Seller or the appropriate Selling Subsidiary under the corresponding Seller Plan or applicable Assumed Benefit Plan and consistent with past practice. Such transfer will be made as soon as practical following the Closing Date. Upon such transfer, Seller’s, or the appropriate Selling Subsidiaries’, Liabilities related to such Assumed Benefit Plan will be extinguished.

(b) As soon as practicable after, the Closing, Seller shall cause the Dresser, Inc. Retirement and Savings Plan and Dresser, Inc. Savings Plan (“Seller 401(k) Plans”) to transfer the individual accounts of the Transferring Employees, including all promissory notes evidencing then outstanding participant loans under the Seller 401(k) Plans with respect to the Transferring Employees to Buyer’s 401(k) retirement plan (“Buyer 401(k) Plan”) and Buyer shall cause the Buyer 401(k) Plan to accept and assume from the Seller 401(k) Plans all of the Seller 401(k) Plans’ Liabilities with respect to the Transferring Employees; provided, however, that such transfer shall be contingent upon (i) Buyer providing acceptable documentation regarding the tax-qualification of the Buyer 401(k) Plan to Seller prior to such transfer and (ii) Buyer ensuring that the Buyer 401(k) Plan provides as broad a range of investment options as the Seller 401(k) Plans and (iii) Buyer being obligated to map each Transferring Employee’s individual account balance from the Seller’s 401(k) Plans to the closest corresponding investment options offered under the Buyer 401(k) Plan after being provided with the appropriate information from Seller. Buyer shall also coordinate with Seller in an effort to ensure, to the extent administratively practicable, that the annual dollar limits applicable under Section 402(g) of the Code for the year in which the Closing Date occurs shall not be exceeded by any Transferring Employee.

10.5 CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT

Buyer will be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any Transferring Employee on the Closing Date in accordance with Law with respect to any “qualifying event” occurring on or after the Closing Date.

10.6 WORKERS’ COMPENSATION

Buyer and its Affiliates shall be responsible for all workers’ compensation claims relating to any Transferring Employees if the incident or alleged incident giving rise to the claim occurs after the Effective Time.

10.7 NO THIRD PARTY BENEFICIARIES

Nothing contained herein, expressed or implied, is intended to confer upon any Employee any benefits under any Employee Benefit Plan, including severance benefits or the right to employment or continued employment with Buyer or any Affiliate of Buyer for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article 10, are for the sole benefit of the Parties hereto and their respective Affiliates and are not for the benefit of any third parties other than the Buyer Indemnitees and the Seller Indemnitees. This Section 10.7 shall survive Closing indefinitely.

10.8 NEGOTIATIONS WITH EMPLOYEES

Seller and, on request by Seller, Buyer, will (or will cause the applicable Selling Subsidiary) notify the Employees or their representatives (including any relevant works council or trade union) of the Acquisition and shall thereafter enter into and properly conduct consultations with the Employees and/or their representatives, all as required by Law and/or any applicable collective bargaining agreements.

10.9 UNION PENSION PLANS

(a) With respect to each Transferring Employee’s accrued benefit (based on service and compensation as of the Closing Date but calculated with respect to the dollar multiplier in effect at the Closing Date or any increase in such multiplier that was negotiated prior to the Closing Date), if any, under the Union Pension Plans (the “Closing Date Benefits”), Seller shall, effective as of the Closing Date (such action, in any event, to be taken no later than 60 days following the Closing Date), amend the Union Pension Plans to (i) recognize service with Buyer and its Affiliates for purposes of vesting the Closing Date Benefits in each Union Pension Plan; (ii) recognize service with Buyer and its Affiliates toward eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under each Union Pension Plan; (iii) provide that retirement from service with Buyer and its Affiliates shall be deemed retirement from active employment with Seller for purposes of eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under each Union Pension Plan; and (iv) provide that Closing Date Benefits cannot commence until the earlier of such Transferring Employee’s actual retirement from service with Buyer and its Affiliates or attainment of age 65. This Section 10.9 shall survive the Closing indefinitely.

(b) Prior to the Closing Date, Buyer or its Affiliates shall adopt one or more defined benefit pension plans (the “Buyer’s Pension Plan”). The Buyer’s Pension Plan shall be substantially similar to the Union Pension Plans, and, as initially adopted, shall include as participants those Transferring Employees who were participants in the Union Pension Plans as of the Closing Date. The Buyer’s Pension Plan shall recognize all service credited by Seller under the Union Pension Plans for purposes of eligibility for participation, vesting, early retirement subsidies but only post-Closing Date service for purposes of benefit accrual.

(c) Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 10.9 for the purposes of administration of Buyer’s Pension Plan and the Union Pension Plans.

(d) Notwithstanding the foregoing, under no circumstance shall Buyer or its Affiliates be deemed to be a participating employer or sponsor under any Union Pension Plan and Buyer shall have no liability to Seller or any of its Affiliates, any Union Pension Plan, any Transferring Employee or any other Person, and Seller shall indemnify and hold harmless, Buyer and its Affiliates with respect to any Closing Date Benefits or any other obligations under any Union Pension Plan.

ARTICLE 11

GENERAL PROVISIONS

11.1 COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

11.2 PUBLIC ANNOUNCEMENTS

Prior to the Closing, any public announcement or similar publicity or other disclosure with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Parties mutually agree in writing; provided, however, Seller may make any disclosures required or appropriate (as advised by counsel) to comply with applicable securities Laws and Buyer shall be entitled to make any disclosure to the partners of KPS Special Situations Fund II, L.P. provided they agree to maintain the confidentiality of such information.

11.3 CONFIDENTIALITY

(a) This Agreement is not intended to supersede or replace the Confidentiality Agreement. The Confidentiality Agreement will remain in full force and effect in accordance with its terms and each Party will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement if the transactions contemplated hereby are not consummated, and if the transactions contemplated hereby are consummated, the Confidentiality Agreement shall terminate simultaneously with the Closing.

(b) If for any reason whatsoever the Contemplated Transactions are not consummated, Buyer shall promptly return to Seller all documents furnished by any Seller, any Selling Subsidiary, or any of their respective Affiliates or Representatives (including all copies, summaries, excerpts and abstracts, including in electronic or computer format, if any, thereof), in accordance with the terms of the Confidentiality Agreement.

(c) Buyer represents and warrants that it will inform itself about and observe (and cause its Affiliates and Representatives to observe) all applicable data protection and/or privacy requirements in jurisdictions in which confidential, proprietary or non-public information is located and in any other relevant jurisdictions.

11.4 NOTICES

All notices, consents, waivers and other communications (including any designations) under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, or individual as a Party may designate by notice to the other Parties):

If to Seller:

Dresser, Inc.

Attention: David M. Dolan

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

Facsimile No.: 972-361-9966

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

Attention: Jonathan B. Newton

711 Louisiana Street, Suite 3400

Houston, Texas 77002

Facsimile No.: 713-427-5099

If to Buyer:

Ashcroft Holdings, Inc.

c/o KPS Special Situations Fund II, L.P.

Attention: Jay Bernstein

200 Park Avenue

58th Floor

New York, New York 10166

Facsimile No.: 212-867-7980

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Attention: James H. Schwab

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile No.: 212-757-3990

11.5 INCORPORATION OF SCHEDULES AND EXHIBITS

The Schedules and Exhibits identified in this Agreement, including Seller’s Disclosure Schedule and Buyer’s Disclosure Schedule, are incorporated herein by reference and made a part of this Agreement.

11.6 ENTIRE AGREEMENT AND MODIFICATION

Subject to Section 11.3, this Agreement supersedes all prior agreements (including that certain letter of intent dated July 6, 2005 between Seller and KPS Special Situations Fund II, L.P.) among the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

11.7 DISCLOSURE SCHEDULES

Seller’s Disclosure Schedule and Buyer’s Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections of this Agreement; provided that the statements in a section of such Disclosure Schedules will be deemed to be disclosed for any sections of this Agreement or Seller’s Disclosure Schedule or Buyer’s Disclosure Schedule to the extent that it is reasonably evident from the content of such disclosure that it is applicable to another section of this Agreement or Seller’s Disclosure Schedule or Buyer’s Disclosure Schedule, as applicable. The disclosure by Seller or Buyer of any matter in Seller’s Disclosure Schedule or Buyer’s Disclosure Schedule, respectively, will expressly not be deemed to constitute an admission by the applicable Party or its respective Affiliates or Representatives, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

11.8 DRAFTING AND REPRESENTATION

The Parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any Party because that Party or its legal representative drafted the provision.

11.9 SEVERABILITY

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.10 ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

No Party may assign any of its rights or delegate any of its obligations under this Agreement or any Implementing Agreement without the prior written consent of the other Party hereto; provided that Buyer shall have the right to assign its rights and obligations under this Agreement and the Implementing Agreements to one or more wholly-owned subsidiaries; so long as such assignment does not relieve Buyer of its obligations hereunder; provided, further, that Buyer or any permitted assignee may make a collateral assignment of its rights (but not obligations) under this Agreement to any lender providing financing to Buyer or any permitted assignee; provided, further, that the indemnity in favor of the

(a) Buyer Indemnitees with respect to Pre-Closing Taxes and the indemnities with respect to various environmental matters set forth in Sections 8.2(a)(iv), 8.2(a)(v), 8.2(a)(vi) and 8.2(a)(vii) and the indemnity for breaches by Seller (or its successors and assigns) of the covenants under Article 10 that survive shall be freely transferable to any future purchaser of the Buyer, the Business, the Assets or the Stratford Connecticut Owned Real Property and (b) Seller Indemnitees with respect to environmental matters set forth in Sections 8.3(d), (e) and (f) and the indemnity for breaches by Buyer (or its successors or assigns) of the covenants under Article 10 that survive shall be freely transferable by Seller or its Affiliates, successors and assigns; provided, further, that any such transferee or assignee of Buyer under Section 11.10(a) or Seller under Section 11.10(b) agrees in writing to be bound by Buyer’s or Seller’s, as applicable, obligations hereunder as a condition to such transfer or assignment. Subject to the preceding sentence, this Agreement and the Implementing Agreements will apply to, be binding in all respects upon, and inure to the benefit of each of each of Seller’s and Buyer’s respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 11.10. In the event of any conflict between this Agreement and any Implementing Agreement or Ancillary Agreement, this Agreement shall control and govern.

11.11 ENFORCEMENT OF AGREEMENT

Each Party acknowledges and agrees that the Parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by the other Parties may not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which such Party may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. For the avoidance of doubt, from and after the Closing, the Parties acknowledge and agree that the Parties equitable remedies shall be limited to the enforcement of any covenant requiring performance after Closing and the right to specific performance to compel a Party to fulfill its indemnity obligations hereunder.

11.12 WAIVER

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.13 FULFILLMENT OF OBLIGATIONS

Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

11.14 WAIVER OF JURY TRIAL

EXCEPT AS IT RELATES TO A THIRD PARTY CLAIM AS PROVIDED IN SECTION 8.7(f), WITHOUT IN ANY WAY LIMITING THE PARTIES OBLIGATIONS UNDER SECTION 11.16, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.15 GOVERNING LAW

This Agreement will be governed by and construed under the Laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other Law.

11.16 JURISDICTION; ARBITRATION; SERVICE OF PROCESS

(a) Except as set forth in Sections 2.6 and 8.7(f) any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of Newcastle, or, if it has or can acquire jurisdiction, in the United States District Courts in the State of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The Parties agree that any or all of them may file a copy of this Section 11.16 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section 11.16 may be served on any Party anywhere in the world.

(b) Any issue, dispute, claim or controversy arising out of or relating to this Agreement (or any Implementing Agreement or Ancillary Agreement), its alleged breach or its subject matter (a “Dispute”), shall first be referred to and discussed between the respective chief executive officers (or executive officers holding the equivalent position) of Seller and Buyer for resolution between them, if possible. Those executives may, if they desire and agree, consult outside experts or a mutually respected disinterested person for assistance in arriving at a resolution.

(c) Notwithstanding anything to the contrary provided in this Section 11.16 and without prejudice to the above procedures, nothing in this Agreement shall prevent either Party from applying to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief with respect to confidential information or protection of its material intellectual property, and each Party agrees that any violation of the other Party’s rights with respect to a violation of obligations concerning confidential information or protection of its material intellectual property would result in irreparable harm to the other Party for which money damages would be insufficient.

(Remainder of page intentionally left blank)

The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ASHCROFT HOLDINGS, INC.

By:	/s/ Michael Psaros
Name:	Michael Psaros
Title:	Officer - President

DRESSER, INC.

By:	/s/ Patrick M. Murray
Name:	Patrick M. Murray
Title:	Chief Executive Officer

[SIGNATURE PAGE OF ASSET PURCHASE AGREEMENT]

EXHIBIT A

Working Capital Calculation

	Summary of “Normalized” Working Capital
	Actual February 2005 - July 2005						Feb-Jul Average
	Feb 2005	Mar 2005	Apr 2005	May 2005	Jun 2005	Jul 2005
Summary:
Current Assets	36,908	36,475	38,017	38,249	37,487	36,784	37,320
Current Liabilities	11,314	11,106	10,713	10,563	10,472	10,219	10,731

Net Current Assets	25,594	25,369	27,304	27,686	27,015	26,565	26,589

Detail:
Net A/R Trade	14,045	13,941	14,576	13,853	13,964	13,175	13,926
A/R InterCo Affiliates	712	678	597	934	1,034	885	807
Net Inventory	20,752	20,266	20,962	21,309	20,381	20,578	20,708
Prepaid Expense	1,399	1,590	1,882	2,153	2,108	2,146	1,880
A/P Trade	6,344	6,142	6,049	6,012	6,322	5,985	6,142
A/P InterCo and Affiliates	—	—	—	—	—	—	—
Payroll & Other Comp	3,588	3,950	3,465	3,539	3,366	3,138	3,508
Other Curr Liab	1,382	1,013	1,199	1,012	784	1,096	1,081

Net Current Assets	25,594	25,369	27,304	27,686	27,015	26,565	26,589

1

EXHIBIT B

BILL OF SALE

This Bill of Sale is made, executed and delivered as of                          , 2005 by and between Dresser, Inc., a Delaware corporation (“Seller”), and Ashcroft Holdings, Inc., a Delaware corporation (“Buyer”), pursuant to the Asset Purchase Agreement, dated as of                          , 2005 (the “Asset Purchase Agreement”), between Seller and Buyer.

Section 1. Seller, for and in consideration of the Purchase Price paid pursuant to Section 2.5 of the Asset Purchase Agreement, the receipt and sufficiency of which sum are hereby acknowledged by Seller, has bargained, sold, conveyed, assigned and delivered and, by these presents, does hereby bargain, sell, convey, assign and deliver to Buyer, its successors and assigns, as of the date hereof, all of Seller’s right, title and interest in and to the Assets (other than the Excluded Assets).

Section 2. Seller hereby covenants that, from time to time after the delivery of this instrument, at Buyer’s request, Seller will, without further consideration, execute and deliver such further agreements, documents, certificates and other instruments of transfer, conveyance and assignment and assumption and take such other action as may reasonably be necessary or advisable to more effectively convey, transfer to and vest in Buyer (or in any of Buyer’s Affiliates) any of the Assets.

Section 3. This Bill of Sale is for the sole benefit of the parties hereto and their permitted assigns under Section 11.11 of the Asset Purchase Agreement, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Bill of Sale.

Section 4. This Bill of Sale will apply to, be binding in all respects upon, and inure to the benefit of each of, each of Seller’s and Buyer’s respective successors and permitted assigns, effective immediately upon its delivery to Buyer.

Section 5. EXCEPT AS EXPRESSLY SET FORTH IN THE ASSET PURCHASE AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND THE PURCHASE AND SALE OF THE ASSETS IS BEING MADE ON AN “AS IS, WHERE IS” BASIS.

Section 6. The terms of the Asset Purchase Agreement (including the definitions and usage provisions) are incorporated herein by reference and will not be superseded, modified, replaced, amended, changed, rescinded or otherwise affected by this Bill of Sale, but will remain in full force and effect to the full extent provided therein. If there is any inconsistency between the Asset Purchase Agreement and this Bill of Sale, the Asset Purchase Agreement will control and govern.

Section 7. This Bill of Sale will be governed by and construed under the Laws of Delaware without regard to conflicts of laws principles that would require the application of any other Law.

Section 8. This Bill of Sale may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

Section 9. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed as of the date first above written by their respective officers thereunto duly authorized.

ASHCROFT HOLDINGS, INC.

By:
Name:
Title:

DRESSER, INC.

By:
Name:
Title:

EXHIBIT C

Forms of Intellectual Property Assignment Agreements

PATENT ASSIGNMENT

WHEREAS, Dresser, Inc., a Delaware Corporation, (hereinafter “ASSIGNOR”), having a place of business at 11th Floor, Millennium I, 15455 Dallas Parkway, Addison, Texas 75001, is the owner of certain inventions and improvements that are the subject of U.S. patents and pending applications listed in Schedule A (collectively “PATENTS”) attached hereto;

WHEREAS, Ashcroft Holdings, Inc., a Delaware corporation, (hereinafter “Ashcroft”), having a place of business at                     , is desirous of obtaining the invention and improvements and the PATENTS;

NOW, THEREFORE, in consideration of the payment by Ashcroft to ASSIGNOR of the sums set forth in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, ASSIGNOR does hereby sell, transfer, and assign unto Ashcroft, its successors, assigns and other legal representatives, for the territory of the United States of America and throughout the world, the entire right, title and interest in the PATENTS and to the inventions that are the subject of the PATENTS, together with any and all reissues, reexaminations, statutory invention registrations, modifications and extensions thereof, together with any and all continuations, divisionals, continuations-in-part, and all of the inventions relating to the foregoing, and including the right to claim priority, together with all claims for damages by reason of past infringement of said PATENTS, with the right to sue for and collect the same, and hereby authorizes and requests the Commissioner of Patents for the country involved to issue any and all patents on inventions resulting from the PATENTS or other applications claiming priority/benefit on the PATENTS to Ashcroft as assignee of the entire right, title and interest therein, all of the foregoing to be held and enjoyed by Ashcroft for its own use and for the use of its successors, assigns or other legal representatives, together with all of the income, royalties, damages and payments now or hereafter due or payable with respect thereto;

ASSIGNOR covenants that it will, at Ashcroft’s expense, when requested, execute, deliver and acknowledge all such further instruments of conveyance and do and perform all such other acts and things as Ashcroft may reasonably require to more effectively accomplish the assignment, transfer and recordation thereof of the PATENTS and other applications claiming priority/benefit on the PATENTS;

Ashcroft’s authority hereunder shall include, without limitation, the authority to execute and receive any certificate of ownership or other document to transfer title to any patent rights assigned pursuant to this ASSIGNMENT, and to take any other actions necessary or incident to the powers granted to Ashcroft in this ASSIGNMENT;

This agreement shall inure to the benefit of Ashcroft and its successors and assigns and shall be binding on ASSIGNOR and its successors and assigns.

IN WITNESS WHEREOF, I hereto set my hand and seal at                     , this      day of                     , 2005.

DRESSER, INC.	ASHCROFT HOLDINGS, INC.

By:	By:

Title:	Title:

State of                             §

                                          §

County of                         §

Before me this      day of                     , 2005, personally appeared                             , known to me to be the person whose name is subscribed to the foregoing Assignment and acknowledged that he executed the same as his free act and deed for the purposes therein contained.

Notary Public
My Commission Expires:

[Notary’s Seal Here]

State of Michigan            §

                                          §

County of Kent                §

Before me this      day of                     , 2005, personally appeared                             , known to me to be the person whose name is subscribed to the foregoing Assignment and acknowledged that he executed the same as his free act and deed for the purposes therein contained.

Notary Public

My Commission Expires:

[Notary’s Seal Here]

SCHEDULE A

PATENTS AND PATENT APPLICATIONS

TRADEMARK ASSIGNMENT

THIS ASSIGNMENT is effective as of the      day of                     , 2005, between DRESSER, INC., a Delaware Corporation, (hereinafter “ASSIGNOR”), having a place of business at 11th Floor, Millennium I, 15455 Dallas Parkway, Addison, Texas 75001, and Ashcroft Holdings, Inc., a Delaware corporation, (hereinafter “Ashcroft”), having a place of business at                             .

WHEREAS, ASSIGNOR has adopted, intends to use and is using the trademarks listed in Schedule A (“Marks”) attached hereto; and

WHEREAS, Ashcroft is desirous of acquiring all rights, title and interest in the Marks, including but not limited to, the registrations thereof, together with the goodwill of the business symbolized by said Marks: and

WHEREAS, ASSIGNOR transferred to Ashcroft certain assets and businesses and the Marks pertaining to said assets and which business is ongoing and existing; and

WHEREAS, ASSIGNOR covenants that it will, at Ashcroft’s expense, when requested, execute, deliver and acknowledge all such further instruments of conveyance and do and perform all such other acts and things as Ashcroft may reasonably require to more effectively accomplish the assignment, transfer and recordation thereof of the said Marks; and

NOW, THEREFORE, in consideration of the sums set forth in the Asset Purchase Agreement, the receipt of which is hereby acknowledged, ASSIGNOR does hereby sell, assign and transfer to Ashcroft, its successors and assigns, all rights, title and interest in the Marks, including, but not limited to, the applications for and registrations thereof, together with the goodwill of the business symbolized by said Marks, together with that portion of ASSIGNOR’s business associated therewith, together with all claims for damages by reason of past infringement of said Marks, with the right to sue for and collect the same all of the foregoing to be held and enjoyed by Ashcroft for its own use and for the use of its successors, assigns or other legal representatives, together with all of the income, royalties, damages and payments now or hereafter due or payable with respect thereto;

ASSIGNOR covenants that it will, at Ashcroft’s expense, when requested, execute, deliver and acknowledge all such further instruments of conveyance and do and perform all such other acts and things as Ashcroft may reasonably require to more effectively accomplish the assignment, transfer and recordation thereof of the Marks and other applications claiming priority/benefit on the Marks;

Ashcroft’s authority hereunder shall include, without limitation, the authority to execute and receive any certificate of ownership or other document to transfer title to any of the Marks assigned pursuant to this Trademark Assignment, and to take any other actions necessary or incident to the powers granted to Ashcroft in this Trademark Assignment.

In WITNESS WHEREOF, I hereto set my hand and seal at                             , this      day of                     , 2005.

DRESSER, INC.	ASHCROFT HOLDINGS, INC.

By:	By:

Title:	Title:

State of                             §

                                          §

County of                         §

Before me this      day of                     , 2005, personally appeared                             , known to me to be the person whose name is subscribed to the foregoing Assignment and acknowledged that he executed the same as his free act and deed for the purposes therein contained.

Notary Public
My Commission Expires:

[Notary’s Seal Here]

State of Michigan                     §

                                                   §

County of Kent                         §

Before me this      day of                     , 2005, personally appeared                             , known to me to be the person whose name is subscribed to the foregoing Assignment and acknowledged that he executed the same as his free act and deed for the purposes therein contained.

Notary Public
My Commission Expires:

[Notary’s Seal Here]

SCHEDULE A

FOREIGN REGISTRATIONS

U.S. REGISTRATIONS

EXHIBIT D

Form of Real Property Transfer Agreement

QUIT-CLAIM DEED

To All People To Whom These Presents Shall Come, Greeting:

Know Ye, That Dresser RE, Inc., a corporation organized under the laws of the State of Delaware, hereinafter referred to as the Releasor, for the consideration of                                          ($            ) DOLLARS and other valuable consideration received to his full satisfaction of             , of the County of                      and State of             , does remise, release, and forever QUIT-CLAIM unto said                     , hereinafter referred to as the Releasee, his heirs and assigns forever, all the right, title, interest, claim and demand whatsoever as said Releasor has or ought to have in or to:

ALL THAT certain tract, piece or parcel of land described in Schedule A, attached hereto.

TO HAVE AND TO HOLD the premises, with all the appurtenances, unto the said Releasee, his heirs and assigns forever, so that neither the Releasor nor his heirs nor any other person under him or them shall hereafter have any claim, right to title in or to the premises, or any part thereof, but therefrom he and they are by these presents forever barred and excluded.

IN WITNESS WHEREOF, the Releasor has hereunto set his hand and seal this      day of              A.D. 2005.

Signed, Sealed and Delivered

in the presence of:

STATE OF )
) ss:	, 2005
COUNTY OF )

On this the      day of             , 2005, before me,                     , the undersigned officer, personally appeared                      who acknowledged himself to be the                      of Dresser RE, Inc., a Delaware corporation, and that he, as such                     , being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as                     .

In witness whereof I hereunto set my hand.

Notary Public
My Commission Expires:

1

[Notary Seal]

EXHIBIT

ETRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on September 2, 2005 by and between Dresser, Inc., a Delaware corporation (“Seller”), and Ashcroft Holdings, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are referred to herein individually as a “Party,” and collectively as the “Parties.” The Obligations of the Seller will be performed by Seller, itself and through its direct and indirect subsidiaries or third parties as provided herein. Capitalized terms used and not otherwise defined herein shall have the respective meanings given to those terms in the Asset Purchase Agreement. References herein to “Seller,” as the context requires, refer to Seller or its affiliate performing or contracting for the specific Transition Services.

PRELIMINARY STATEMENTS

A. Buyer and Seller entered into that certain Asset Purchase Agreement, dated September 2, 2005 (the “Asset Purchase Agreement”), pursuant to which Seller sold and transferred to Buyer the Business, including Assets and Assumed Liabilities effective as of the Closing Date.

B. Purely as an accommodation to Buyer, Buyer and Seller contemplate that Seller will provide certain Transition Services, as defined and set forth in more detail in Section 1 of this Agreement, in accordance with the terms and conditions of this Agreement from the Closing Date until such time as stated in Section 1 of this Agreement with regard to each of the Transition Services.

AGREEMENT

The Parties, intending to be legally bound, agree as follows.

1. Transition Services

1.1 Shared Facilities. Seller agrees to perform the transition services that are set forth in Exhibit 1 to this Agreement with regard to each of the following facilities: (i) Mississauga, Canada, (ii) Skelmersdale, United Kingdom, (iii) Beijing, China, (iv) Tlalnepantla, Mexico, (v) Conde, France, (vi) Singapore and (vii) Brazil, together with the other locations on Exhibit 1 (collectively, the “Shared Facilities Transition Services”). In consideration for the Shared Facilities Transition Services, Buyer agrees to pay Seller service fees based on the historical amounts set forth in such Exhibit 1 (the “Shared Facilities Transition Services Fee”). Seller shall perform the Shared Facilities Transition Services through the end date set forth in such Exhibit 1 or earlier, if such Shared Facilities Transition Service is terminated in accordance with Section 8 hereof (the “Shared Facilities Transition Services End Date”).

1.2 Human Resources. Seller agrees to perform the transition services related to fringe benefit administration and other human resources matters that are set forth in Exhibit 2 to this Agreement (collectively, the “Human Resources Transition Services”). In consideration for the Human Resources Transition Services, Buyer agrees to pay Seller service fees based on the historical amounts set forth in such Exhibit 2 or earlier, if such Human Resources Transition Service is terminated in accordance with Section 8 hereof (the “Human Resources Transition Services Fee”). Seller shall perform the Human Resources Transition Services through the end date set forth in such Exhibit 2 (the “Human Resources Transition Services End Date”).

1.3 Information Technology. Seller agrees to perform the transition services related to information technology processes that are set forth in Exhibit 3 to this Agreement (collectively, the “IT Transition Services”). In consideration for the IT Transition Services, Buyer agrees to pay Seller service fees based on the historical amounts set forth in such Exhibit 3 (the “IT Transition Services Fee”). Seller shall perform the IT Transition Services through the end date set forth in such Exhibit 3 or earlier, if such IT Transition Service is terminated in accordance with Section 8 hereof (the “IT Transition Services End Date”).

1.4 Others. Seller agrees to perform the transition services related to other matters that are set forth in Exhibit 4 to this Agreement (collectively, the “Other Transition Services”). In consideration for the Other Transition Services, Buyer agrees to pay Seller service fees based on the historical amounts set forth in such Exhibit 4 or earlier, if such Other Transition Service is terminated in accordance with Section 8 hereof (the “Other Transition Services Fee”). Seller shall perform the Other Transition Services through the end date set forth in such Exhibit 4 (the “Other Transition Services End Date”).

2. Performance of Transition Services

Subject to the Asset Purchase Agreement and the terms hereof, Seller shall perform, or arrange or agree with a third party to perform, any or all of the Shared Facilities Transition Services, the Human Resources Transition Services, the IT Transition Services, and the Other Transition Services (collectively and individually, the “Transition Services”). The Transition Services shall be performed in substantially the same manner as they have been provided to the Business immediately prior to the Closing. The quantity of any Transition Services shall be substantially consistent with the quantity of such Transition Services in recent historical practice prior to the Closing Date. The Transition Services shall include only those services expressly set forth in Exhibits 1 through 4 to this Agreement and shall be substantially similar to the nature and scope of such services provided by Seller or its affiliates, directly or through any third parties, immediately prior to the Closing Date. Seller shall not be required to perform any Transition Services to the extent that such Transition Services or their performance would (i) breach or violate any agreement to which Seller is a party, (ii) interfere with Seller’s business or operations in any material regard (other than as contemplated hereby), (iii) violate any applicable law, statute, regulation, rule, ordinance or order by a court or governmental agency or entity, or (iv) require the consent of any third party provider, and with respect to intellectual property matters, Seller has been notified in writing that it is in breach of such obligation, and, in each case, such consent is not obtained; provided, however, that if such consent cannot be obtained, the Parties shall use their respective commercially reasonable efforts to arrange for alternative methods of delivering such services. Seller shall promptly notify Buyer if Seller becomes aware, and Buyer shall promptly notify Seller if Buyer becomes aware, of any event covered by one or more of the foregoing items of this Section 2, so that an alternative means of performing the affected Transition Services can be adopted; provided, however, that any such alternative means shall not be at Seller’s expense and Seller shall have no obligation or liability to provide any such Transition Services.

3. Duration of the Transition Services

Seller shall perform each of the Transition Services from the Closing Date until the Services End Date of such Transition Services. The term “Services End Date” means any one of the Shared Facilities Transition Services End Date, the Human Resources Transition Services End Date, the IT Transition Services End Date, or the Other Transition Services End Date, as applicable. On the Services End Date of any specific Transition Service, Seller’s obligation in connection with such

Transition Service shall terminate in its entirety (except solely if and to the extent this Agreement is extended in accordance with Section 5 hereof with regard to such Transition Service) and Buyer’s obligation to pay for such Transition Services shall terminate (except for amounts due or payable for Transition Services rendered prior to the applicable Services End Date).

4. Transition Services Fees and Expenses; Payment

4.1 Transition Fees. Seller shall invoice the Buyer monthly for the Transition Services. In consideration for the performance of each of the Transition Services, Buyer shall pay Seller the amounts of the Services Fee payable for such Transition Services pursuant to Section 1 of this Agreement, which Services Fee shall be payable and due as set forth on the Exhibits attached hereto, but in no event later than 30 days after receipt of any invoice for such Service Fees in readily available funds. The term “Services Fee” means any one, and the term “Services Fees” means collectively all, of the Shared Facilities Transition Services Fee, the Human Resources Transition Services Fee, the IT Transition Services Fee, and/or the Other Transition Services Fee.

4.2 Historic Costs. It is the intent of the Parties that Seller provide Transition Services at Seller’s actual historic costs (other than as may be required by underlying Contracts with third parties as a result of the Contemplated Transactions, in which case Seller intends to provide Transition Services at such actual historical costs plus any such incremental costs under such underlying Contracts) plus Taxes (payable or incurred by Seller in performing the Transition Services, other than Seller’s income Taxes). Buyer acknowledges that some Transition Services Seller has not previously, among others, provided, billed or accounted for on a standalone or segregated basis to its Instruments division. In determining the Services Fees, Seller has used commercially reasonable efforts to determine historical costs, fees and expenses to charge Buyer, including having to segregate or establish such items in its good faith determination, including in consultation with Buyer. The Exhibits attached hereto list the amounts at which Seller expects to provide Transition Services (“Estimated Services Fees”) post-Closing and notes whether such fees will be fixed or variable. Prior to the Closing Date, if Seller in good faith determines that the Estimated Services Fees (whether fixed or variable) do not reflect actual historic costs (including reasonably incurred Taxes, costs and other expenses, but only to the extent such items are not already reflected in such Estimated Services Fees), Seller may, upon prior written notice to Buyer increase any individual Estimated Services Fee by ten percent (10%) or less to reflect such actual historic cost and Taxes (which notice shall contain the relevant documentation to support such increase). In no event shall any Services Fees other than the Estimated Services Fees be changed as permitted above without the written consent of Buyer and in no event shall any individual Estimated Services Fee be increased by more than ten percent (10%) without the written consent of Buyer, which shall not be unreasonably withheld, delayed or denied. The Parties will work together in good faith to finalize such Estimated Services Fees prior to Closing.

4.3 Payment. If Buyer fails to pay in readily available funds any Services Fee or other amount payable and due from Buyer at the time when such amount is payable and due, such Services Fee or other amount shall accrue, and Buyer shall pay, interest at the lesser of: (i) one percent (1%) of such unpaid Services Fee or other amount per full or partial month during which such amounts remain fully or partially unpaid, or (ii) the maximum interest allowable under the applicable law. Buyer shall make all payments in United States currency in the manner as reasonably instructed by Seller. Buyer shall make all payments without any withholding or deduction, or any right of set off, counterclaim or other defense, and, except for income taxes levied against Seller for collection of any Service Fees, free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction, political subdivision or taxing authority with respect to any payments made by Buyer or received by Seller under this Agreement (“Taxes”). If Buyer or any other person is required by any law to make any deduction or withholding on account of any Taxes from any payment to Seller, Buyer (i) will ensure that the full amount of any such deduction or withholding will be timely paid over to the relevant authorities and, upon Seller’s request, promptly forward to Seller copies of official receipts or other evidence satisfactory to Seller that deduction or withholding has been paid, and (ii) will, together with such payment to Seller, pay such additional amount as to ensure that Seller receives the full amount of such payment without such deduction or withholding. Buyer agrees to fully reimburse, indemnify, hold harmless and defend Seller and any of its subsidiaries and affiliates for the amount of any Taxes and any other costs, expenses or payments for which Buyer is responsible. Seller shall be under no obligation to provide any services hereunder if Buyer fails to timely make any payment payable and due under this Agreement and such failure is not cured with 15 days of receipt by Buyer of notice regarding such failure.

4.4 Initial Fee. As consideration for Seller entering into this Agreement, Buyer agrees to pay Seller a one-time Services Fee of $70,000. Such fee shall be payable by Buyer to Seller in equal monthly installments beginning on the Closing Date and ending on December 31, 2005. In no event shall the last installment be paid later than December 31, 2005.

5. Extension of Transition Services after Services End Date

Seller shall not be obligated to perform any Transition Service beyond or after the Services End Date for such Transition Service. Seller, in its sole discretion, and Buyer may mutually agree for the performance by Seller of any Transition Service beyond or after the Services End Date; provided, however, that such agreement shall only be valid and enforceable against Seller if such agreement is in writing, entered into after the Closing Date, sets forth the end date of the performance for such Transition Service, and describes the services fee payable and due to Seller for the performance of such Transition Service, which services fee shall be the then current fees charged by Seller, but in no event less than the amount of the Services Fee for such Transition Services under this Agreement.

6. Seller Property; Confidential Information

6.1 Seller Property. Seller shall retain all ownership, right, title and interest in and to all of Seller’s property (including, without limitation, any real, personal, intellectual, tangible, intangible and other property, right or interest of any kind and any chose in action, claim, right and remedy) not sold, transferred or assigned to Buyer in the Asset Purchase Agreement (“Seller Property”). Nothing in this Agreement, the performance of any Transition Services, any performance under or in accordance with, or any exercise of any right or remedy in connection with this Agreement, or any exhibit, attachment, amendment or extension of or any other agreement pursuant to this Agreement, shall constitute, or be interpreted to constitute, directly or indirectly, (i) any assignment, conveyance, or transfer of any past, present or future right, title, license, interest, lien, mortgage, security interest, or expectation in or to any Seller Property to Buyer or any third party, or (ii) any creation, establishment, agreement, acknowledgement, confirmation or affirmation of any past, present or future right, title, license, interest, lien, mortgage, security interest, or expectation in or to any Seller Property in or for the benefit of Buyer or any third party, or (iii) any waiver of any past, present or future right, title, license, interest, lien, mortgage, security interest, or expectation in or to any Seller Property. Seller shall not be required to use or disclose any trade secrets or other confidential or proprietary information of Seller, as part or in the performance or as a result of any Transition Services.

6.2 Seller Confidential Information. In connection with this Agreement, Seller shall not be obligated to provide, but may provide, or Buyer may obtain or receive knowledge of, any confidential or proprietary information concerning the Seller, its affiliates and/or the property, business, structure, customers, holdings or operations of Seller or any of its affiliates, in any form or format during the performance of the Transition Services (collectively, “Seller Confidential Information”). Any Seller Confidential Information shall be and remain Seller Property. Buyer may not make any use, disclose or provide to another, directly or indirectly, or permit, cause, encourage or assist any third party to use, disclose or provide to another, any Seller Confidential Information without Seller’s express prior written consent, and if so, only to the extent of such consent. Buyer shall use the same degree of care with regard to any Seller Confidential Information that it uses for its own confidential information, but not less than reasonable care. At any time upon Seller’s written request, but in any event upon termination and expiration of this Agreement, Buyer shall return to Seller all Seller Confidential Information, and all copies or manifestations thereof, in its possession or control without retaining any copies or manifestations of any Seller Confidential Information, and shall, to the extent requested in writing by Seller or such Seller Confidential Information, copies or manifestations cannot be returned to Seller, irrevocably delete and destroy such Seller Confidential Information, copies and manifestations, and shall certify to Seller in writing Buyer’s full compliance with the obligations in this sentence. Buyer will be responsible for any breach of its obligations in this Section 6.2 by any of its employees, representatives, and/or agents.

6.3 Buyer Confidential Information. In connection with the performance of its obligations under this Agreement, Buyer shall not be obligated to provide (other than as required to enable Seller, its affiliate or designated third party to perform the Transition Services), but may provide, or Seller may obtain or receive knowledge of, any confidential or proprietary information concerning the Business as operated by Buyer or its affiliates in any form or format during Seller’s performance of the Transition Services (collectively, “Buyer Confidential Information”). Any Buyer Confidential Information shall be and remain Buyer Property. Seller may not make any use, disclose or provide to another, directly or indirectly, or permit, cause, encourage or assist any third party to use, disclose or provide to another, any Buyer Confidential Information without Buyer’s express prior written consent, and if so, only to the extent of such consent (other than as required to perform under this Agreement). Seller shall use the same degree of care with regard to any Buyer Confidential Information that it uses for its own confidential information, but not less than reasonable care. At any time upon Buyer’s written request, but in any event upon termination and expiration of this Agreement, Seller shall return to Buyer all Buyer Confidential Information, and all copies or manifestations thereof, in its possession or control without retaining any copies or manifestations of any Buyer Confidential Information (other than as permitted by the Asset Purchase Agreement or as it relates to its prior provision of Transition Services under this Agreement), and shall (subject to the preceding clause), to the extent requested in writing by Buyer or such Buyer Confidential Information, copies or manifestations cannot be returned to Buyer, irrevocably delete and destroy such Buyer Confidential Information, copies and manifestations, and shall certify to Buyer in writing Seller’s full compliance with the obligations in this sentence. Seller will be responsible for any breach of its obligations in this Section 6.3 by any of its employees, representatives, and/or agents.

7. Warranty Disclaimer, Indemnity and Limitation of Liability

7.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER DOES NOT MAKE ANY WARRANTY OR REPRESENTATION UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSITION SERVICES OR ANY PERFORMANCE IN CONNECTION THEREWITH, WHETHER TO BUYER OR ANY THIRD PARTY. SELLER PERFORMS ANY AND ALL TRANSITION SERVICES “AS IS” AND

“WHERE IS.” SELLER DISCLAIMS ANY AND ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, WORKMANSHIP, TITLE OR NON-INFRINGEMENT. FOR PURPOSES OF THIS SECTION 7.1, SELLER SHALL INCLUDE SELLER’S AFFILIATES AND THIRD PARTIES PROVIDING TRANSITION SERVICES.

7.2 Indemnity. Buyer agrees to indemnify, defend, protect, and hold harmless Seller, each of Seller’s subsidiaries and affiliates, and each of their officers, directors, shareholders, managers, partners, successors, assigns, employees, and agents (collectively, “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, actions, complaints, or judgments, including attorneys’ fees, threatened against, incurred, or suffered by the Seller Indemnitees, arising out of any Transition Services or any performance, purported performance or nonperformance thereof or under this Agreement, any exhibit, attachment, amendment or extension of this Agreement, other than as a result of Seller’s gross negligence or willful misconduct.

7.3 Seller Indemnity. Seller agrees to indemnify, defend, protect, and hold harmless Buyer, each of Buyer’s subsidiaries and affiliates, and each of their officers, directors, shareholders, managers, partners, successors, assigns, employees, and agents (collectively, “Buyer Indemnitees”) from and against any and all claims, damages, liabilities, losses, actions, complaints, or judgments, including attorneys’ fees, threatened against, incurred, or suffered by the Buyer Indemnitees, arising out of any Transition Services or any performance, purported performance or nonperformance thereof or under this Agreement, any exhibit, attachment, amendment or extension of this Agreement, but only to the extent resulting from Seller’s gross negligence or willful misconduct.

7.4 Limitation of Liability. EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR BAD FAITH, IN NO EVENT SHALL SELLER, ANY SUBSIDIARY OR AFFILIATE OF SELLER, AND/OR ANY OF THEIR OF THEIR OFFICERS, DIRECTORS, SHAREHOLDERS, MANAGERS, PARTNERS, SUCCESSORS, ASSIGNS, EMPLOYEES, AND AGENTS, BE LIABLE TO BUYER OR ANY THIRD PARTY, REGARDLESS OF THE BASIS OR GROUND OF LIABILITY, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES OR LOSSES, INCLUDING, WITHOUT LIMITATION, LOST BUSINESS OR LOST PROFITS, WHETHER FORESEEABLE OR NOT, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF (“SPECIAL DAMAGES”), ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY TRANSITION SERVICES, OR THE PERFORMANCE OR NONPERFORMANCE OF ANY TRANSITION SERVICES; PROVIDED HOWEVER, SELLER AGREES THAT IT (OR ITS SUBSIDIARY OR AFFILIATE) SHALL BE OBLIGATED TO PAY SUCH DAMAGES TO A THIRD PARTY IF COMPELLED TO DO SO BY A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION. SHOULD SELLER, ANY SUBSIDIARY OR AFFILIATE OF SELLER, AND/OR ANY OF THEIR OFFICERS, DIRECTORS, SHAREHOLDERS, MANAGERS, PARTNERS, SUCCESSORS, ASSIGNS, EMPLOYEES, AND AGENTS, BE LIABLE UNDER APPLICABLE LAW DESPITE THE FOREGOING PROVISIONS OF THIS SECTION 7.4 (OTHER THAN AS A RESULT OF SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), IN NO EVENT SHALL THE AGGREGATE AND TOTAL LIABILITY OF SELLER, SELLER, ANY SUBSIDIARY OR AFFILIATE OF SELLER, AND/OR ANY OF THEIR OF THEIR OFFICERS, DIRECTORS, SHAREHOLDERS, MANAGERS, PARTNERS, SUCCESSORS, ASSIGNS, EMPLOYEES, AND AGENTS, FOR ANY LOSS OR DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY TRANSITION SERVICES, THE PERFORMANCE OR NONPERFORMANCE OF ANY

TRANSITION SERVICES EXCEED THE AMOUNT OF THE SERVICES FEES PAID BY BUYER AND ACTUALLY RECEIVED BY SELLER UNDER THIS AGREEMENT. Only in the event, and solely to the extent, that any part or provision of this Section 7.4 is invalid or unenforceable in any particular country, state or jurisdiction, such part or provision shall be interpreted both to be valid and enforceable and to conform to the greatest extent possible to the intent and purpose of such part or provision as set forth in this Section 7.4 and this Agreement.

8. Term and Termination

8.1 Term. This Agreement shall commence on the Closing Date and shall be construed as a separate and independent agreement for each and every Transition Service to be provided under this Agreement. This Agreement shall terminate (i) with regard to each Transition Services on the Services End Date of such Transition Services (except solely if and to the extent this Agreement is extended in accordance with Section 5 hereof with regard to such Transition Services), and (ii) as a whole on the last Services End Date or the last end or expiration date of any Transition Services extended in accordance with Section 5 hereof.

8.2 Termination.

(a) Notwithstanding Section 8.1 hereof, either Party may terminate this Agreement immediately upon the occurrence of any of the following by giving the other Party written notice of termination: (i) any material violation or breach of or default under any provision of this Agreement by the non-terminating Party unless such violation, breach or default is fully cured within a period of thirty (30) days after the terminating Party has provided the non-terminating Party written notice of such violation, breach or default, or fifteen (15) days in the event of a breach or default resulting from any non-payment; (ii) any voluntary or involuntary filing of a bankruptcy petition or similar proceeding under state law with respect to the non-terminating Party, which is not dismissed or withdrawn within thirty (30) days thereof; or (iii) the non-terminating Party becomes insolvent or makes any assignment for the benefit of creditors.

(b) Notwithstanding Section 8.1 or 8.2(a), the Buyer will have no obligation to continue to use any of the Transition Services and may terminate any Transition Service, or one or more of the Services within such category of Transition Services, by giving the Seller not less than 30 days’ prior written notice (or such longer notice as is required under an agreement with any third party providing any Transition Service) of its desire to terminate any particular Transition Service. Upon such termination, the Buyer’s obligation to pay any fees applicable to the provision of such terminated Transition Service and the Seller’s obligation to provide such Transition Service, will terminate as otherwise provided hereby.

8.3 Effect of Termination; Survival. Immediately as of the Services End Date of, or other termination or expiration of this Agreement as a whole or with regard to, any Transition Services, Seller may immediately cease performing, and shall not be obligated to perform, such Transition Services, and Buyer shall be solely responsible, at its sole cost, expense and risk, to perform, or arrange for the performance, of any and all of such Transition Services. All fees, costs, expenses and other payments accrued under this Agreement and unpaid shall become payable and due immediately upon termination or expiration of this Agreement or as provided otherwise in this Agreement. The provisions in Sections 6, 7 and 9, and this Section 8.3, shall survive the termination or expiration of this Agreement as a whole or with regard to any Transition Services.

9. Miscellaneous

9.1 Independent Contractors. The Parties agree that they are independent contractors and will always represent themselves to any third parties only as independent contractors. The Parties are not, and nothing in this Agreement shall be interpreted that the Parties are, partners, joint venturers, co-owners or otherwise participants in a joint or common undertaking. The employees or agents of one Party are not, and shall not be construed to be, employees or agents of the other Party, and such other Party shall not be liable for, have any obligations to, and may not be bound by such employees and agents of the first Party.

9.2 Notices. All notices, consents, waivers and other communications (including any designations) under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, or individual as a Party may designate by notice to the other Party):

If to Seller:	Dresser, Inc.
Attention: David M. Dolan
15455 Dallas Parkway, Suite 1100
Addison, Texas 75001
Facsimile No.: 972-361-9966

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
Attention: Jonathan B. Newton
711 Louisiana Street, Suite 3400
Houston, Texas 77002
Facsimile No.: 713-427-5099

If to Buyer:	Ashcroft Holdings, Inc.
c/o KPS Special Situations Fund II, L.P.
Attention: Jay Bernstein
200 Park Avenue
58th Floor
New York, New York 10166
Facsimile No.: 212-867-7980

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Attention: James Schwab
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile No.: 212-757-3990

9.3 Force Majeure. In the event that either Party is prevented or delayed in the performance of any material term, condition or obligation under this Agreement due to a Force Majeure Event (as defined below), such Party shall give prompt notice to the other Party of the commencement, expected duration and termination of such Force Majeure Event. During the continuation of a Force Majeure Event, the affected party’s nonperformance shall be excused and the time for performance extended for the period of delay or inability to perform due to such Force Majeure Event; provided, however, that no Force Majeure Event shall excuse the non-payment or late payment of any amount payable and due under this Agreement for Transitions Services actually rendered. The term “Force Majeure Event” means causes beyond the reasonable control of a party, including, without limitation: acts of God; acts of terrorism or a public enemy; war; rebellion; insurrection; riot; epidemic; quarantine restrictions; acts of any governmental authority or any political subdivision or any department or regulatory agency thereof or entity created thereby; acts of any person or persons engaged in subversive activity or sabotage; acts or failure to act of independent third parties and/or fires, floods, explosions, storms, earthquakes, or other catastrophes.

9.4 No Waiver. Any waiver of a right provided under this Agreement or a breach of this Agreement must be express and written. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. Selection by a Party of a specific remedy does not constitute, and shall not be interpreted to constitute, a waiver of any other remedy of such Party, and failure to select a specific remedy does not constitute, and shall not be interpreted to constitute, a waiver of such remedy.

9.5 Headings; Counterparts. The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument.

9.6 Attorneys’ Fees. Each party to this Agreement shall bear its own legal fees and any and all other expenses relating to the transactions contemplated in this Agreement. If any party institutes any action or proceeding to enforce this Agreement or any provision hereof or for damages by reason of any alleged breach of this Agreement or of any provisions thereof or for a declaration of rights hereunder, then the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.7 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction; this Agreement shall not otherwise be affected.

9.8 Assignment; Successors. Subject to Seller’s right to assign or delegate performance of specific services to be provided under this Agreement to any third party or parties so long as such assignment does not relieve Seller of its obligations and liabilities hereunder, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party hereto; provided that Buyer shall have the right to assign its rights and obligations under this Agreement to one or more wholly-owned subsidiaries; so long as such assignment does not relieve Buyer of its obligations and liabilities hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of each of Seller’s and Buyer’s respective successors and permitted assigns.

9.9 Entire Agreement. Other than that certain letter agreement entered into by the Parties on the date hereof, the terms and provisions contained in this Agreement, including any attachment, exhibit, amendment (if such amendment meets the requirements set forth in the immediately following sentence), or schedule hereto, constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending, varying, or extending this Agreement shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to this Agreement and is signed by both Seller and Buyer. The provisions of this Agreement not specifically and expressly amended as set forth in the immediately preceding sentence shall remain in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. To the extent of any conflict or inconsistency between this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall prevail and control.

9.10 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer, or should be construed or interpreted, to provide or confer upon any third party, other than the respective successors or permitted assigns of Seller or Buyer, any rights or remedies under or by reason of this Agreement or its performance.

9.11 Governing Law; Forum. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction. EACH PARTY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF COMPETENT STATE AND FEDERAL COURTS IN THE STATE OF DELAWARE FOR ANY LITIGATION OR PROCEEDING ARISING UNDER THIS AGREEMENT, AND TO THE VENUE OF SUCH LITIGATION OR PROCEEDING IN DELAWARE.

9.12 Effectiveness. This Agreement shall become effective on the Closing Date; provided that if the Asset Purchase Agreement is terminated as provided therein, this Agreement shall be null and void and of no force or effect.

10. Limited License

10.1 Until the last end date or expiration date of the last Transition Services hereunder, Buyer shall be permitted to continue to use all of Seller’s trademarks used in connection with the Business (other than those included within the Assets) on the date hereof (the “Seller Trademarks”), including without limitation the trademarks set forth on Schedule 10.1. Such use by Buyer shall be solely for services, product models and materials already marked or otherwise identified with the applicable Seller Trademark on the Closing Date (“Existing Products and Materials”). Use by Buyer of any such Seller Trademark shall be solely in the same manner, appearance and scope, and the Existing Products and Materials shall be of the same standard of quality, unchanged and unadulterated as such exist on the Closing Date. Use of Seller Trademarks under this paragraph shall be limited to use in connection with the Business.

10.2 Seller further grants a limited license to Buyer to use the Seller Trademarks on or in connection with Business services, product models and materials, which are manufactured and/or marked following the Closing Date (“New Products and Materials”), for a period ending ninety (90) days following the Closing Date. Use of Seller Trademarks under this paragraph shall be limited to use in connection with the Business.

10.3 In addition, Buyer shall be permitted to use the Seller Trademarks for the purpose of informing customers of any product name changes or rebranding of Business products and services solely in connection with those Assets being transferred to Buyer and based on the removal of the applicable Seller Trademarks (“Informational Purposes”), subject to the conditions and requirements of this Section 10.

10.4 All New Products and Materials shall conform in all material respects to the standards and quality requirements used by Seller in producing Business product models, services, and materials immediately prior to the Closing Date. All New Products and Materials shall be in all respects equal to or superior in quality to the Business product models, services, and materials produced by Seller immediately prior to the Closing Date.

10.5 Buyer agrees to permit Seller, its representatives or agents to inspect, upon no less than ten (10) Business Days notice, and no more than once during the term of the license set forth in this Section 10 (unless Seller has reasonable evidence of material non-compliance), any and all Existing Products and Materials marked or otherwise identified with a Seller Trademark, any and all New Products and Materials, and any and all materials including any Seller Trademark used for Informational Purposes during normal business hours to assure compliance with the terms of this Section 10.

10.6 Buyer shall not, at any time, take any action or do anything, either directly or indirectly, which would contest the validity or ownership by Seller of the Seller Trademarks and shall cooperate with and assist Seller, at Seller’s expense, with respect to the protection of the Seller Trademarks.

10.7 Buyer shall not in any manner or fashion disparage the name or goodwill of Seller or the Seller Trademarks.

10.8 Buyer shall not assign, transfer, sell, sublicense or encumber the limited license granted to Buyer under this Section 10 to make limited use of the Seller Trademarks.

10.9 The license granted herein may be terminated by Seller upon fifteen (15) days written notice of a material breach by Buyer of the provisions of this Section 10, if such breach is not cured by Buyer within such fifteen (15) day period.

11. Limited License to Seller

11.1 Buyer and Seller understand and acknowledge that the Assets and Assumed Liabilities are intended to include the portion of the Business conducted in Saudi Arabia through DARVICO. Because all necessary and appropriate steps to accomplish the DARVICO Reorganization will not be legally possible prior to the Closing Date, Seller shall be permitted to continue to use all or any part of the Business Intellectual Property until the consummation of the DARVICO Reorganization to the extent required to permit DARVICO to continue the Business as conducted on the date hereof (unless otherwise approved in writing by Buyer). Use by Seller of any such Buyer trademarks shall be solely in the same manner, appearance and scope as on the Closing Date and all DARVICO product models, services, and materials on which such Buyer trademarks are used shall be of the same or higher standard of quality as on the Closing Date.

11.2 Seller agrees to permit Buyer, its representatives or agents to inspect, upon no less than ten (10) Business Days notice, and no more than once during the term of the license set forth in this Section 11 (unless Buyer has reasonable evidence of material non-compliance), any and all DARVICO product models, services, and materials during normal business hours to assure compliance with the terms of this Section 11.

11.3 Seller shall not, at any time, take any action or do anything, either directly or indirectly, which would contest the validity or ownership by Buyer of the Business Intellectual Property and shall cooperate with and assist Buyer, at Buyer’s expense, with respect to the protection of the Business Intellectual Property.

11.4 Seller shall not in any manner or fashion disparage the name or goodwill of Buyer or the Business Intellectual Property.

11.5 Seller shall not assign, transfer, sell, sublicense or encumber the limited license granted to Buyer under this Section 11 to make limited use of the Business Intellectual Property.

11.6 The license granted herein may be terminated by Buyer upon fifteen (15) days written notice of a material breach by Seller of the provisions of this Section 11, if such breach is not cured by Seller within such fifteen (15) day period.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Closing Date.

DRESSER, INC.		ASHCROFT HOLDINGS, INC.

	/s/ Patrick M. Murray		/s/ Michael Psaros
By:	Patrick M. Murray	By:	Michael Psaros
Title:	Chief Executive Officer	Title:	Officer - President

[SIGNATURE PAGE OF TRANSITION SERVICES AGREEMENT]

(Attached)

EXHIBIT F

CROSS LICENSE

BETWEEN

DRESSER, INC.

AND

ASHCROFT HOLDINGS, INC.

Dated

                         , 2005

CROSS LICENSE

This Cross License (this “Cross License”) is entered into on                          , 2005 by and between Dresser, Inc., a Delaware corporation (“Dresser”), and Ashcroft Holdings, Inc., a Delaware corporation (“Ashcroft”). Dresser and Ashcroft are referred to collectively herein as the “Parties.”

PRELIMINARY STATEMENTS

A. Dresser and Ashcroft have entered (are entering concurrently herewith) into an Asset Purchase Agreement (the “Purchase Agreement”) dated as of                     , 2005 pursuant to which Ashcroft has purchased (is purchasing) from Dresser certain Assets relating to the Business. (Capitalized terms not expressly defined herein are defined in the Purchase Agreement.)

B. The Assets include Business Intellectual Property.

C. In connection with the Purchase Agreement, Dresser desires to grant a nonexclusive license to Ashcroft of certain of the Licensed Intellectual Property.

D. In connection with the Purchase Agreement, Ashcroft desires to grant a nonexclusive license back to Dresser of certain of the Business Intellectual Property.

AGREEMENT

The Parties, intending to be legally bound, agree as follows.

ARTICLE 1

DEFINITIONS

1.1 TERMS DEFINED IN THE PURCHASE AGREEMENT

Each and every of the Definitions contained in Article 1 of the Purchase Agreement are incorporated herein in their entirety. For purposes of ease and clarity, certain of the definitions contained in Article 1 of the Purchase Agreement are repeated below:

(a) “Business Intellectual Property” means the Intellectual Property and the rights associated therewith that are owned (i) by Seller or any Instruments Subsidiary and that relate exclusively to the Business (the “Standalone Intellectual Property”) or (ii) by Seller or any Instruments Subsidiary that are primarily Used in the Business (the “Mixed Intellectual Property”), in each case including:

(i) the Trademarks listed on Section 3.9(a) of Seller’s Disclosure Schedule, and goodwill associated therewith;

(ii) the Patents listed on Section 3.9(a) of Seller’s Disclosure Schedule, including all continuations, continuations in part, divisionals, and all foreign applications related thereto;

(iii) the IP Licenses relating to the Business listed on Section 3.9(a) of Seller’s Disclosure Schedule; and

(iv) related domain names, Copyrights (including mask works), Trade Secrets and Software that are exclusively or primarily Used in the Business.

Intellectual Property specifically excludes the Excluded Intellectual Property.

(b) “Excluded Intellectual Property” means the “Dresser” name and logo, domain names including the term “dresser”, trademarks, service marks, trade dress, and all rights and goodwill associated therewith, and all other Intellectual Property that is not primarily or exclusively Used in the Business and that is set forth on Section 3.9(b) of Seller’s Disclosure Schedule.

(c) “Intellectual Property” means all Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks and IP Licenses, and all rights to enforce the foregoing and collect damages related to such enforcement.

(d) “Licensed Intellectual Property” means all Intellectual Property that is not Standalone Intellectual Property or Mixed Intellectual Property, but that is nevertheless Used in the conduct of the Business.

(e) “Other Intellectual Property” means any intellectual property owned by third parties that is (i) Used in the Business, Used to the conduct of the Business and (ii) is listed in Section 1.2(aaaaa) of Seller’s Disclosure Schedule.

1.2 ADDITIONAL DEFINITIONS

For the purposes of this Cross License, the following additional terms and variations on them have the meanings set forth below:

(a) “Licensor” means the party, Dresser or Ashcroft as the case may be, which licenses rights in any intangible property to the other party, Ashcroft or Dresser as the case may be.

(b) “Licensed Joint Ventures” means joint ventures in which Seller or Buyer, as applicable, is at least fifty percent (50%) owner.

(c) “Licensee” means the party, Dresser or Ashcroft as the case may be, to which is licensed rights in any intangible property by the other party, Ashcroft or Dresser as the case may be.

(d) “Seller’s and its Affiliates’ Businesses” means any business or line of business conducted on or prior to Closing by any or all of Seller and/or its Affiliates, other than the Business.

(e) “Non-Trademark Business Intellectual Property” means all Mixed Intellectual Property transferred to Buyer pursuant to the Purchase Agreement and Used by Seller on the date hereof outside the Business, except for any and all Trademarks and domain names included in the Business Intellectual Property.

(e) “Non-Trademark Licensed Intellectual Property” means all Licensed Intellectual Property, except for any and all Trademarks and domain names.

ARTICLE 2

GRANT OF RIGHTS

2.1 LICENSE GRANT BY ASHCROFT ENTITY OF NON-TRADEMARK BUSINESS INTELLECTUAL PROPERTY

Subject to the terms and conditions of this Cross License, Ashcroft hereby grants to Dresser a non-exclusive, worldwide, perpetual (full-term for patents), irrevocable, transferable, fully paid up, royalty-free license, with the right to grant sublicenses under the Non-Trademark Business Intellectual Property, to use and exploit the Non-Trademark Business Intellectual Property within Seller’s and its Affiliates Businesses and any natural extensions thereof, to: (a) make (including the right to use any apparatus and practice any method in making), have made (but solely for Dresser and its Affiliates and Licensed Joint Ventures), use, import, offer for sale, lease, sell and/or otherwise transfer any article, device, composition, method, process or other property covered or alleged to be covered by the Non-Trademark Business Intellectual Property; (b) reproduce, distribute, prepare derivative works of, and publicly perform, display and digitally transmit any work of authorship embodied in the Non-Trademark Business Intellectual Property; and (c) use any Trade Secret embodied in or disclosed in the Non-Trademark Business Intellectual Property. For purposes of effecting the foregoing licenses, Dresser may retain one or more copies of all items related to the intellectual property (or documents or other things that contain such) that Dresser is required to transfer, assign, and deliver to Ashcroft under the Purchase Agreement, subject to strict adherence to the provisions of Section 5.5.

2.2 LICENSE GRANT BY DRESSER OF NON-TRADEMARK LICENSED INTELLECTUAL PROPERTY

Subject to the terms and conditions of this Cross License, Dresser, on behalf of itself and its Affiliates, hereby grants to Ashcroft a non-exclusive, worldwide, perpetual (full-term for patents), irrevocable, fully paid up, royalty-free license, with the right to grant sublicenses under the Non-Trademark Licensed Intellectual Property, to use and exploit the Non-Trademark Licensed Intellectual Property, solely in the Business and any natural extensions thereof, to: (a) make (including the right to use any apparatus and practice any method in making), have made (but solely for Ashcroft, its Affiliates, the Joint Ventures and/or the Licensed Joint Ventures), use, import, offer for sale, lease, sell and/or otherwise transfer any article, device, composition, method, process or other property covered or alleged to be covered by the Non-Trademark Licensed Intellectual Property; (b) reproduce, distribute, prepare derivative works of, and publicly perform, display and digitally transmit any work of authorship embodied in the Non-Trademark Licensed Intellectual Property; and (c) use any Trade Secret embodied in or disclosed in any Non-Trademark Licensed Intellectual Property, subject to strict adherence to the provisions of Section 5.6. To the extent Ashcroft does not have a copy of any Non-Trademark Licensed Intellectual Property, Dresser shall, upon Ashcroft’s request, provide a copy thereof to Ashcroft.

2.3 LIMITATIONS ON LICENSES

(a) The licenses granted in Sections 2.1 and 2.2 to the applicable Licensee to have products made by another manufacturer: (i) apply only when the specifications for such Licensee’s Products were created by or on behalf of such Licensee (either solely or jointly with one or more third parties), (ii) extend only to Licensor’s rights the infringement of which occurs by compliance with such specifications, and (iii) does not apply to any methods or products of said other manufacturer in any context other than for the benefit of Licensee.

(b) The licenses granted herein include the right to grant sublicenses. No sublicense shall be broader in any respect at any time during the life of this Cross License than the license held at that time by the party that granted the sublicense.

(c) The licenses do not cover and there is no obligation by a Party (whether it is the Licensor or the Licensee) to license or otherwise disclose to the other Party any improvements or derivative works made after the date of this Cross License, even if such are based in whole or in part on intellectual property licensed herein and all such improvements and derivative works shall be owned by the Party making the improvement or creating the derivative work.

(d) To the extent Ashcroft, its Affiliates, the Joint Ventures and/or the Licensed Joint Ventures wish to use unregistered Trademarks which are not used exclusively or primarily in the Business and which are not Excluded Intellectual Property, the Parties agree to negotiate in good faith a license from Dresser to Ashcroft, its Affiliates and/or the Joint Ventures on such Trademarks.

(e) To the extent Dresser, its Licensed Joint Ventures or its Affiliates wish to use unregistered Trademarks included in the Business Intellectual Property, the Parties agree to negotiate in good faith a license from Ashcroft to Dresser on such Trademarks, such license to include the right to sublicense to Dresser’s Affiliates.

ARTICLE 3

ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1 ENFORCEMENT ACTIONS BY LICENSOR.

(a) A Licensor hereunder, Dresser or Ashcroft as the case may be, shall have the right to bring any action on account of any infringements of any intellectual property rights licensed by such Licensor, and Licensee shall cooperate reasonably with Licensor, as Licensor may reasonably request, in connection with any such action brought by Licensor. All such actions shall be at the expense of Licensor. Nothing herein, however, shall be deemed to require any Licensor to enforce the intellectual property rights licensed hereunder by such Licensor. Any recoveries obtained by Licensor in or as result of such action, including through any settlement, shall be applied, first, in payment of the costs and expenses reasonably incurred by Licensor in connection with such action, and, second, shall be shared between Licensor and Licensee based on the amount of actual damages attributable to such infringement. In the event that the parties are unable to mutually agree upon an apportionment of the damages and such apportionment is not otherwise determined pursuant to any adjudication or settlement in connection with any recovery under this Section, then Licensor and Licensee agree that they shall submit to binding arbitration to resolve the issues pursuant to the provisions of Section 5.8 below.

(b) If any Licensee hereunder, Dresser or Ashcroft as the case may be, learns of any infringement of any of any intellectual property rights licensed hereunder as to which such Licensee desires to take further action, it may notify the Licensor of such infringement. Within a reasonable time thereafter, Licensor, at Licensor’s expense, shall take such action as it in its reasonable discretion deems advisable for the protection of the licensed rights or shall advise Licensee that Licensor shall not take such action. If Licensor elects to take action, it shall control such action in all respects. Any recoveries obtained by Licensor in or as result of such action, including through any settlement, shall be solely for the benefit of Licensor. To the extent any such infringement arises from a non-patent intellectual property right, the following subparagraph (c) shall apply.

(c) If Licensor elects to take no action and notifies Licensee of such intent or if Licensor (i) has not demanded, within thirty (30) days after the receipt of notice of the infringement from Licensee that the accused infringer cease infringement and (ii) has not filed an action with respect to such infringement within sixty (60) days after the receipt of such notice or otherwise is not actively seeking to resolve the situation at that time or thereafter, Licensee (upon the expiration of fifteen (15) business days following notice to Licensor) may take any action with respect to such infringement at its own discretion, provided that Licensee has not been provided with notice from Licensor that, in Licensor’s judgment, such action may have an adverse effect on Licensor, and Licensor does not wish any action to be pursued. The costs of such action brought by Licensee shall be borne by Licensee. Any recoveries obtained by Licensee in or as result of such action, including through any settlement, shall be applied, first, in payment of the costs and expenses reasonably incurred by Licensee in connection with such action, and, second, shall be shared between Licensor and Licensee based on the amount of actual damages attributable to such infringement. In the event that the parties are unable to mutually agree upon an apportionment of the damages and such apportionment is not otherwise determined pursuant to any adjudication or settlement in connection with any recovery under this Section, then Licensor and Licensee agree that they shall submit to binding arbitration to resolve the issues. Licensor shall cooperate reasonably with Licensee, as Licensee may reasonably request, in connection with any such action brought by Licensee, including without limitation, by joining as plaintiff or co-plaintiff in such action brought by Licensee, all at Licensee’s expense. This subparagraph (c) applies only to infringement arising from non-patent intellectual property rights.

ARTICLE 4

INDEMNITIES AND LIMITATION OF LIABILITIES

4.1 INDEMNITY BY DRESSER. Upon request by Ashcroft, Dresser shall defend, indemnify, and hold Ashcroft harmless from and against any liabilities, losses, claims, damages, costs, expenses, and settlement amounts (including reasonable attorneys’ fees and expenses and including any costs and expenses incurred in enforcement of this indemnity) arising out of or in connection with any claim arising out of or related to Dresser’s or its Affiliates’ use of the Non-Trademark Business Intellectual Property. Ashcroft agrees to give Dresser timely written notice of any such claim so as not to prejudice Dresser’s settlement or defense, and control over such claim. Ashcroft shall provide all reasonable assistance with Dresser’s defense or settlement of any such claim, upon Dresser’s request and at Dresser’s expense. Ashcroft may participate in any such defense with counsel of its choice, at its expense. In no event shall Dresser settle any such claim in a manner that prejudices Ashcroft in any manner, other than for such monetary amounts as Dresser fully compensates Ashcroft.

4.2 INDEMNITY BY ASHCROFT. Upon request by Dresser, Ashcroft shall defend, indemnify, and hold Dresser and/or its Affiliates harmless from and against any liabilities, losses, claims, damages, costs, expenses, and settlement amounts (including reasonable attorneys’ fees and expenses and including any costs and expenses incurred in enforcement of this indemnity) arising out of or in connection with any claim arising out of or related to Ashcroft’s use of the Non-Trademark Licensed Intellectual Property other than IP Claims (“IP Claims” means Intellectual Property claims arising from or related to the Use of the Non-Trademark Licensed Intellectual Property as it exists on the Closing Date). Dresser agrees to give Ashcroft timely written notice of any such claim so as not to prejudice Ashcroft’s settlement or defense, and sole control over such claim. Dresser shall provide all reasonable assistance with Ashcroft’s defense or settlement of any such claim, upon Ashcroft’s request and at Ashcroft’s expense. Dresser may participate in any such defense with counsel of its choice, at its expense. In no event shall Ashcroft settle any such claim in a manner that prejudices Dresser in any manner, other than for such monetary amounts as Ashcroft fully compensates Dresser.

4.3 LIMITATION OF LIABILITIES. SUBJECT TO APPLICABLE LAW, EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 4.1 AND 4.2 AND BREACH OF SECTIONS 5.5 AND 5.6, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL, ARISING IN CONNECTION WITH THIS CROSS

LICENSE, UNDER ANY LEGAL THEORY OR CAUSE OF ACTION, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS APPLY TO ALL CAUSES OF ACTIONS AND CLAIMS.

ARTICLE 5

ADDITIONAL PROVISIONS

5.1 No breach of this Cross License will entitle a Licensor to terminate or rescind the licenses granted in Section 2.1 or 2.2 or entitle a Licensor to injunctive or other equitable relief to terminate such licenses, it being agreed that Licensor’s sole remedy, if any, in the event of such a breach will be an action for damages and to enjoin any use in breach of this Cross License.

5.2 Neither this Cross License nor any rights under this Cross License may be assigned or otherwise transferred without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld. However, either party may assign this Cross License in connection with its merger, reorganization, or sale of all or substantially all of its assets (or equity) connected with such Cross License. Subject to the foregoing, this Cross License will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

5.3 All notices, consents, waivers and other communications (including any designations) under this Cross License must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

If to Seller:

Dresser, Inc.

Attention: General Counsel

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

Facsimile No.: 972-361-9966

If to Buyer:

Ashcroft Holdings, Inc.

c/o KPS Special Situations Fund II, L.P.

Attention: Jay Bernstein

200 Park Avenue

58th Floor

New York, New York 10166

Facsimile No.: 212-867-7980

With a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Attention: James H. Schwab

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile No.: 212-757-3990

5.4 Neither party will be liable to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Cross License if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, acts of terrorism, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

5.5 Dresser acknowledges that the items retained pursuant to Section 2.1 are confidential and proprietary information of Ashcroft (the “Confidential Information”). Dresser agrees to maintain the Confidential Information in the strictest of confidence and will not use, disseminate or disclose any Confidential Information to any person or entity other than those of its employees who have a “need to know”, who have been apprised of this restriction and who are themselves bound by similar nondisclosure restrictions. In the event of any loss or disclosure of the Confidential Information, Dresser shall notify Ashcroft immediately. Notwithstanding anything to the contrary contained herein, the confidentiality obligations set forth above shall not apply to information that (i) is or becomes generally available to the public other than through breach hereof by Dresser; (ii) is communicated to Dresser by a third party that had no confidentiality obligations with respect thereto; or (iii) is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that Dresser has given Ashcroft prior notice of such disclosure and an opportunity to contest such disclosure. It shall be the obligation of Dresser to prove that such an exception exists through written documentary evidence. Dresser expressly acknowledges and agrees that in the event of any breach or threatened breach by it of its obligations under this Section, Ashcroft will suffer irreparable harm or injury and the remedies available at law will be inadequate to redress such harm or injury. Accordingly, Ashcroft will, in addition to any and all other remedies available to it, be entitled to temporary or permanent injunctive relief to prevent or discontinue such breach or threatened breach without the necessity of proving damages.

5.6 Ashcroft acknowledges that the items provided by Dresser pursuant to Section 2.2 are confidential and proprietary information of Dresser (the “Dresser Confidential Information”). Ashcroft agrees to maintain the Dresser Confidential Information in the strictest of confidence and will not use, disseminate or disclose any Dresser Confidential Information to any person or entity other than those of its employees or consultants who have a “need to know”, who have been apprised of this restriction and who are themselves bound by similar nondisclosure restrictions. In the event of any loss or disclosure of the Dresser Confidential Information, Ashcroft shall notify Dresser immediately. Notwithstanding anything to the contrary contained herein, the confidentiality obligations set forth above shall not apply to information that (i) is or becomes generally available to the public other than through breach hereof by Ashcroft; (ii) is communicated to Ashcroft by a third party that had no confidentiality obligations with respect thereto; or (iii) is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that Ashcroft has given Dresser prior notice of such disclosure and an opportunity to contest such disclosure. It shall be the obligation of Ashcroft to prove that such an exception exists through written documentary evidence. Ashcroft expressly acknowledges and agrees that in the event of any breach or threatened breach by it of its obligations under this Section, Dresser will suffer irreparable harm or injury and the remedies available at law will be inadequate to redress such harm or injury. Accordingly, Dresser will, in addition to any and all other remedies available to it, be entitled to temporary or permanent injunctive relief to prevent or discontinue such breach or threatened breach without the necessity of proving damages.

5.7 Any waiver of the provisions of this Cross License or of a party’s rights or remedies under this Cross License must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Cross License or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Cross License and will not in any way affect the validity of the whole or any part of this Cross License or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Cross License will preclude the enforcement by such party of any other right or remedy under this Cross License or that such party is entitled by law to enforce.

5.8 If any term, condition, or provision in this Cross License is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Cross License. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

5.9 This Agreement will be governed by and construed under the Laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other Law.

5.10 (a) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CROSS LICENSE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY

JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS CROSS LICENSE SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(b) Any Proceeding arising out of or relating to this Cross License or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of Newcastle, or, if it has or can acquire jurisdiction, in the United States District Courts in the State of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The Parties agree that any or all of them may file a copy of this Section 5.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section 5.10 may be served on any Party anywhere in the world.

(c) Any issue, dispute, claim or controversy arising out of or relating to this Cross License, its alleged breach or its subject matter (a “Dispute”), shall first be referred to and discussed between the respective chief executive officers (or executive officers holding the equivalent position) of Seller and Buyer for resolution between them, if possible. Those executives may, if they desire and agree, consult outside experts or a mutually respected disinterested person for assistance in arriving at a resolution.

(d) Notwithstanding anything to the contrary provided in this Section 5.10 and without prejudice to the above procedures, nothing in this Cross License shall prevent either Party from applying to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief with respect to confidential information or protection of its material intellectual property, and each Party agrees that any violation of the other Party’s rights with respect to a violation of obligations concerning confidential information or protection of its material intellectual property would result in irreparable harm to the other Party for which money damages would be insufficient.

5.11 This Cross License may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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The Parties have executed and delivered this Cross License as of the date indicated in the first sentence of this Cross License.

ASHCROFT HOLDINGS, INC.

By:

Name:

Title:

DRESSER, INC.

By:

Name:

Title: